UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

SELECTIVE INSURANCE GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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40 Wantage Avenue

Branchville, New Jersey 07890

March 26, 2025

NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS
AND PROXY STATEMENT

Wednesday, April 30, 2025

8:30 AM Eastern Time

Attending the Annual Meeting

The 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Selective Insurance Group, Inc. (“Selective” and “we”) will be held on Wednesday, April 30, 2025, at 8:30 AM Eastern Time. The Annual Meeting will be a virtual meeting held exclusively via live audiocast.

To attend, vote, and submit questions during the Annual Meeting, please visit http://www.virtualshareholdermeeting.com/SIGI2025 and enter the 16-digit control number on your Notice of Internet Availability or proxy card.

If you requested printed copies of the proxy materials, we encourage you to vote your shares by phone, by mail, or online in advance to ensure your vote will be represented at the Annual Meeting. Even if you plan to attend the Annual Meeting virtually, we encourage you to vote your shares in advance.

At the Annual Meeting, we will ask stockholders to:

1.	Elect 12 directors named in the accompanying Proxy Statement for a one-year term expiring in 2026;

2.	Approve, on an advisory basis, the 2024 compensation of Selective’s named executive officers; and

3.	Ratify the appointment of KPMG LLP as Selective’s independent registered public accounting firm for the fiscal year ending December 31, 2025.

In addition, we will attend to any other business properly brought before the Annual Meeting and its adjournments, postponements, or continuations, if any. After the Annual Meeting, we will offer time for your questions. In connection with the Annual Meeting, we are also making available Selective’s 2024 Annual Report to Stockholders (“2024 Annual Report”).

The Board of Directors recommends that you vote “FOR” each of the director nominees in Proposal 1 and “FOR” each of Proposals 2 and 3. These proposals are further described in the Proxy Statement.

Selective stockholders of record as of the close of business on March 6, 2025 are entitled to notice of, and the right to vote at, the Annual Meeting and any adjournment, postponement, or continuation thereof.

YOUR VOTE IS IMPORTANT. VOTE YOUR SHARES BY (I) CALLING THE TOLL-FREE TELEPHONE NUMBER LISTED ON THE PROXY CARD, (II) ACCESSING THE INTERNET WEBSITE LISTED ON THE PROXY CARD, OR (III) COMPLETING, DATING, AND SIGNING THE PROXY CARD AND RETURNING IT IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING THROUGH THE PROCESSES DESCRIBED IN THE PROXY STATEMENT. IF YOU HOLD SHARES THROUGH A BROKER OR OTHER CUSTODIAN, PLEASE SEE THE VOTING INSTRUCTIONS PROVIDED TO YOU BY THAT BROKER OR CUSTODIAN.

Very truly yours,

John J. Marchioni

Chairman of the Board, President and Chief Executive Officer

TABLE OF CONTENTS

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CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). Forward-looking statements may be identified by words like “anticipate,” “expect,” “project,” “believe,” “plan,” “may,” “estimate,” “intend,” and other similar words. We base these forward-looking statements on our beliefs, assumptions, and estimates using information available to us at the time. They are not intended to be guarantees of future events or performance. Factors that may cause actual results to differ materially from forward-looking statements in this Proxy Statement can be found in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) and in our subsequent filings with the SEC, including under the headings “Risk Factors” and “Forward-Looking Statements.”

We caution you not to unduly rely on any of our forward-looking statements. We disclaim any intention or obligation to publicly update or revise any forward-looking statements, except as required by law. This cautionary statement applies to all forward-looking statements in this document.

WEBSITES

Website addresses referenced in this Proxy Statement are provided for convenience only, and the content on the referenced websites does not constitute a part of, and is specifically not incorporated by reference into, this Proxy Statement.

PROXY STATEMENT

FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD WEDNESDAY, APRIL 30, 2025

GENERAL INFORMATION ABOUT SELECTIVE’S ANNUAL MEETING

WHEN AND WHERE IS THE ANNUAL MEETING?

The 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Selective Insurance Group, Inc. (“Selective,” “Company,” “we,” “us,” and “our”) will be held virtually on Wednesday, April 30, 2025, at 8:30 AM Eastern Time exclusively via live audiocast. The Annual Meeting will not have a physical location, and you will not be able to attend the meeting in person. You can participate, vote, and submit questions online during the Annual Meeting by visiting http://www.virtualshareholdermeeting.com/SIGI2025 and entering the 16-digit control number on your proxy card. See below for additional information regarding the virtual meeting format.

WHEN IS THIS PROXY STATEMENT BEING MAILED OR RELEASED TO STOCKHOLDERS?

This Proxy Statement and proxy card are first being mailed or given to Selective stockholders on or about March 26, 2025.

WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

Anyone who owned Selective common stock as of the close of business on March 6, 2025 (the “Record Date”) is entitled to one vote per share owned. There were 60,768,316 shares of Selective common stock outstanding at the close of business on the Record Date.

WHO IS SOLICITING MY PROXY TO VOTE MY SHARES AND WHEN?

Selective’s Board of Directors (the “Board”) is soliciting your proxy, meaning your authorization for our named proxies, Kate E. R. Sampson and John S. Scheid, to vote your shares. Unless you revoke your proxy, it will be effective for the Annual Meeting and its adjournments, postponements, or continuations, if any.

WHAT IS THE COST OF SOLICITING PROXIES AND WHO IS PAYING FOR THE COST?

Selective is bearing the entire cost of soliciting proxies. Proxies will be solicited principally by mail and email. They also may be solicited in person, in writing, by telephone, text message, email, or otherwise by directors or employees, including officers of Selective or a Selective subsidiary, who will receive no additional compensation for these efforts. Selective has engaged Innisfree M&A Incorporated, a proxy solicitation firm (“Innisfree”), to assist in soliciting proxies and distributing proxy materials. Innisfree will provide such services for an estimated fee of approximately $17,500, plus expenses. Selective will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for reasonable expenses they incur in sending proxy materials to their customers or principals who are the beneficial owners of shares of Selective common stock.

WHAT ARE THE REQUIREMENTS FOR BUSINESS TO BE CONDUCTED AT THE ANNUAL MEETING?

For business to be conducted at the Annual Meeting, owners of 30,384,159 shares of Selective common stock (a majority of the issued and outstanding shares entitled to vote), constituting a quorum, must be in attendance by virtual participation or represented by proxy. Our common stock is our only class of voting securities.

HOW DO STOCKHOLDERS ATTEND THE VIRTUAL ANNUAL MEETING?

The Annual Meeting will be held exclusively via live audiocast, allowing meeting attendance from anywhere in the world. We are pleased to use virtual stockholder meeting technology to provide ready access and cost savings for Selective and its stockholders.

To be admitted to the Annual Meeting at http://www.virtualshareholdermeeting.com/SIGI2025, you must enter the 16-digit control number on the proxy card you received. You can vote online, submit your questions, and examine Selective’s stockholder list by following the instructions provided on the meeting website during the Annual Meeting.

The meeting will begin promptly at 8:30 AM Eastern Time on April 30, 2025. Online access will start at 8:15 AM Eastern Time. We encourage you to access the meeting website before the start time to ensure sufficient time to complete the check-in procedures. If you are not a stockholder, you may still access the meeting website as a guest, but you will not be able to vote, ask questions, or view the stockholder list.

The virtual meeting platform is fully supported across internet browsers (Microsoft Edge, Mozilla Firefox, Google Chrome, and Safari) and devices (desktops, laptops, tablets, and mobile phones) running the most updated version of applicable software and plugins. You will be able to test the system before the Annual Meeting starts. If you encounter any technical difficulties logging onto http://www.virtualshareholdermeeting.com/SIGI2025 or during the Annual Meeting, a toll-free number and international number will be available on the meeting website to help you. Technicians will be ready to assist you with any technical difficulties from 8:15 AM Eastern Time through the Annual Meeting’s conclusion.

HOW DO STOCKHOLDERS ASK QUESTIONS AT THE ANNUAL MEETING?

The Annual Meeting will include a question-and-answer session. We will answer questions relevant to Selective and meeting matters submitted following the meeting rules posted on the meeting website (http://www.virtualshareholdermeeting.com/SIGI2025). Stockholders can submit written questions via the Internet at any time during the Annual Meeting by following the instructions that will be available on the meeting website. Stockholders must have their control number to ask a question. To answer questions from as many stockholders as possible, each stockholder is limited to two questions. Substantially similar questions will be grouped and answered once to avoid repetition and allow more time for other questions. To ensure the meeting is conducted fairly for all stockholders, the Chairperson of the Annual Meeting may exercise discretion in recognizing stockholders wishing to participate, the order questions are addressed, and the amount of time devoted to any one question. By attending the Annual Meeting virtually, stockholders agree to abide by the agenda and procedures for the Annual Meeting.

PROPOSALS FOR STOCKHOLDER VOTE AND APPROVAL REQUIREMENTS

Management is presenting three proposals for a stockholder vote.

PROPOSAL 1.	ELECTION OF DIRECTORS

DIRECTORS ARE SUBJECT TO ANNUAL ELECTION BY THE STOCKHOLDERS. THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE FOLLOWING 12 DIRECTOR NOMINEES FOR A TERM OF ONE YEAR:

AINAR D. AIJALA, JR.	THOMAS A. MCCARTHY
LISA ROJAS BACUS	STEPHEN C. MILLS
TERRENCE W. CAVANAUGH	H. ELIZABETH MITCHELL
WOLE C. COAXUM	CYNTHIA S. NICHOLSON
ROBERT KELLY DOHERTY	KATE E. R. SAMPSON
JOHN J. MARCHIONI	JOHN S. SCHEID

You can find information about the director nominees, the Board, its committees, and other related matters in the section entitled, “Information about Proposal 1” of this Proxy Statement.

New Jersey law and Selective’s By-Laws govern the vote on Proposal 1, on which you may:

▪	Vote “FOR” all of the director nominees;
▪	Vote “AGAINST” all of the director nominees;
▪	Vote “FOR” or “AGAINST” specific director nominees; or
▪	Abstain from voting for all or specific director nominees.

Under our By-Laws and assuming a quorum is present, a director nominee in an uncontested election must be elected by a majority of votes cast at the Annual Meeting. A majority exists when the number of votes cast “For” a director nominee exceeds the number of votes cast “Against” the director nominee. A director nominee who fails to receive a majority of votes cast in an uncontested election is required to tender their resignation from the Board within five days following the certification of the election results. In that event, (i) the Corporate Governance and Nominating Committee must recommend to the Board whether it should accept the resignation, and (ii) the Board must decide whether to accept the resignation and disclose its decision-making process.

Stockholders may not cumulate their votes. Abstentions and broker non-votes will not be taken into account in determining the outcome of the vote.

PROPOSAL 2.	APPROVAL, ON AN ADVISORY BASIS, OF THE 2024 COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE 2024 COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS DISCLOSED IN THIS PROXY STATEMENT.

You can find information about the compensation of our named executive officers in the section entitled, “Executive Compensation” and about Proposal 2 in the section entitled, “Information about Proposal 2” of this Proxy Statement.

New Jersey law and Selective’s By-Laws govern the vote on Proposal 2, on which you may:

▪	Vote “FOR” Proposal 2;
▪	Vote “AGAINST” Proposal 2; or
▪	Abstain from voting on Proposal 2.

Assuming a quorum is present, Proposal 2 will pass if approved by an affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes will not be taken into account in determining the outcome of the vote.

PROPOSAL 3.	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2025.

You can find information about Selective’s relationship with KPMG LLP in the section entitled, “Information about Proposal 3” of this Proxy Statement. New Jersey law and Selective’s By-Laws govern the vote on Proposal 3, on which you may:

▪	Vote “FOR” Proposal 3;
▪	Vote “AGAINST” Proposal 3; or
▪	Abstain from voting on Proposal 3.

Assuming a quorum is present, Proposal 3 will pass if it receives an affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions will not be taken into account in determining the outcome of the vote. Proposal 3 is considered a “routine” matter on which brokers may cast a vote.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

The Board is unaware of any other business to be presented for a vote at the Annual Meeting. If any other matters are properly presented for a vote, the individuals named as proxies will have discretionary authority to vote on such matters using their best judgment to the extent permitted by applicable laws, rules, and regulations.

The Chairperson of the Annual Meeting may refuse to allow the presentation of a proposal or nominee for the Board if the proposal or nominee is not properly submitted. The requirements for submitting proposals and director nominations for the Annual Meeting are detailed in Selective’s By-Laws.

VOTING AND PROXY PROCEDURE

HOW DO I VOTE?

If you are the record holder of your shares, you can vote in four ways:

1.	BY MAIL (PROXY CARD MUST BE RECEIVED BEFORE THE ANNUAL MEETING):

▪	Mark your voting instructions on your proxy card;
▪	Sign your name exactly as it appears on your proxy card;
▪	Date your proxy card; and
▪	Mail your proxy card to us in the provided postage-paid envelope.

Timing is important, so please mail your proxy card promptly. We must receive it before the commencement of the Annual Meeting. If you do not give voting instructions on your signed and mailed proxy card, the named proxies will vote your shares “FOR” each of the director nominees in Proposal 1 and “FOR” each of Proposals 2 and 3.

2.	BY TELEPHONE (MAY BE DONE AT ANY TIME UNTIL TUESDAY, APRIL 29, 2025 AT 11:59 PM EASTERN TIME):

▪	Call the toll-free number on your proxy card; and
▪	Follow the instructions on your proxy card and the voice prompts.

IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

3.	BY INTERNET (MAY BE DONE AT ANY TIME UNTIL TUESDAY, APRIL 29, 2025 AT 11:59 PM EASTERN TIME):

▪	Go to the website listed on your proxy card; and
▪	Follow the instructions on your proxy card and the website.

IF YOU VOTE BY INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

4.	BY VIRTUAL PARTICIPATION (MAY ONLY BE DONE ON WEDNESDAY, APRIL 30, 2025 DURING THE ANNUAL MEETING):

▪	Virtually attend the Annual Meeting and vote online during the audiocast.

If your shares are held in our 401(k) plan or employee stock purchase plan, you can vote in any of the above four ways; provided, however, if you choose to vote by telephone (option 2) or by internet (option 3), you must do so before 11:59 PM Eastern Time on Monday, April 28, 2025.

HOW DO I REVOKE MY PROXY OR CHANGE MY VOTING INSTRUCTIONS?

You may revoke your proxy at any time before the proxy is exercised at the Annual Meeting by:

▪	Submitting a new vote by telephone, via the Internet, or by returning a properly executed new proxy card bearing a later date. Any subsequent timely and valid vote by any method will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. The vote counted will be the last vote received before 11:59 PM Eastern Time on Tuesday, April 29, 2025 (if you are the record holder of your shares) or 11:59 PM Eastern Time on Monday, April 28, 2025 (if your shares are held in our 401(k) plan or employee stock purchase plan) – unless you change your vote by virtually attending the Annual Meeting and voting online during the Annual Meeting;

▪	Writing to Selective’s Corporate Secretary, Robyn P. Turner, at 40 Wantage Avenue, Branchville, New Jersey 07890 (such revocation must be received before commencement of the Annual Meeting); and

▪	Virtually attending the Annual Meeting and voting online during the audiocast.

HOW WILL PROXIES BE VOTED IF I GIVE MY AUTHORIZATION?

If you (i) properly execute your proxy card and return it to Selective, or (ii) submit your proxy by telephone or via the Internet and do not subsequently revoke your proxy, your shares of common stock will be voted at the Annual Meeting according to your instructions. In the absence of voting instructions, the named proxies will vote your shares “FOR” each of the director nominees in Proposal 1 and “FOR” each of Proposals 2 and 3. If other matters properly come before the Annual Meeting, the named proxies will vote on such matters using their best judgment to the extent permitted by applicable laws, rules, and regulations.

WHAT IF MY SHARES ARE NOT REGISTERED IN MY NAME?

If the Selective stock you own is held in the name of a bank, broker, or other nominee (commonly referred to as holding shares in “street name”), your bank, broker, or other nominee should have provided you access to these proxy materials by mail or e-mail with information on how to submit your voting instructions. If you do not provide voting instructions, the broker, bank, or other holder of record cannot vote your shares on “non-routine” matters but can vote your shares on “routine” matters. “Broker non-votes” occur when a beneficial owner of shares held in street name fails to provide instructions to the broker, bank, or other nominee as to how to vote on matters deemed “non-routine.” We believe the election of directors (Proposal 1) and the advisory (non-binding) vote on the 2024 compensation of Selective’s named executive officers (Proposal 2) are “non-routine” matters, and brokers, banks, or other nominees cannot vote your shares on such proposals if you have not given voting instructions. In these cases, the broker, bank, or other nominee can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the New York Stock Exchange (“NYSE”) rules that apply to brokers.

HOW WILL VOTES, ABSTENTIONS, AND BROKER NON-VOTES BE COUNTED?

The inspectors of election appointed for the Annual Meeting by the Board will separately tabulate affirmative and negative votes, abstentions, and broker non-votes. Shares represented by proxies that reflect abstentions and broker non-votes are counted to determine whether there is a quorum.

The below chart summarizes the required voting standard for each proposal and the impacts of abstentions and broker non-votes.

	Proposal	Voting Approval Standard	Effect of Abstention(1)	Effect of Broker Non-Vote(2)
1.	Election of Directors	A nominee for director shall be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election(3)	No effect	No effect
2.	Approval, on an Advisory Basis, of the 2024 Compensation of our Named Executive Officers	Affirmative vote of a majority of votes cast	No effect	No effect
3.	Ratification of the Appointment of Independent Registered Public Accounting Firm	Affirmative vote of a majority of votes cast	No effect	Not applicable

(1) For purposes of determining the number of votes cast concerning a particular matter, only those cast “For” or “Against” are included.

(2) Under NYSE rules that apply to brokers, Proposal 3 is considered a “routine” proposal on which brokers are permitted to vote in their discretion even if the beneficial owners do not provide voting instructions. However, Proposals 1 and 2 are not considered to be routine matters and brokers will not be entitled to vote thereon unless beneficial owners provide voting instructions. Accordingly, broker non-votes will not be counted toward the tabulation of votes on Proposals 1 and 2.

(3) Directors shall be elected by a plurality of the votes cast at any meeting of stockholders for which the Secretary of the Company determines that the number of nominees exceeds the number of directors to be elected as of the date seven days prior to the scheduled mailing date of the proxy statement for such meeting.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON WEDNESDAY, APRIL 30, 2025

This Proxy Statement and our 2024 Annual Report are available on Selective’s Internet website at www.Selective.com.

INFORMATION ABOUT PROPOSAL 1

Election of Directors

Under our By-Laws, directors in uncontested elections must be elected by a majority of votes cast. A majority exists when the number of votes cast “for” a director nominee exceeds the number of votes cast “against” that director nominee. For more information on our majority voting policy, please see the section entitled, “Corporate Governance – Majority Voting for Directors in Uncontested Elections” of this Proxy Statement.

All directors stand for election for a one-year term. In all cases, each director will hold office until a successor has been elected and qualified, or until the director’s earlier resignation or removal.

The Board currently has 13 members, 12 of whom are standing for reelection at the Annual Meeting. Mr. Urban is not standing for reelection at the Annual Meeting because he has reached the mandatory director retirement age specified in our By-Laws. We acknowledge and thank Mr. Urban for his service on the Board. Following the Annual Meeting, the Board will reduce its size from 13 members to 12 members. Under Selective’s Amended and Restated Certificate of Incorporation and By-Laws, Selective may have a minimum of seven and a maximum of 20 directors. By majority vote, the Board may set the number of directors within this range at any time.

Process for Review and Nomination of Director Candidates

We believe that the Board’s membership should encompass a broad range of skills, expertise, industry knowledge, and opinions. Directors should possess the highest personal and professional ethics, integrity, and values, and must be committed to representing the long-term interests of Selective and its stockholders.

The Corporate Governance and Nominating Committee is responsible for reviewing and nominating candidates to the Board. The Corporate Governance and Nominating Committee reviews all director candidates for possible nomination and election to the Board and seeks such candidates from any source, including:

▪	Directors and management;

▪	Third-party search firms that the Corporate Governance and Nominating Committee may engage from time to time for a fee to identify and assess candidates; and

▪	Stockholders.

Any stockholder proposing one or more director candidates must submit in writing all applicable information required under the Exchange Act and Selective’s By-Laws to the Chairperson of the Corporate Governance and Nominating Committee, c/o Corporate Secretary, Selective Insurance Group, Inc., 40 Wantage Avenue, Branchville, New Jersey 07890.

The Corporate Governance and Nominating Committee evaluates all candidates, including any recommended by stockholders, using the same criteria, which includes, among other things:

▪	Personal and professional ethics, integrity, character, and values;

▪	Professional and personal experience;

▪	Business judgment;

▪	Skills and expertise;

▪	Industry knowledge;

▪	Independence and avoidance or limitation of potential or actual conflicts of interest;

▪	Dedication and commitment to representing the long-term interests of Selective and its stockholders;

▪	Willingness to dedicate and devote sufficient time to Board duties and activities;

▪	Expertise in areas expected to contribute to the Board’s effectiveness, such as general operations, technology, finance, investment, marketing, financial reporting, legal and regulatory, risk management, cybersecurity, and human capital management, among others; and

▪	Other appropriate and relevant factors, including the qualifications and skills of the current members of the Board.

The table below summarizes some of the attributes, expertise, and skills we find relevant to our business that our director nominees bring to the Board. The table does not include every attribute, expertise, or skill that each director nominee offers. The fact that a particular attribute, expertise, or skill is not listed does not mean that a director nominee does not possess it. All our director nominees exhibit high integrity, an appreciation for the benefits of varying backgrounds, experiences, and thought, innovating thinking, proven records of success, and knowledge of corporate governance requirements and best practices.

ATTRIBUTES, EXPERTISE, and SKILLS	AINAR D. AIJALA, JR.	LISA ROJAS BACUS	TERRENCE W. CAVANAUGH	WOLE C. COAXUM	ROBERT KELLY DOHERTY	JOHN J. MARCHIONI	THOMAS A. MCCARTHY	STEPHEN C. MILLS	H. ELIZABETH MITCHELL	CYNTHIA S. NICHOLSON	KATE E. R. SAMPSON	JOHN S. SCHEID
INSURANCE INDUSTRY		☒	☒	☒		☒	☒		☒		☒	☒
FINANCIAL STATEMENT/ AUDIT/PUBLIC DISCLOSURE	☒		☒	☒	☒	☒	☒	☒	☒			☒
FINANCE/CAPITAL MANAGEMENT EXPERTISE/ M&A			☒	☒	☒	☒	☒		☒		☒	☒
INVESTMENT			☒	☒	☒	☒	☒	☒			☒	☒
PUBLIC COMPANY EXECUTIVE EXPERIENCE		☒	☒	☒	☒	☒	☒	☒	☒		☒
ACTUARIAL	☒					☒	☒		☒			☒
HUMAN CAPITAL MANAGEMENT	☒	☒	☒	☒	☒	☒	☒	☒	☒	☒		☒
RISK MANAGEMENT, INCLUDING SUSTAINABILITY	☒	☒	☒	☒	☒	☒	☒	☒	☒	☒	☒	☒
TECHNOLOGY/ CYBERSECURITY	☒		☒	☒	☒	☒			☒		☒	☒
LEGAL OR REGULATORY	☒	☒	☒	☒	☒	☒	☒		☒		☒	☒
MARKETING/BRANDING		☒	☒	☒		☒		☒		☒
AGENCY DISTRIBUTION		☒	☒	☒		☒	☒				☒

Demographics

Under our Corporate Governance Guidelines, interviewee pools for director candidates include individuals of diverse gender, race, and culture. 50% of our director nominees self-identify as diverse. Four director nominees self-identify as female; three director nominees self-identify as racially or ethnically diverse; and one director nominee self-identifies as LGBTQ+.

The tenure of our director nominees is as follows: 50% have served five years or less; 42% have served six through ten years; and 8% have served eleven through fifteen years. The ages of our director nominees are as follows: 25% are age 50 through 59; 67% are age 60 through 69; and 8% are age 71 as of the date of this Proxy Statement.

Director Nominees

No family relationships exist among Selective’s current directors, director nominees, and executive officers.

The Board ratified the Corporate Governance and Nominating Committee’s nomination of the 12 director nominees listed below to stand for election at the Annual Meeting for terms expiring at the 2026 Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified.

All 12 director nominees have consented to be named in this Proxy Statement and to serve if elected. The Board does not know of any reason a director nominee would decline or be unable to serve if elected. If a director nominee becomes unavailable or unable to serve before the Annual Meeting, the Board can reduce its size or designate a substitute director nominee. If the Board designates a substitute director nominee, proxies that would have been cast for the original director nominee will be cast for the substitute director nominee unless contrary instructions are given.

NOMINEES OF THE BOARD OF DIRECTORS
Ainar D. Aijala, Jr.
Age: 68 Director since: 2020 Independent Director Board Committees: Compensation and Human Capital, Corporate Governance and Nominating

Background Information

◾          Senior Advisor to the Global CEO and other senior-level positions, including Chief Global Corporate Development  Officer and Global Managing Partner of Consulting and Human Capital, Deloitte & Touche LLP (“Deloitte”), 1982 to  2020.

◾          Senior Manager, Coopers & Lybrand Consulting, 1977 to 1982.

◾          Board of Managers, DLED, Inc., 2021 to 2023.

◾          Enrolled Actuary pursuant to the Employee Retirement Income Security Act of 1974, since 1982.

◾          Emeritus Governor, Board of Governors, Junior Achievement Worldwide, since 2021; Member, Junior Achievement Worldwide, 2003 to 2021, and Junior Achievement USA, 2015 to 2021; Member of the Executive Compensation  Committee, 2003 to 2021, and past Chairman of Junior Achievement Worldwide, 2006 to 2009.

◾          Ocean Ridge, Florida Town Commissioner, since January 2024.

◾          University of Michigan at Ann Arbor (B.S.).

Discussion of individual experience, qualifications, attributes, and skills.

Mr. Aijala has significant experience as an actuary and as a corporate development and human capital executive. As a senior global advisor and managing partner at Deloitte for 38 years, he advised public companies on various strategic issues relevant to Selective, particularly human capital and benefit plan issues. Deloitte grew rapidly during his tenure as Global Managing Partner, and he was responsible for attracting, developing, and retaining top human capital. Mr. Aijala has also devoted considerable time to educating primary and secondary school students about entrepreneurship, work readiness, and financial literacy through Junior Achievement Worldwide. His broad knowledge of human relations matters, notably recruiting, developing, and retaining human capital, benefits Selective in developing its talent strategies. For these reasons, the Board believes Mr. Aijala is qualified to serve as a director.

Lisa Rojas Bacus
Age: 61 Director since: 2020 Independent Director Board Committees: Compensation and Human Capital, Corporate Governance and Nominating

Background Information

◾       Executive Vice President, Global Chief Marketing Officer, Cigna Corporation (“Cigna”), 2013 to 2019.

◾       Executive Vice President and Chief Marketer, American Family Insurance Group, 2008 to 2013.

◾       Executive Director, Global Marketing Strategy and other senior positions, Ford Motor Company, 1986 to 2008.

◾       Board Member, Culver’s Franchising System, Inc., since 2010.

◾       Board Member, PetSmart Charities Inc., since 2019.

◾       Member, Latino Corporate Directors Association.

◾       Member, Prospanica.

◾       Northern Arizona University (B.S.) and Duke University (M.B.A.).

◾       Diligent Institute ESG Leadership Certification.

Other Public Company Board Service

◾       Board Member, Teradata Corporation (NYSE: TDC), since 2015.

◾       Board Member and Audit Committee Member, Douglas Dynamics, Inc. (NYSE: PLOW), since 2020.

Discussion of individual experience, qualifications, attributes, and skills.

Ms. Bacus has over 30 years of marketing and senior leadership experience in Fortune 100 global companies in the insurance and automotive industries. She has extensive property and casualty marketing experience, including developing relationships with independent agents. She is a strategic thinker and highly regarded customer experience expert. Her marketing, digital, and analytics experience contribute significantly to Selective’s strategies. For these reasons, the Board believes Ms. Bacus is qualified to serve as a director.

Terrence W. Cavanaugh
Age: 71 Director since: 2018 Independent Director Board Committees: Audit, Risk

Background Information

◾       Founding partner, Accretive Consulting LLC, since 2017.

◾       President and Chief Executive Officer, Erie Indemnity Company, 2008 to 2016.

◾       Chief Operating Officer of Chubb Surety & Trade Credit, Chubb Group of Insurance Companies (“Chubb Group”), 2002 to 2007; Chief Marketing Officer, Chubb Group, 1998 to 2001; various underwriting and field management roles, 1975 to 1997.

◾       Director, Highmark Health, since 2013.

◾       Board of Commissioners, Naples Airport Authority, since 2022.

◾       Director, Property Casualty Insurance Association, 2008 to 2017; Chairman, 2014 to 2015.

◾       Trustee, The Institutes, 2010 to 2016.

◾       Director, Insurance Information Institute, 2011 to 2016; Chairman, 2015 to 2016.

◾       University of Notre Dame (B.B.A.).

◾       Harvard Business School (Program for Management Development).

Discussion of individual experience, qualifications, attributes, and skills.

Mr. Cavanaugh has more than 40 years of insurance expertise, including serving for eight years as the chief executive officer of a Fortune 500® insurer. He has extensive experience growing property and casualty direct premiums written and increasing policyholder surplus, delivering profitability, and developing relationships with independent agents. Mr. Cavanaugh has significant customer experience and talent development knowledge and expertise. For these reasons, the Board believes Mr. Cavanaugh is qualified to serve as a director.

Wole C. Coaxum
Age: 54 Director since: 2020 Independent Director Board Committees: Finance and Investments, Risk

Background Information

◾       Founder, Chief Executive Officer, and Director, Mobility Capital Finance, Inc. (MoCaFi), since 2015.

◾       Managing Director and other senior management positions, JPMorgan Chase & Company, 2007 to 2015.

◾       President and Chief Executive Officer, Willis Canada Inc., 2005 to 2007; Chief Operating Officer and Chief Finance Officer, Willis North America, 2002 to 2005.

◾       Vice President, Corporate and Investment Bank, and other various positions, Citigroup Inc., 1992 to 2002.

◾       Director, Tech:NYC, since 2023.

◾       Trustee, Phillips Exeter Academy, 2012 to 2024.

◾       Director, Roosevelt Institute, 2017 to 2021; Board Treasurer, 2020 to 2021.

◾       Williams College (B.A.).

◾       New York University’s Stern School of Business (M.B.A.).

Discussion of individual experience, qualifications, attributes, and skills.

Mr. Coaxum founded and is the president and chief executive officer of a digital banking platform that offers tools to improve the efficiency of governments providing resources to individuals in underserved communities. His FinTech experience helps inform Selective’s InsurTech strategies and his senior management, financial services, and insurance knowledge helps guide our overall strategies. Mr. Coaxum’s extensive experience enables him to provide keen insights into financial services, risk management, insurance, and corporate sustainability and responsibility issues. His experience as a reinsurance broker supports the Risk Committee’s oversight of the organization’s reinsurance program. For these reasons, the Board believes Mr. Coaxum is qualified to serve as a director.

Robert Kelly Doherty
Age: 66 Director since: 2015 Independent Director Lead Independent Director since: 2022 Board Committees: Audit, Finance and Investments, Executive

Background Information

◾         Managing Partner and Founder, Caymen Partners, since 1999, and Caymen Advisors, 1999 to 2020.

◾       Vice Chairman, Bankers Trust Company and Bankers Trust New York Corporation, 1997 to 1998; various positions in global trading and investment operations, 1982 to 1997.

◾       Director, Harding Loevner Funds, Inc., since 2004; Lead Director and Audit Committee Member, since 2014.

◾       Director, Cyota, Inc., 2000 to 2005; Non-Executive Chairman, 2002 to 2005.

◾       Princeton University (B.A.).

Discussion of individual experience, qualifications, attributes, and skills.

Mr. Doherty has significant investment experience in both public and private companies. He plays a key advisory role in contributing to Selective’s investment strategies, particularly in the private equity sector, and has substantial knowledge about investment products. Mr. Doherty also has significant senior management experience with a large financial services company. He is familiar with the issues that Selective’s senior management faces, including business strategy development and execution. For these reasons, the Board believes Mr. Doherty is qualified to serve as a director.

John J. Marchioni
Age: 55 Director since: 2019 Chairman of the Board since: 2022 Board Committees: Executive

Background Information

◾       President and Chief Executive Officer (“CEO”), Selective, since 2020.

◾       President and Chief Operating Officer, Selective, 2013 to 2020.

◾       Executive Vice President, Insurance Operations, Selective, 2010 to 2013.

◾       Executive Vice President, Chief Underwriting and Field Operations Officer, Selective, 2008 to 2010.

◾       Executive Vice President, Chief Field Operations Officer, Selective, 2007 to 2008.

◾       Senior Vice President, Director of Personal Lines, Selective, 2005 to 2007.

◾       Various insurance operations and government affairs positions, Selective, 1998 to 2005.

◾       Board of Trustees, The Institutes, since 2022.

◾       Director, The American Property Casualty Insurance Association, since 2020; Executive Committee Member, since January 2024.

◾       Director, Commerce and Industry Association of New Jersey, since 2015.

◾       Member of the Board of Overseers at St. John’s University School of Risk Management, Insurance and Actuarial Science, since 2021.

◾       Chartered Property Casualty Underwriter (CPCU).

◾       Princeton University (B.A.).

◾       Harvard University (Advanced Management Program).

Discussion of individual experience, qualifications, attributes, and skills.

Mr. Marchioni became Chairman of the Board in 2022 after becoming President and CEO of Selective in 2020 and having served as President and Chief Operating Officer since 2013. As Selective’s President and CEO, he oversees all aspects of the Company. Mr. Marchioni has exhibited strong leadership, guiding Selective’s management team in executing our strategic initiatives. He has extensive knowledge of the property and casualty industry and its regulation, having begun his Selective career over 25 years ago in government affairs. He serves on several significant industry-related boards, including the American Property Casualty Insurance Association, The Institutes, and the St. John’s University School of Risk Management. His demonstrated talents and abilities will continue to help position Selective for its next phase of growth. For these reasons, the Board believes Mr. Marchioni is qualified to serve as a director.

Thomas A. McCarthy
Age: 68 Director since: 2018 Independent Director Board Committees: Finance and Investments, Risk, Executive

Background Information

◾       Executive Vice President and Chief Financial Officer, Cigna, 2013 to 2017; Vice President, Finance, 2011 to 2013; Acting Chief Financial Officer, 2010 to 2011; Vice President and Treasurer, 2008 to 2010; and Vice President, Strategy and Corporate Development, 2003 to 2008.

◾       Director, Avenue of the Arts, since 2022.

◾       Trustee, American University of Rome, since 2018.

◾       Director, Habitat for Humanity of Montgomery & Delaware Counties, 2017 to 2024.

◾       Wharton School of the University of Pennsylvania (B.S.).

◾       Carnegie Mellon University (M.B.A.).

◾       NACD Directorship Certified®.

Other Public Company Board Service

◾         Director and Audit Committee Member, Privia Health Group, Inc. (Nasdaq: PRVA), since 2021.

Discussion of individual experience, qualifications, attributes, and skills.

Mr. McCarthy retired in 2017 after more than 30 years with Cigna, where his responsibilities included strategy and corporate development, including mergers and acquisitions, corporate risk management, corporate finance, capital management, and treasury operations. Mr. McCarthy’s significant operational experience as the chief financial officer of a Fortune 100 company and his knowledge of investments, finance, public company operations, controls, and disclosures are invaluable assets to Selective as it develops and implements its investment and growth strategies. For these reasons, the Board believes Mr. McCarthy is qualified to serve as a director.

Stephen C. Mills
Age: 65 Director since: 2020 Independent Director Board Committees: Compensation and Human Capital, Corporate Governance and Nominating, Finance and Investments

Background Information

◾       President and General Manager, New York Knicks, 2013 to 2020.

◾       Founding Partner and Chief Executive Officer, Athletes & Entertainers Wealth Management, LLC, 2010 to 2013.

◾       President and Chief Operating Officer, MSG Sports, and previously Executive Vice President, Franchise Operations, New York Knicks, Madison Square Garden, 2000 to 2009.

◾       Director, Project Level, since February 2025.

◾       Member, Board of Trustees and Audit Committee, Ariel Investments, 2015 to January 2025.

◾       Director, Madison Square Garden Networks, 2020 to 2021.

◾       Director, Ladies Professional Golf Association, since 2023.

◾       Member, Board of Advisors, Hospital for Special Surgery, since 2011.

◾       Director, Princeton University Varsity Club, since 2010.

◾       Princeton University (B.A.).

Other Public Company Board Service

◾       Director, Madison Square Garden Sports Corp. (NYSE: MSGS), since 2020.

◾       Director, AMC Networks (Nasdaq: AMCX), since 2024.

Discussion of individual experience, qualifications, attributes, and skills.

Mr. Mills has extensive general management, marketing, brand communication, and human capital experience after three decades in senior positions with Madison Square Garden Sports, the New York Knicks, the National Basketball Association, and his own sports agency. Having served as an investment fiduciary on the Mutual Fund Board of Trustees of Ariel Investments, he can contribute insights to our investment strategies. Mr. Mills has been active with several prominent charities, and these experiences and his knowledge of media-intensive public companies advance our marketing strategies. He is knowledgeable on corporate sustainability and social responsibility issues. For these reasons, the Board believes Mr. Mills is qualified to serve as a director.

H. Elizabeth Mitchell
Age: 63 Director since: 2018 Independent Director Board Committees: Audit, Risk, Executive

Background Information

◾       President, CEO and Director, Renaissance Reinsurance U.S. Inc., 2015 to 2016.

◾       President, Platinum Underwriters Reinsurance, Inc., 2005 to 2015; Chief Executive Officer, 2007 to 2015; Chief Operating Officer and Executive Vice President, 2004 to 2005; Executive Vice President, 2002 to 2004; Director, 2002 to 2015.

◾       Executive Vice President, St. Paul Reinsurance, Inc., 1998 to 2002; Senior Vice President, 1998; Vice President, 1993 to 1998.

◾       Advisor, Hudson Structured Capital Management Ltd., 2018 to December 2024.

◾       Director, StanCorp Financial Group, Inc., 2017 to 2022.

◾       Chairperson, Weston Insurance Holdings, 2020 to 2022.

◾       Board of Overseers, St. John’s University School of Risk Management, Insurance and Actuarial Science, 2007 to 2016.

◾       Trustee, The Institutes, 2010 to 2016.

◾       Board Member, Reinsurance Association of America, 2002 to 2007; 2014 to 2016.

◾       Board Member, Broker and Reinsurance Market Association, 2002 to 2016; Chair of the Board, 2007 to 2008; Vice Chair, 2006 to 2007; Executive Committee, 2006 to 2010.

◾       Fellow of the Casualty Actuarial Society.

◾       Member, American Academy of Actuaries.

◾        College of the Holy Cross (B.A.).

◾       NACD Directorship Certified®.

◾       CERT Certificate in Cybersecurity Oversight.

Other Public Company Board Service

◾       Director and Audit Committee Member, Principal Financial Group (Nasdaq: PFG), since 2022.

◾       Director and Audit Committee Member, Enact Holdings, Inc., since March 2025.

Discussion of individual experience, qualifications, attributes, and skills.

Ms. Mitchell is an experienced insurance industry executive with a proven record of accomplishment leading an organization with sustained profitability. In addition to her extensive senior management experience in the property and casualty insurance and reinsurance industries, Ms. Mitchell is an actuary and very knowledgeable about risk, actuarial science, insurance operations, mergers and acquisitions, and operational reorganization matters. For these reasons, the Board believes Ms. Mitchell is qualified to serve as a director.

Cynthia S. Nicholson
Age: 61 Director since: 2009 Independent Director Board Committees: Compensation and Human Capital, Corporate Governance and Nominating, Executive

Background Information

◾       Band of Sisters, LLC, Managing Member, since 2021.

◾       Advisor, Yext, Inc., 2019 to October 2024.

◾       Advisor, Tangelo (formerly known as Tangerine/Feed Each Other/Forkcast), since 2018; Chief Marketing Officer, 2017 to 2018; Chief Operating Officer, 2015 to 2017.

◾       Chief Marketing Officer, Softcard®, 2013 to 2015.

◾       Executive Vice President and Chief Marketing Officer, Equinox Holdings, Inc., 2010 to 2012.

◾       Advisor, GamesThatGive, Inc., 2010 to 2011; Principal Strategist and Director, 2009 to 2010.

◾       Senior Vice President and Chief Marketing Officer, Pepsi-Cola North America, a division of PepsiCo, Inc., 2005 to 2008.

◾       Member of Advisory Board, Lavit, LLC, 2017 to July 2024.

◾       Director, Heartland Consumer Products Investments Holdings, LLC, 2016 to 2018.

◾       Director, Association of National Advertisers, 2006 to 2008.

◾       University of Illinois (B.S.).

◾       Kelley School of Business, Indiana University (M.B.A.).

Discussion of individual experience, qualifications, attributes, and skills.

Ms. Nicholson is a marketing expert with over 30 years of experience in several consumer-focused industries. She was chief marketing officer at Equinox Holdings, Inc. and Pepsi-Cola North America. Ms. Nicholson has extensive experience building brands, developing advertising messaging, buying media, and developing and implementing strategies for promotions, innovation, digital and social media, and direct marketing. Her strong consumer marketing and branding experience benefits our efforts to expand our brand with distribution partners, businesses, and consumers in property and casualty insurance markets. Ms. Nicholson’s marketing experience includes developing messaging related to culture building and she is a Managing Member of Band of Sisters, LLC, which assists corporate leaders build inclusive cultures. This experience and knowledge will help inform Selective’s human capital strategies. For these reasons, the Board believes Ms. Nicholson is qualified to serve as a director.

Kate E. R. Sampson
Age: 52 Director since: 2024 Independent Director Board Committees: Corporate Governance and Nominating, Finance and Investments

Background Information

◾       Owner, Merinn Advisors LLC, since 2019.

◾       Managing Director and Partner leading insurance technology venture investments, Anthemis Group, 2019 to 2024.

◾       Lyft, Vice President of Risk Solutions, 2014 to 2018.

◾       Managing Director, Marsh McLennan, 1996 to 2014.

◾       Member of Advisory Board, Duke University FinTech, since 2023.

◾       University of Massachusetts at Amherst (B.A.).

◾       Stanford University Graduate School of Business (Executive Education in Finance and Accounting).

◾       NACD Directorship Certified®.

Discussion of individual experience, qualifications, attributes, and skills.

Ms. Sampson is an insurance industry and technology specialist with 30 years of experience in financial, operational, and management roles. She has served as an advisor or board member to a number of the leading InsurTech companies. She is a recognized thought leader in insurance innovation, disruption, product development, distribution and mobility. Ms. Sampson is passionate about insurance and firmly committed to positive change in the insurance industry, particularly in attracting and developing talent. For these reasons, the Board believes Ms. Sampson is qualified to serve as a director.

John S. Scheid
Age: 69 Director since: 2014 Independent Director Board Committees: Audit, Risk, Executive

Background Information

◾       Owner and sole member, Scheid Investment Group, LLC, since 2013.

◾       PricewaterhouseCoopers LLP, Senior Partner, 2009 to 2013; Global Insurance Assurance Practice Leader, 2001 to 2009; Chairman, Americas Insurance Practice, 2001 to 2010; U.S. Insurance Practice Leader, 1995 to 2001; Midwest Region Financial Services Leader, 1991 to 1995; Partner, 1988 to 1991; other positions, 1977 to 1988.

◾       Director, Extraordinary Re Holdings LTD and Extraordinary Reinsurance Bermuda, 2018 to 2022.

◾       Director, Groupware Technologies Holdings, Inc., since 2021.

◾       Director, Catholic Relief Services, since 2021; Audit and Risk Committee Chair, since 2020.

◾       Director, Sprecher Brewing Company, since 2022.

◾       Director, Dynamis Software Corporation, 2014 to 2018.

◾       Director, Messmer Catholic Schools, 2013 to 2021; Chairman, 2016 to 2021.

◾       Member, Finance Council for the Archdiocese of Milwaukee, since 2016; Chairman since 2023.

◾       Chairman, Accounting Examining Board, State of Wisconsin, 2013 to 2019.

◾       Member, Golden Angels Investment Group, since 2013.

◾       Director, University of Wisconsin-Milwaukee Foundation, 2002 to 2011; Emeritus Director, since 2011.

◾       Investment Committee Member, Marquette University High School, 2011 to July 2024.

◾       Certified Public Accountant (Wisconsin).

◾       University of Notre Dame (B.B.A.).

◾       NACD Directorship Certified®.

◾       CERT Certificate in Cybersecurity Oversight.

Discussion of individual experience, qualifications, attributes, and skills.

Mr. Scheid retired after 36 years at PricewaterhouseCoopers LLP, most recently serving as a senior partner, primarily in the insurance and asset management industries. He has extensive experience in finance and insurance, financial management, public company governance and disclosure, corporate transactions, strategic leadership, succession planning, and cybersecurity. For these reasons, the Board believes Mr. Scheid is qualified to serve as a director.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Security Ownership of Management and the Board

The following table shows, as of February 20, 2025:

◾	The number of shares of Selective common stock beneficially owned by each director, director nominee, and the named executive officers; and

◾	The number of shares of Selective common stock beneficially owned by our directors and executive officers as a group.

None of the directors, director nominees, or named executive officers held any stock options exercisable or any restricted stock units that vest within 60 days of February 20, 2025. Except as indicated by footnote, the persons named below have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable. The business address of each individual is Selective Insurance Group, Inc., 40 Wantage Avenue, Branchville, New Jersey 07890.

Name of Beneficial Owner	Total Shares of Common Stock Beneficially Owned(1)	Percent of Class(2)
Aijala, Ainar D., Jr.	6,640	*
Bacus, Lisa Rojas	4,485	*
Brennan, Patrick S.(3)	12,082	*
Cavanaugh, Terrence W.	20,659	*
Coaxum, Wole C.	3,933	*
Doherty, Robert Kelly	22,673	*
Eppers, Joseph O.	11,090	*
Hall, Brenda M.	14,772	*
Harnett, Anthony D.(4)	17,298	*
Lanza, Michael H.	32,100	*
Marchioni, John J.	150,485(5)	*
McCarthy, Thomas A.	17,398(6)	*
Mills, Stephen C.	4,485	*
Mitchell, H. Elizabeth	12,849	*
Nicholson, Cynthia S.	17,910	*
Sampson, Kate E. R.(7)	0	*
Scheid, John S.	28,605	*
Urban, Philip H.(8)	28,428	*
All directors and executive officers, as a group (21 persons)	506,992	1%

*   Less than 1% of the common stock outstanding.

(1) No directors or executive officers hold Selective common stock in margin accounts or have Selective common stock pledged for a loan or stock purchase.

(2) Percentages based on 60,740,489 shares of common stock outstanding as of February 20, 2025.

(3) Mr. Brennan was appointed Executive Vice President and Chief Financial Officer effective October 1, 2024.

(4) Mr. Harnett ceased serving as Interim Chief Financial Officer on October 1, 2024. He continues to serve as Senior Vice President and Chief Accounting Officer.

(5) Includes 135,395 shares held in a trust.

(6) Includes 16,246 shares held in a trust.

(7) Ms. Sampson was appointed to the Board effective July 1, 2024.

(8) Mr. Urban is not standing for reelection at the Annual Meeting and therefore will no longer serve on the Board following the Annual Meeting.

Security Ownership of Certain Beneficial Owners

The following table lists the only persons or groups known to Selective to be the beneficial owners of more than 5% of any class of Selective’s voting securities based on Schedules 13G and amendments thereto filed by the beneficial owners with the SEC.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Common Stock	BlackRock, Inc. 50 Hudson Yards New York, NY 10001	7,764,200 shares of common stock(2)	12.8%
Common Stock	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	6,206,485 shares of common stock(3)	10.2%
Common Stock	FMR LLC 245 Summer Street Boston, Massachusetts 02210	5,468,800 shares of common stock(4)	9.0%

(1) Percentages based on 60,740,489 shares of common stock outstanding as of February 20, 2025.

(2) BlackRock, Inc. (“BlackRock”) filed an amendment to Schedule 13G with the SEC on January 23, 2024, reporting that it is deemed to be the beneficial owner of an excess of 5% of the outstanding shares of Selective common stock. BlackRock reported that, as of December 31, 2023, it had sole voting power with respect to 7,609,534 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 7,764,200 shares, and shared dispositive power with respect to 0 shares.

(3) The Vanguard Group, Inc. (“Vanguard”) filed an amendment to Schedule 13G with the SEC on February 13, 2024, reporting that it is deemed to be the beneficial owner of an excess of 5% of the outstanding shares of Selective common stock. Vanguard reported that, as of December 29, 2023, it had sole voting power with respect to 0 shares, shared voting power with respect to 111,200 shares, sole dispositive power with respect to 6,030,816 shares, and shared dispositive power with respect to 175,669 shares.

(4) FMR LLC (“Fidelity”) filed an amendment to Schedule 13G with the SEC on November 12, 2024, reporting that it is deemed to be the beneficial owners of an excess of 5% of the outstanding shares of Selective common stock. Fidelity reported that, as of September 30, 2024, it had sole voting power with respect to 5,465,159 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 5,468,800 shares, and shared dispositive power with respect to 0 shares.

EXECUTIVE OFFICERS

The names of our executive officers and their ages, positions, and biographies are set forth below. Our executive officers are appointed by and serve at the discretion of our Board.

EXECUTIVE OFFICERS
John J. Marchioni
President and Chief Executive Officer	Background Information ◾ For information regarding Mr. Marchioni, please see the section entitled, “Information about Proposal 1 – Director Nominees” of this Proxy Statement.
Patrick S. Brennan
Age: 50 Executive Vice President, Chief Financial Officer

Background Information

◾        Present position since October 2024.

◾        Treasurer, The Progressive Corporation, 2016 to 2024.

◾        Commercial Lines Product Manager, The Progressive Corporation, 2010 to 2015.

◾        Senior Manager of Investor Relations, The Progressive Corporation, 2006 to 2010.

◾        University of Notre Dame (B.S. Mathematics).

◾        University of Notre Dame (M.B.A.).

◾        University of Chicago (Executive Program for Prospective CFOs).

◾        Vice Chair, St. Ignatius High School Board of Regents.

◾        Member, North American Chief Risk Officer Council, 2016 to 2024.

◾        Member, Association of Finance Professionals.

Joseph O. Eppers
Age: 56 Executive Vice President, Chief Investment Officer

Background Information

◾        Present position since 2022.

◾        Senior Vice President, Chief Investment Officer, Selective, 2015 to 2022.

◾        Director, BlackRock (Financial Institutions Group), 2013 to 2015.

◾        Senior Vice President of Investments, Endurance Services Ltd, 2005 to 2013.

◾        Purdue University (B.S. Economics).

◾        Butler University (M.B.A.).

◾        Chartered Financial Analyst.

Brenda M. Hall
Age: 54 Executive Vice President, Chief Operating Officer, Standard Lines

Background Information

◾        Present position since 2022.

◾        Executive Vice President, Commercial Lines Chief Operating Officer, Selective, 2019 to 2022.

◾        Senior Vice President, Chief Strategic Operations Officer, Selective, 2015 to 2019.

◾        Vice President, Director of Field Underwriting, Selective, 2008 to 2015.

◾        Certified Insurance Counselor.

◾        Certified Risk Manager.

◾        University of Mount Union (B.A.).

◾        Webster University (M.A.).

Anthony D. Harnett
Age: 52 Senior Vice President, Chief Accounting Officer

Background Information

◾        Present position since 2016.

◾        Interim Chief Financial Officer, November 2023 to October 2024.

◾        Senior Vice President, Controller, 2010 to 2016.

◾        Vice President, Controller, 2008 to 2010.

◾        Senior Accountant and various finance positions, 1999 to 2008.

◾        Previously held financial roles at Toys“R”Us and Deloitte.

◾        Certified Public Accountant (Pennsylvania).

◾        Albright College (B.S. in Accounting).

◾        Member of American Institute of Certified Public Accountants.

◾        Member of Pennsylvania Institute of Certified Public Accountants.

Jeffrey F. Kamrowski
Age: 60 Executive Vice President, MUSIC

Background Information

◾        Present position since 2020.

◾        Various roles of increasing seniority in Business Services, Commercial Lines Underwriting, Excess and Surplus Lines, and Information Technology, Selective, 1988 to 2020.

◾        Hartwick College (B.S.).

◾        Columbia University (Executive Management Program).

◾        Chartered Property Casualty Underwriter (CPCU).

Paul Kush
Age: 65 Executive Vice President, Chief Claims Officer

Background Information

◾        Present position since 2019.

◾        Chief Claims Officer, ProSight Specialty Insurance, 2010 to 2019.

◾        Senior Vice President, Claims, and other management roles, Crum and Forster, 1982 to 2009.

◾        Duquesne University (B.S.).

◾        Wharton School of the University of Pennsylvania’s American Institute of CPCU Advanced Executive Education Program.

Michael H. Lanza
Age: 63 Executive Vice President, General Counsel, and Chief Compliance Officer

Background Information

◾        Present position since 2007.

◾        Senior Vice President and General Counsel, Selective, 2004 to 2007.

◾        Director, National Center for State Courts, since 2021.

◾        Trustee, Newton Medical Center Foundation, since 2014.

◾        Member, Warren E. Burger Society of the National Center for State Courts.

◾        Member, Society of Corporate Secretaries and Corporate Governance Professionals.

◾        Member, National Investor Relations Institute.

◾        University of Connecticut (B.A.).

◾        University of Connecticut School of Law (J.D.).

Vincent M. Senia
Age: 61 Executive Vice President, Chief Actuary

Background Information

◾        Present position since 2017.

◾        Senior Vice President, Actuarial Reserving, Selective, 2010 to 2017.

◾        Vice President and Chief Reserving Actuary, Munich Re America, 2003 to 2010; various actuarial management positions, 2001 to 2003.

◾        Fellow of the Casualty Actuarial Society.

◾        Member, American Academy of Actuaries.

◾        New Jersey Institute of Technology (B.S.).

TRANSACTIONS WITH RELATED PERSONS

Review, Approval, or Ratification of Transactions with Related Persons

Selective has a written Related Person Transactions Policy and Procedures (the “Related Person Policy”). The Related Person Policy defines “Related Person Transactions” as any transaction, arrangement, or relationship in which Selective or any of its subsidiaries was, is, or will be a participant and the amount involved exceeds $20,000, and in which any “Related Person” had, has, or will have a direct or indirect interest. A “Related Person” under the Related Person Policy is generally: (i) any director, executive officer, or nominee to become director of Selective or an immediate family member of any such person; (ii) a beneficial owner of more than 5% of Selective’s common stock or an immediate family member of any such beneficial owner; and (iii) any firm, corporation, or other entity in which any person included in (i) or (ii) is employed or is a general partner or principal or in a similar position or in which such person is a 5% or greater beneficial owner.

Under the Related Person Policy, the Audit Committee (or Chairperson of the Audit Committee if between meetings) must approve Related Person Transactions. In its review, the Audit Committee considers all available relevant facts and circumstances of the proposed transaction, including (i) the benefits to Selective, (ii) the impact on a director’s independence, (iii) the availability of other sources for comparable products and services, (iv) the terms of the transaction, and (v) the terms available to unrelated third parties or employees generally. No Audit Committee member may participate in any review, consideration, or approval of any Related Person Transaction in which such director or any of their immediate family members is the Related Person. The Audit Committee only approves Related Person Transactions that it considers are in, or not inconsistent with, the best interests of Selective and its stockholders.

The Selective Insurance Group Foundation

In 2005, we established a private foundation, now named The Selective Insurance Group Foundation (the “Foundation”), under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Code”). The board of directors of the Foundation is comprised of some of the officers of Selective and its insurance subsidiaries. We contributed $1.0 million to the Foundation in 2024.

BlackRock

BlackRock, a leading publicly traded investment management firm, has purchased our common shares in the ordinary course of its investment business and has previously filed Schedules 13G/A with the SEC. On January 23, 2024, BlackRock filed a Schedule 13G/A reporting that it is deemed to be the beneficial owner of an excess of 5% of the outstanding shares of Selective common stock. In connection with purchasing our common shares, BlackRock filed the necessary filings with insurance regulatory authorities. On the basis of those filings, BlackRock is deemed not to be a controlling person for the purposes of applicable insurance law.

We are required to disclose related-party information for our transactions with BlackRock. BlackRock is highly regulated, serves its clients as a fiduciary, and has a diverse platform of active (alpha) and index (beta) investment strategies across asset classes that enables it to tailor investment outcomes and asset allocation solutions for clients. BlackRock also offers the BlackRock Solutions® investment and risk management technology platform, Aladdin®, risk analytics, advisory, and technology services and solutions to a broad base of institutional and wealth management investors. We incurred expenses related to BlackRock for services rendered of $2.0 million in 2024.

As part of our overall investment diversification, we invest in various BlackRock funds from time to time. These funds accounted for less than 1% of our invested assets at December 31, 2024. During 2024, with regard to BlackRock funds, we (i) purchased $5.7 million in securities, (ii) sold $10.8 million in securities, (iii) recognized net realized and unrealized gains of $1.1 million, and (iv) recorded $2.1 million in income.

Our pension plan's investment portfolio contained investments in BlackRock funds of $87.9 million at December 31, 2024. During 2024, with regard to BlackRock funds, the pension plan (i) did not purchase any securities, (ii) sold $18.1 million, and (iii) recorded net investment losses of $8.2 million. In addition, our employee deferred compensation plan and defined contribution plan may offer our employees the option to invest in various BlackRock funds. All contracts and transactions with BlackRock were consummated in the ordinary course of business on an arm’s-length basis.

Vanguard

Vanguard, one of the world’s largest investment management companies, has purchased our common shares in the ordinary course of its investment business and has previously filed Schedules 13G/A with the SEC. Vanguard offers low-cost mutual funds and exchange-traded funds, as well as other investment-related services. On February 13, 2024, Vanguard filed a Schedule 13G/A reporting that it is deemed to be the beneficial owner of an excess of 5% of the outstanding shares of Selective common stock. In connection with purchasing our common shares, Vanguard filed the necessary filings with insurance regulatory authorities. On the basis of those filings, we do not expect Vanguard to be deemed a controlling person for the purposes of applicable insurance law.

As part of our overall investment diversification, we may invest in various Vanguard funds from time to time. These funds accounted for less than 1% of our invested assets at December 31, 2024. During 2024, with regard to Vanguard funds, we (i) purchased $16.1 million in securities, (ii) sold $7.0 million in securities, (iii) recognized net realized and unrealized losses of $1.0 million, and (iv) recorded $1.2 million in income. Our deferred compensation plan offers our employees investment options based on the notional value of various Vanguard funds. Our defined contribution plan offers our employees the option to invest in a Vanguard fund. All transactions with Vanguard are consummated in the ordinary course of business on an arm’s-length basis.

Fidelity

Fidelity, one of the world’s largest investment management companies, has purchased our common shares in the ordinary course of its investment business and filed a Schedule 13G with the SEC. Fidelity provides diversified, financial services businesses that serve individuals, families, employers, wealth management firms, and institutions. On November 12, 2024, Fidelity filed a Schedule 13G reporting that it is deemed to be the beneficial owner of an excess of 5% of the outstanding shares of Selective common stock.

As part of our overall investment diversification, we may invest in various Fidelity funds from time to time. These funds accounted for less than 0.2% of our invested assets at December 31, 2024. During 2024, with regard to Fidelity funds, we (i) purchased $11.4 million in securities, (ii) sold no securities, (iii) recognized $0.3 million in net realized and unrealized gains, and (iv) recorded $0.3 million in income. As of year-end 2024, we had commitments that may require us to invest an additional $23.7 million into a Fidelity limited partnership fund and related bonds. One of the notional investment options under our deferred compensation plan is based on the notional value of a Fidelity fund.

Director Independence

Our securities are listed on the Nasdaq Stock Market (“Nasdaq”), and we use the standards of “independence” prescribed by rules set forth by Nasdaq. Under Nasdaq rules, a majority of a listed company’s board of directors must be comprised of independent directors. Under Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, such person does not have a relationship that would interfere with the exercise of independent judgment in carrying out a director’s responsibilities. Our Board has determined that all current directors and director nominees1 are independent under applicable Nasdaq and SEC rules and regulations – except our CEO, Mr. Marchioni. In making its determination, the Board considered disclosures each director made related to various transactions, relationships, or arrangements involving Selective. Disclosures by the following three directors required analysis:

Robert Kelly Doherty: Mr. Doherty’s son is a Partner for Goldman Sachs Group, Inc. (“Goldman Sachs”). In 2023, Selective engaged Goldman Sachs as its investment banking advisor. Selective did not pay any fees in 2024 in connection with the investment banking relationship. Selective and its subsidiaries also are migrating their money market fund portal to Goldman Sachs’ Mosaic platform, which is not expected to result in any payments by Selective to Goldman Sachs.

1 The Board determined that each of the following current directors are independent: Mses. Bacus, Mitchell, Nicholson, and Sampson and Messrs. Aijala, Cavanaugh, Coaxum, Doherty, McCarthy, Mills, Scheid, and Urban. The Board determined that each of the following director nominees are independent: Mses. Bacus, Mitchell, Nicholson, and Sampson and Messrs. Aijala, Cavanaugh, Coaxum, Doherty, McCarthy, Mills, and Scheid.

Mr. Doherty’s son has an insurance policy with a Selective insurance subsidiary, which was obtained in the normal course through an independent agent, for which he pays a standard market-based premium. As (i) neither Mr. Doherty nor his son have any involvement in the above Goldman Sachs transactions, (ii) these arrangements generated no revenue for Goldman Sachs in 2024, and (iii) Mr. Doherty had no involvement in his son’s procurement of the insurance policy, its pricing, or any other matters relating the policy, the Board determined that these transactions do not affect Mr. Doherty’s independence.

H. Elizabeth Mitchell: In determining that Ms. Mitchell is an independent director, the Board considered that she serves as a director of the Principal Financial Group (“Principal”). In connection with Principal’s recent acquisition of Wells Fargo’s trust business, bank accounts for our deferred compensation plan and certain state deposit bonds were transferred to the Principal. Ms. Mitchell had no involvement with the establishment of the bank accounts or the procurement of the state deposit bonds. In 2024, the total fees associated with these arrangements were approximately $37,000. Accordingly, the Board determined that Ms. Mitchell’s relationship with the Principal does not affect her independence.

The Board also considered that Ms. Mitchell’s brother is Senior Director, Global Services & Customer Operations for Servicenow, Inc. (“Servicenow”). At the recommendation of, and through, one of our information technology vendors, we purchased software licenses and related software support services of Servicenow. The total amounts paid to the recommending vendor for Servicenow-related products and services in 2024 was approximately $614,000, less than 0.01% of Servicenow’s 2024 total revenues. As neither Ms. Mitchell nor her brother had any involvement with these immaterial transactions, the Board determined that these transactions do not affect Ms. Mitchell’s independence.

Kate E. R. Sampson: Ms. Sampson’s sister-in-law is employed as a Partner at the law firm of Nutter McLennan & Fish, LLP (“Nutter”). In 2024, Selective paid less than $10,000 to Nutter for legal services. As (i) Ms. Sampson had no involvement in Selective’s engagement of Nutter, (ii) her sister-in-law does not advise Selective, and (iii) the amount of fees is immaterial, the Board determined that the transaction does not affect Ms. Sampson’s independence.

All members of the Audit Committee, the Corporate Governance and Nominating Committee, and the Compensation and Human Capital Committee are independent directors under applicable Nasdaq and SEC rules and regulations.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Selective’s Corporate Governance Guidelines are available for review on Selective’s website at www.selective.com/investors/corporate-governance.

Majority Voting for Directors in Uncontested Elections

The Board has adopted a majority voting policy for uncontested elections of incumbent directors. To be reelected to the Board, an incumbent director must receive a majority vote by stockholders, unless the Corporate Secretary determines that the number of director nominees exceeds the number of directors to be elected. If any incumbent director nominee receives less than a majority of votes cast, the following process must be followed:

◾	The incumbent director must tender their resignation to the Chairperson of the Board within five days following the certification of the election results.

◾	Within 45 days after the stockholders’ meeting, the Corporate Governance and Nominating Committee will make a recommendation to the Board regarding whether to accept the director’s resignation. In making its recommendation to the Board, the Corporate Governance and Nominating Committee may consider any factors it deems relevant and a range of possible alternatives concerning the director’s tendered resignation.

◾	Within 90 days after the stockholders’ meeting, the Board shall formally act on the Corporate Governance and Nominating Committee’s recommendation and, within four business days of doing so, shall file with the SEC a Current Report on Form 8-K, disclosing its decision, the rationale for its decision, and the process it followed in deciding to accept or reject the director’s tendered resignation.

◾	Any incumbent director who fails to receive a majority of votes cast and tenders a resignation may not participate or vote in the deliberations of the Corporate Governance and Nominating Committee or the Board related to their resignation. If every member of the Corporate Governance and Nominating Committee fails to receive a majority vote at the same stockholders’ meeting, then the independent directors who received a majority vote and any independent directors who did not stand for reelection must appoint from themselves an ad hoc Board committee to consider the tendered resignations and make a recommendation to the Board whether it should accept them. If fewer than three directors would constitute an ad hoc committee, the entire Board (other than the individual director whose resignation is being considered) will make the determination to accept or reject the director’s resignation.

Board Refreshment

While the Board recognizes the importance of Board refreshment, it does not believe that it should limit the number of terms for which an individual may serve as a director. Directors who have served on the Board for an extended period have institutional knowledge and can provide valuable insight into the operations and future of Selective based on their experience with and understanding of Selective’s history, policies, and objectives. The Board believes that, as an alternative to term limits, it can ensure that the Board continues to evolve and adopt new viewpoints, when appropriate, through its evaluation and nomination processes, and its mandatory retirement age policy. Our Corporate Governance Guidelines and By-Laws provide that no person who has attained their 72nd birthday is eligible for election as a director.

Overboarding: Limits on Outside Board Memberships

The Board recognizes that a director’s ability to fulfill their responsibilities as a member of the Board can be impaired if the director serves on numerous other boards or board committees. Accordingly, our Corporate Governance Guidelines limit the number of public company directorships that a director may hold. Pursuant to our Corporate Governance Guidelines, directors are not permitted to serve on the boards of more than four public companies (including the Board); provided that any director employed as a chief executive officer of a public company is not permitted to serve on the boards of more than two public companies (including the Board). A director must advise the Lead Independent Director, the Chairperson of the Board, or the Chairperson of the Corporate Governance and Nominating Committee before accepting an invitation to serve on another public or private company board, so the Board can determine that no actual or potential conflicts of interest exist and that the proposed board service does not interfere with their duties and obligations as a Selective director. Service on boards and board committees of other companies must be consistent with our conflict of interest and related person transactions policies.

Board Meetings and Committees

The Board held seven meetings in 2024, and the independent directors met four times without management present. All directors attended at least 75% of the aggregate number of Board and their respective committee meetings during 2024, with average attendance over 98%. While we do not have a formal policy on director attendance at annual meetings of stockholders, we expect all directors to attend such meetings. All then-serving directors virtually attended the 2024 Annual Meeting of Stockholders.

The Board has six standing committees:

◾	Audit Committee;

◾	Corporate Governance and Nominating Committee;

◾	Compensation and Human Capital Committee;

◾	Executive Committee;

◾	Finance and Investments Committee; and

◾	Risk Committee.

The Corporate Governance and Nominating Committee is responsible for evaluating and making recommendations to the Board concerning the appointment of directors to the six committees and the selection of committee chairpersons. The Board generally favors the periodic rotation of committee chairpersons, but also recognizes that it may not always be in Selective’s best interest to change a Board committee chairperson, such as when a director has special knowledge or experience. It is anticipated that Board committee chairpersons will serve up to an average of approximately five consecutive years to facilitate rotation of committee chairpersons, while maintaining experienced leadership.

The following tables provide information on each of the six standing committees and its current members:

Audit Committee
Written Charter is available on Selective’s website at www.selective.com/investors/corporate-governance	2024 Meetings: 6

Responsibilities:

The Audit Committee monitors: (i) the integrity of the financial statements of Selective; (ii) the compliance by Selective with legal and regulatory requirements and adopted ethical standards; (iii) the independence and qualifications of Selective’s independent auditors; and (iv) the performance of the internal auditors and independent auditors. Specifically, the Audit Committee:

◾        Oversees our annual audits and quarterly reviews of the financial statements.

◾        Monitors the adequacy and effectiveness of our financial reporting process and systems of internal controls.

◾        Reviews and discusses with Selective’s management, Chief Audit Executive, and independent auditors Selective’s financial statements, reports, and other information provided to the public and filed with the SEC, as well as critical accounting policies and practices and critical audit matters.

◾        Prior to its inclusion in any audited statutory financial statements, reviews the report prepared by management, assessing the effectiveness of internal control over financial reporting and stating management’s responsibility for establishing and maintaining adequate internal control over financial reporting.

◾        Monitors the activities of the Internal Audit Department and reviews and approves the Internal Audit Department’s budget, resources, audit plan, and charter.

◾        Reviews and concurs in the appointment, replacement, reassignment, or dismissal of the Chief Audit Executive and the Chief Audit Executive’s performance review and compensation awards.

◾        Discusses significant financial risk exposures, including Selective’s loss and loss expense reserves, and the steps management has taken to monitor, control, and report such exposures.

◾        Appoints Selective’s independent registered public accounting firm and supervises the relationship between Selective and its independent auditors, including reviewing their performance, making decisions about their compensation, retention, and removal, reviewing and approving in advance their audit services and permitted non-audit services, and confirming the independence of the independent auditors.

◾        Oversees Selective’s Related Person Transactions Policy and Procedures and reviews and approves proposed transactions.

◾        Oversees procedures for the (a) receipt, retention, and treatment of complaints received by Selective regarding accounting, internal accounting controls, or auditing matters, and (b) confidential, anonymous submissions by employees of Selective of concerns regarding questionable accounting or auditing matters.

Director Members:	Independent
H. Elizabeth Mitchell, Chairperson	Yes
Terrence W. Cavanaugh	Yes
Robert Kelly Doherty	Yes
John S. Scheid, Designated Audit Committee financial expert*	Yes
Philip H. Urban**	Yes

*The designation as the Audit Committee financial expert does not impose on such designee any duties, obligations, or liabilities that are greater than those of any other member of the Audit Committee and the Board.

** Mr. Urban is not standing for reelection at the Annual Meeting and therefore will no longer serve on the Board following the Annual Meeting.

Compensation and Human Capital Committee
Written Charter is available on Selective’s website at www.selective.com/investors/corporate-governance	2024 Meetings: 6

Responsibilities:

The Compensation and Human Capital Committee’s purposes are to: (i) oversee and review Selective’s executive officer and non-employee director compensation plans and practices, including incentive compensation and equity-based plans; (ii) review the performance of management in achieving corporate goals and objectives; (iii) review matters related to succession planning and professional development for executive officers; (iv) assure that Selective’s executive officers are compensated effectively consistent with Selective’s financial performance, strategy, competitive practices, and regulatory requirements; and (v) assist with Board oversight of the Company’s strategies relating to human capital management (“HCM”), which includes employee health and safety. Specifically, the Compensation and Human Capital Committee:

◾        Reviews Selective’s compensation strategy to ensure that executive officers are rewarded appropriately for their contributions, including those related to Selective’s growth and profitability.

◾        Evaluates annually the performance of the CEO and the other executive officers in light of Selective’s goals and objectives.

◾        Determines and approves, or recommends to the Board for its approval, the compensation of the CEO and the other executive officers.

◾        Review perquisites and other personal benefits to executive officers and directors.

◾        Reviews and approves compensation for non-employee directors.

◾        Interprets and administers any executive officer compensation plans, including determining participant eligibility, the number and type of awards available for grant, the terms of such awards, and the performance goals applicable to awards.

◾        Oversees, monitors and administers Selective’s compensation recoupment policies and procedures.

◾        Assists the Board in its oversight of Selective’s hedging and pledging policies applicable to Selective’s executive officers and directors.

◾        Reviews and considers the results of any advisory vote on executive officer compensation (“say-on-pay” vote) and the results of any advisory vote on the frequency of say-on-pay votes (“say-on-frequency” votes).

◾       Provides recommendations to the Board on compensation-related proposals to be considered at Selective’s annual meeting, including the say-on-pay vote and the say-on-frequency vote.

◾        Reviews matters related to succession planning and professional development for executive officers.

◾        Reviews periodically with the CEO the plans for succession of Selective’s CEO, other executive officers, and other key employees, including plans for succession in the event of an emergency, and making recommendations to the Board with respect to the selection of appropriate individuals to succeed to these positions.

◾        Reviews periodic updates from management on initiatives and progress in the area of HCM.

◾        Reviews the independence and engagement of the independent executive compensation consultant.

The Compensation and Human Capital Committee may form subcommittees for any purpose it deems appropriate, delegating to such subcommittees such power and authority as the Compensation and Human Capital Committee deems appropriate; provided, however, that (i) no subcommittee shall have fewer than two members and (ii) the Compensation and Human Capital Committee shall not delegate to a subcommittee any power or authority required by any law, regulation, or listing standard to be exercised by the Compensation and Human Capital Committee as a whole. To the extent permitted by applicable laws, rules, and regulations and Selective’s incentive compensation plans and equity-based compensation plans, the Compensation and Human Capital Committee may delegate to management the administration of such incentive compensation plans and equity-based compensation plans for persons not subject to the reporting requirements of Section 16 of the Exchange Act. Delegation shall not limit or restrict the Compensation and Human Capital Committee on any delegated matter, and any related committee action shall not limit or restrict the Compensation and Human Capital Committee’s future actions.

Director Members:	Independent
Philip H. Urban*, Chairperson	Yes
Ainar D. Aijala, Jr.	Yes
Lisa Rojas Bacus	Yes
Stephen C. Mills	Yes
Cynthia S. Nicholson	Yes

* Mr. Urban is not standing for reelection at the Annual Meeting and, therefore, will no longer serve on the Board following the Annual Meeting.
Corporate Governance and Nominating Committee
Written Charter is available on Selective’s website at www.selective.com/investors/corporate-governance	2024 Meetings: 4

Responsibilities:

The Governance and Nominating Committee’s purposes are to: (i) establish criteria for the selection of directors and to identify and recommend to the Board the nominees for director in connection with Selective’s annual meeting of stockholders; (ii) advise the Board with respect to the Board composition, procedures, and committees; (iii) identify and recommend to the Board the members of the Board to serve on the Board’s committees; (iv) oversee the evaluation of the Board; (v) oversee Selective’s corporate governance policies and procedures; and (vi) oversee management’s activities to address corporate sustainability and social responsibility issues and trends. Specifically, the Governance and Nominating Committee:

◾        Reviews and assesses the adequacy of Selective’s Corporate Governance Guidelines and recommends changes to the Board.

◾        Recommends to the Board the directors to serve as members of the Board committees, chairpersons of the committees, and Lead Independent Director.

◾        Advises the Board regarding Board composition, succession, procedures, and committees.

◾        Reviews and updates Selective’s Code of Conduct and reviews conflicts of interest or other issues that may arise under the Code of Conduct involving Selective’s officers or directors.

◾        Monitors Selective’s compliance with the SEC’s employee conflict of interest requirements.

◾        Oversees the self-evaluations of the Board and its committees.

◾        Oversees management’s activities to advance corporate sustainability and social responsibility.

◾        Makes a recommendation to the Board on whether to accept an incumbent director’s tendered resignation if the director fails to receive a majority vote in an uncontested election of directors.

◾        Reviews all proposals submitted by stockholders for inclusion in Selective’s proxy statement for its annual meeting of stockholders and results of stockholder advisory votes and recommends to the Board how to respond to such proposals and advisory votes.

Director Members:	Independent
Cynthia S. Nicholson, Chairperson	Yes
Ainar D. Aijala, Jr.	Yes
Lisa Rojas Bacus	Yes
Stephen C. Mills	Yes
Kate E. R. Sampson	Yes

Executive Committee
Written Charter is available on Selective’s website at www.selective.com/investors/corporate-governance	2024 Meetings: 1

Responsibilities:

The Executive Committee exercises the authority of the Board, except as otherwise limited by law, including during the intervals between regularly scheduled Board meetings when Board action is needed. The Chairperson of the Executive Committee reports to the full Board on the Executive Committee’s activities. Specifically, the Executive Committee:

◾      Takes action on matters brought before it when the Board is not in session, except with respect to the Company’s investments and except as expressly prohibited by the New Jersey Business Corporation Act, as amended, or such other applicable law, rule, and regulation.

◾         Takes such other actions and does such other things as may be referred to it from time to time by the Board.

Director Members:	Independent
John J. Marchioni, Chairperson	No
Robert Kelly Doherty	Yes
Thomas A. McCarthy	Yes
H. Elizabeth Mitchell	Yes
Cynthia S. Nicholson	Yes
John S. Scheid	Yes
Philip H. Urban*	Yes
* Mr. Urban is not standing for reelection at the Annual Meeting and therefore will no longer serve on the Board following the Annual Meeting.
Finance and Investments Committee
Written Charter is available on Selective’s website at www.selective.com/investors/corporate-governance	2024 Meetings: 5

Responsibilities:

The Finance and Investments Committee reviews and makes recommendations to the Board concerning certain of Selective’s financial affairs and policies, financial planning, capital structure and management, dividend policy and dividends, share repurchases, and strategic plans and transactions. The Finance and Investments Committee oversees investment policies, strategies, and programs. Specifically, the Finance and Investments Committee:

◾      Reviews and approves changes to Selective’s investment policies, strategies, and programs.

◾      Reviews investment transactions made on behalf of Selective and reviews the performance of Selective’s investment portfolio and external investment managers.

◾      Discusses Selective’s major investment risk exposures with management, including the steps management has taken to monitor and manage such exposures.

◾      Reviews Selective’s capital structure and reviews and makes recommendations to the Board about Selective’s financial policies and corporate finance matters, including (i) financial planning, cash flow management, fiscal and treasury policies, and financial risk assessment and management, (ii) the issuance, retirement, or repurchase of debt, equity, insurance-linked securities, and other securities, and (iii) other transactions or financial issues that management desires the Finance and Investments Committee to review.

◾      Reviews matters relating to the investment portfolios of the benefit plans of Selective and its subsidiaries, including the administration and performance of such portfolios.

◾      Appoints members of Selective’s Management Investment Committee.

◾      Reviews and makes recommendations to the Board regarding the payment of dividends.

◾      Oversees management’s incorporation of corporate sustainability and social responsibility considerations into their due diligence and investment decision-making process, as appropriate.

Director Members:	Independent
Thomas A. McCarthy, Chairperson	Yes
Wole C. Coaxum	Yes
Robert Kelly Doherty	Yes
Stephen C. Mills	Yes
Kate E. R. Sampson	Yes
Risk Committee
Written Charter is available on Selective’s website at www.selective.com/investors/corporate-governance	2024 Meetings: 4

Responsibilities:

The Risk Committee assists the Board in overseeing Selective’s operational activities and identifies and reviews related risks. The Risk Committee is also responsible for oversight of the Selective’s enterprise risk management framework and practices. Specifically, the Risk Committee:

◾      Oversees the implementation, execution, and performance of Selective’s enterprise risk management program, including risk (i) culture and governance; (ii) identification and prioritization; (iii) appetite, tolerances, and limits; (iv) management and controls; and (v) reporting and communication, including Selective’s Own Risk Solvency Assessment filed with the applicable state insurance regulators.

◾         Monitors Selective’s major operational risks, including underwriting, claims, catastrophe, climate change, business continuity, reputational and other emerging risks.

◾         Oversees the reinsurance program of Selective’s insurance subsidiaries, including the structure, pricing, and participating reinsurers’ financial strength.

◾         Reviews material corporate insurance policies of Selective and its insurance subsidiaries.

◾         Monitors Selective’s information technology security program and the controls around cybersecurity, artificial intelligence, and data privacy, including plans to enhance the program’s effectiveness. The Risk Committee also monitors Selective’s business continuity and disaster recovery plans.

Director Members:	Independent
John S. Scheid, Chairperson	Yes
Terrence W. Cavanaugh	Yes
Wole C. Coaxum	Yes
Thomas A. McCarthy	Yes
H. Elizabeth Mitchell	Yes

Board Leadership Structure

Our two principal Board leadership positions are: (i) Board Chairperson; and (ii) Lead Independent Director.

Our Corporate Governance Guidelines do not require the separation of the offices of the Board Chairperson and the CEO. Instead, the Board regularly evaluates and decides whether the same person should hold the offices of Board Chairperson and CEO. Our Board has determined that it is appropriate and in the best interests of Selective and its stockholders for Mr. Marchioni to serve as both CEO and Board Chairperson given his institutional and industry knowledge. Our Board believes that our current leadership structure fosters responsive and strong leadership for Selective.

As discussed in greater detail below, our current governance structure establishes a dynamic leadership role for the Lead Independent Director, which, together with independent committee leadership, provides a meaningful counterbalance to the CEO Chairperson and maintains independent and effective oversight of management.

CEO and Board Chairperson Responsibilities

When the CEO serves as the Board Chairperson, as is the current structure, they are responsible for oversight and guidance of Selective’s management and overall corporate performance. The CEO Chairperson leads the Board and facilitates intra-Board communication in overseeing Selective’s strategy and long-term and short-term goals, and fosters ethical and responsible corporate culture and decision-making throughout Selective. Specific duties of a Board Chairperson include:

◾	Consistent with the Corporate Governance Guidelines, coordinating with the other directors, the Lead Independent Director, and management in preparation of Board and Board committee agendas and meeting materials;

◾	Presiding over all Board and stockholder meetings;

◾	Recommending actions to improve the effectiveness and performance of the Board;

◾	In conjunction with the Lead Independent Director, serving as a spokesperson for the Board and meeting with stockholders as required; and

◾	Assisting the Lead Independent Director and Chairperson of the Corporate Governance and Nominating Committee in recruiting potential candidates to the Board and in recommending appointments to various Board committees.

Lead Independent Director Responsibilities

Our Corporate Governance Guidelines provide that when the Board does not have an independent Chairperson, the Board will appoint an independent director to be the Lead Independent Director. Mr. Doherty is our Lead Independent Director and has served in that role since 2022. The Lead Independent Director is responsible for coordinating the activities of the independent directors and performing various other duties, including:

◾	Presiding at all meetings of independent directors, as appropriate, and providing prompt feedback to the Chairperson and/or CEO;

◾	Serving as a point of contact for Board members to raise issues that they may not be able to readily address with the Chairperson and/or CEO;

◾	Ensuring that matters of importance to the directors are placed on the Board’s meeting agendas;

◾	Assuring that the Chairperson and/or CEO understand the Board’s views on all critical matters;

◾	Assuring that the Board understands the Chairperson’s and/or CEO’s views on all critical matters; and

◾	Calling executive sessions of the independent directors and serving as the chairperson of such meetings.

It is anticipated that the Lead Independent Director will serve up to approximately five consecutive years to facilitate the rotation of the Lead Independent Director position while maintaining experienced leadership; however, the Board may extend such tenure consistent with good governance practices, including to further strategic objectives or address external factors affecting Selective.

Board and Committee Multi-Step Evaluation Process

The Corporate Governance and Nominating Committee conducts annual self-assessments and evaluates its effectiveness and the effectiveness of the full Board and its other committees. The current process is outlined below:

Continuing Education for Directors

Selective provides continuing education opportunities for directors, including a mix of in-house and third-party presentations and programs. We will reimburse directors for reasonable expenses incurred in connection with continuing education courses or programs related to their Board service.

SUSTAINABILITY AND HUMAN CAPITAL

Selective’s Sustainability Oversight and Management

The Board delegated oversight of sustainability to the Board’s Corporate Governance and Nominating Committee. Risks related to sustainability are allocated among the Board’s committees consistent with their charters, as outlined above. Management’s Sustainability Committee (discussed below) updates the Executive Leadership Team and Corporate Governance and Nominating Committee on sustainability-related strategic initiatives. Corporate Governance and Nominating Committee members offer valuable insights based on their sustainability-related knowledge and experience. The Corporate Governance and Nominating Committee regularly reports to the full Board on sustainability matters.

The executive management team oversees the organization’s sustainability efforts. The Sustainability Committee provides detailed quarterly reports on sustainability-related initiatives to the executive management team, which provides feedback and oversight on those initiatives.

The Sustainability Committee is a management committee, comprised of leaders and employees from the Underwriting, Claims, Legal, Finance, Risk, Internal Audit, and Human Resources Departments. A sustainability Manager coordinates its activities. The Sustainability Committee is responsible for developing plans and objectives for sustainability-related initiatives and providing reports to executive leadership and the Corporate Governance and Nominating Committee. The Sustainability Committee’s primary purpose is to assist management in developing strategies and goals to integrate sustainability into the organization’s business objectives.

Sustainability and Social Responsibility

We integrate sustainability principles into our business and partner with key stakeholders to develop human capital, environmental, and claims strategies and solutions that enhance resilience, well-being, inclusivity, risk mitigation, and customer service.

Helping Our Customers

We provide customers and distribution partners with services and educational resources to help mitigate potential risks. Our risk management initiatives include proactively providing policyholders with notifications and alerts, identifying risks, mitigating potential loss occurrences, and providing tools and technologies that improve safety and reduce losses. Our Risk Management Specialists visit designated customers’ places of business to advise on reducing the risk of loss for property or casualty claims. Selective’s new Risk Management Center offers Standard Commercial Lines customers seamless, on-demand access to a curated selection of self-service risk management resources. These resources address facets of customers’ businesses aligned with the specific insurance coverages we provide them. Our Claims team reacts promptly to help customers recover after experiencing loss. Our distribution partners recognize our exceptional customer service, delivered primarily through our field-based model, and consider us a highly service-oriented carrier. Our customer satisfaction scores have been consistently strong.

Developing Our Employees

A core strategic priority is to ensure we have a highly engaged and aligned team of high-caliber employees. We continue to invest significantly in employee training programs and prioritize their development to position our talent for future opportunities and leadership. See below under the “Human Capital” section for further information on these initiatives.

Supporting Our Communities

Through the Foundation, we donate to non-profit organizations that promote civic responsibility, support home, auto, and business safety, and provide health and human services. The Foundation’s mission is to empower safe, sustainable, just, and inclusive communities where we – and our customers and agents – live and work.

Selective invests in indirect state and federal incentives to finance programs with social benefits or objectives. For example, Selective has invested in low-income housing tax credits, historic property credits, rural investment programs, economic redevelopment credits, renewable energy credits, and scholarship tax credit programs. We also coordinate employee volunteerism to support local charities.

Managing Climate Risk

We protect thousands of individuals and businesses against the financial impact of covered losses, including catastrophic events. Climate change increases the unpredictability of weather-related loss frequency and severity, posing a long-term risk to our customers’ businesses and lives – and our profitability. We aim to mitigate climate change impact by (i) prudently overseeing and managing catastrophe risk exposure, (ii) providing our customers responsive claims handling, risk management services, and proactive weather alerts, (iii) preparing for the continuing transition to clean energy, and (iv) reducing our carbon footprint. Understanding and helping mitigate climate change perils for our business and customers is core to our operations and strategy. We believe that these efforts (i) demonstrate responsible corporate action to mitigate climate change impact and (ii) will contribute to sustained superior financial and operating performance over time that will reward our shareholders.

In addition to mitigating insurance operations and investment risk, we:

◾	Have robust plans to help safeguard operational continuity if we suffer unforeseen or catastrophic events. We have business continuity plans for our key data processing facility (Disaster Recovery Plan), the leadership team (Executive Crisis Management Plan), and significant operational areas. We review, update, and test these plans at least annually. Our tests include “tabletop” exercises and planned hands-on tests.

◾	Track our Scope 1 and Scope 2 greenhouse gas (“GHG”) emissions. Our Scope 1 emissions include consumption of natural gas, diesel, refrigerant, and the fuel employees use for work travel in company cars. Our Scope 2 emissions comprise our electricity usage.

◾	Built ground-mount and garage-canopy solar photovoltaic facilities at our corporate headquarters. The facilities generated approximately 4.5 million kWh of electricity in 2024. We sell the related solar renewable energy credits to others, so our renewable energy production contributes to a cleaner world but does not reduce our GHG emissions.

◾	Plan to continue reducing our carbon emissions relative to our revenues over the long term. We develop initiatives with the goal of reducing our environmental impact over time. Some include:

◾	Upgrades to our corporate headquarters building management system, which should reduce heating and cooling natural gas consumption;

◾	Making efforts to transition our Company cars from gasoline to hybrid vehicles; and

◾	Migrating our information technology systems from our corporate headquarters’ data center to the cloud.

The table below outlines strategically important sustainability categories and our related actions and areas of focus:

SUSTAINABILITY HIGHLIGHTS & AREAS OF FOCUS

Insurance Operations

◾          Enterprise Risk Management framework.

◾          Transition to a clean energy future.

◾           Reduction of energy and water consumption and recycling programs.

◾           Do not underwrite specific environmentally hazardous risks.

Investment Operations

◾           Consider sustainability risk factors in management and oversight.

◾           Incorporate sustainability considerations into investment process.

◾           Do not invest in any new direct equity or debt investments in thermal coal enterprises.

Insurance Operations

◾           Employment practices, such as recruiting, onboarding, and competitive compensation and benefits.

◾           Professional training and development programs.

◾           Engagement and inclusion initiatives.

◾           Employee physical, financial, and emotional well-being.

Community

◾           Paid time off for volunteerism.

◾           Annual donations through our Foundation, including matching charitable donations.

◾           Participating in philanthropic programs and activities to help communities where we – and our customers and agents – live and work.

Customers & Distribution Partners	◾ Resolving covered claims promptly. ◾ Providing customers with risk mitigation solutions. ◾ Offering coverage for many key weather and non-weather perils. ◾ Reducing environmental impact.
Insurance Operations	◾ Independent Board oversight. ◾ Code of Conduct. ◾ Ethics and compliance helpline. ◾ Supplier Code of Conduct.
Customer Privacy & Data Security	◾ Data privacy and governance. ◾ Cybersecurity programs. ◾ Technology to safeguard information and systems.

Human Capital

We recognize that developing and protecting our human capital and providing a beneficial employee experience complements and contributes to superior longer-term financial performance. We are committed to maintaining a safe and inclusive workplace for our approximately 2,800 employees. We discuss more fully below our approach to (i) the physical, social, and financial well-being of our employees, (ii) talent development and employee retention, and (iii) engagement and inclusion.

Physical, Social, and Financial Well-Being of our Employees

We invest significantly in our employees’ physical, social, and financial well-being, which we believe is essential to attracting and retaining the best talent. We are committed to paying competitively, regularly analyzing compensation and taking appropriate action to ensure internal equity and external market alignment. We offer competitive financial benefit programs to support the fiscal well-being of our employees and their families.

Among our offerings are a 401(k) plan with non-elective and employer matching contributions, an employee stock purchase plan with discounted pricing, and tuition reimbursement and student loan repayment programs. Most employees are eligible to participate in our annual cash incentive program, which is funded and paid based on their performance and our achievement of established financial and strategic objectives. Employees of certain levels also are eligible to participate in our long-term stock-based incentive compensation programs. We also offer competitive and convenient health and wellness programs. To support our employees’ social and emotional well-being, we encourage connections with their colleagues and communities through various programs, such as paid time off for volunteering, matching charitable donations, employee engagement events, employee resource and affinity groups, and unique programming to meet employee needs.

Talent Development and Employee Retention

We invest significant time and resources in (i) training and development so our employees can fulfill their professional potential and have rewarding careers and (ii) efforts to retain our best talent and foster a positive work-life balance. We are committed to ongoing employee learning, personal growth, and continuous improvement. Our employees have access to a wide range of resources, including live instructor-led and online skills training courses. We also have leadership and talent development programs and initiatives for all levels of the organization. Examples include our (i) Next Generation of Leaders program, which identifies early- and mid-career management opportunities for focused development and future senior leadership preparation, (ii) RISE (Retain Include Support Engage) program, an accelerated professional development program for individual contributors interested in first-level management positions, (iii) Accelerate program, which provides training for new managers on leadership skills and techniques, and (iv) our Ignite Internship and Momentum Trainee programs, which are early career programs that help develop our future talent pipeline.

Of our 2,800 employees at December 31, 2024, 1,300 were home-based; 810 were in our regional offices; and the remainder were in our corporate office. Our Flexible Work Location Policy requires most office-based non-management employees to be in their assigned office 40% of the time. Our 2024 employee turnover rate was approximately 10%, compared to approximately 11% in 2023. Employees with over 20 years of service represented approximately 14% of our workforce.

Engagement and Inclusion

Building a highly engaged team is a core strategic imperative. We employ strategies to create an inclusive workplace culture and attract and retain employees through recruiting, onboarding, training, promotion practices, professional development, engagement surveys, retention interviews, employee resource groups, and competitive compensation and benefits. We believe collaboration among employees and promoting an inclusive environment fosters innovation, improving operational performance, product development, customer experience, market opportunities, and profitability. We are committed to initiatives that promote inclusion regardless of ethnicity, race, religion, age, veteran status, sexual orientation, gender identity, disability and socio-economic background. These efforts, including engagement, inclusive leadership, and psychological safety training for officers, managers, and supervisors, seek to support employee recruiting, retention, and development and advance a valued and empowered workforce. At the Board level, the Corporate Governance and Nominating Committee manages a robust process to recruit new directors with diverse backgrounds, skills, and experiences.

RISK MANAGEMENT

Enterprise Risk Management

We believe a high-functioning, effective Enterprise Risk Management (“ERM”) program is achieved when risk management is an organizational cultural value and the shared responsibility of every employee. We have developed processes and tools intended to support a risk management culture and create a robust organizational ERM framework. We have also designed our compensation policies and practices, governance framework, and Board leadership structure to support our overall risk appetite and strategy.

We use ERM as part of our governance and control process to take an entity-wide view of our major risks and their potential impact. We designed our ERM framework to identify, measure, report, and monitor these risks and develop appropriate responses to support the successful execution of our business strategies.

Our Board oversees our ERM process, and all Board committees oversee risks specific to their areas of supervision and report their activities and findings to the entire Board. To assist the Board in overseeing the Company’s operational activities and identifying and reviewing related risk, the Board formed a Risk Committee effective January 1, 2024. The Board’s Risk Committee is responsible for overseeing Selective’s enterprise risk management framework and practices and makes regular reports to the entire Board.

Management maintains an Executive Risk Committee (“ERC”) that is responsible for the holistic monitoring and supervision of our risk profile and determining future risk management actions supporting our overall risk profile. The ERC provides management oversight of our ERM function and is responsible for maintaining operational processes and controls designed to identify, mitigate, and manage risks that could materially impact Selective. The ERC relies on several management committees to analyze and manage specific major risks. The ERC meets quarterly, and additionally as appropriate, to review and discuss various topics and the interrelation of our significant risks, including capital modeling results, capital adequacy, risk metrics, emerging risks, and sensitivity analysis. The Chief Risk Officer provides reports to the Board or the appropriate Board committee on the ERC’s activities, analyses, and findings, providing quarterly updates on specific risk metrics.

The Board also receives regular updates on the strength of our cyber risk control environment, emerging cyber threat issues, and the results of external assessments by outside security consultants. In assisting the Board in overseeing our operational activities and identifying and reviewing related risks, the Risk Committee is responsible for overseeing our cyber risks and strategy. Two directors have earned cybersecurity oversight certifications from a corporate directors’ organization. For more information about cybersecurity risk management and strategy, please refer to “Item 1C. Cybersecurity.” of our 2024 Annual Report.

For more information about how the Board oversees sustainability-related risks, please refer to the “Sustainability and Human Capital” section of this Proxy Statement.

For more information about our ERM function, see the “Corporate Governance, Sustainability, and Social Responsibility” section under “Item 1. Business.” of our 2024 Annual Report.

Compensation Risk Assessment

We do not believe that risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on our operations or results. Accordingly, no material adjustments were made to our compensation policies and practices because of our risk profile.

To make this determination, we assessed the risks of our compensation policies and programs. In assessing these risks, we considered that we operate in an industry based almost entirely on managing risk, and our risk management framework is robust. We considered the following:

◾	The compensation policies and practices for employees of our reportable segments are similar. Our insurance operations, which sell property and casualty insurance products, are subject to, among other things, risks related to significant competition, extensive losses from catastrophic events, and emerging risks. Our investment segment, which invests premiums collected by the insurance operations and proceeds from capital transactions, is subject to, among other things, global economic risks, such as adverse impacts from governmental monetary policies, and risks inherent in the equity and debt markets;

◾	Our compensation policies are consistent with our overall risk structure, and we award a significant portion of our senior officers’ compensation based on the accomplishment of financial performance goals measured over a three-year period; and

◾	In addition to designing our compensation policies and practices to motivate our employees to take appropriate levels of risk, we have developed a set of controls and governance processes to manage our risk profile. These include escalation processes based on various levels of individual authorities, a comprehensive group of management and Board committees that focus on analysis, management, and reporting of specific major risks, and robust internal audit processes. These controls and governance processes, along with our risk management process, are designed to help us understand and react to changes in our risk profile and effectively manage our risk profile consistent with our risk appetite.

We also considered our overall compensation program, including:

◾	The features of our compensation program and whether they align with our compensation philosophy;

◾	The compensation program’s multiple financial and strategic measures that balance profitability and growth. We base our financial goals on the U.S. generally accepted accounting principles (“GAAP”) combined ratio,[2] which is an accepted insurance industry standard of profitability, non-GAAP operating return on common equity (“ROE”), statutory net premiums written (“NPW”) growth, and statutory operating return on policyholder surplus. We base our strategic goals on measures intended to generate profitable growth, such as pricing, customer experience, and operational efficiency;

◾	The maximum potential payments under our compensation plans;

◾	The mix of fixed versus variable compensation;

◾	The balance between cash and equity compensation;

◾	The ratio of compensation based on long-term versus short-term performance metrics; and

◾	The timing of equity award grants and vesting.

We also considered that we adjust our compensation programs from time-to-time as risks in our industry and reportable segments change to help ensure that compensation and risk remain appropriately aligned.

Finally, we reviewed our various risk mitigation strategies in the compensation context, including:

◾	The stock ownership and retention requirements for management outlined in the section entitled, “Executive Stock Ownership and Retention Requirements” of this Proxy Statement;

◾	The independent oversight of compensation programs by the Compensation and Human Capital Committee, including oversight of goals and performance measures; and

◾	The Board’s role in risk oversight, which includes receiving, analyzing, and inquiring about reports from its committees, including the Compensation and Human Capital Committee and the Risk Committee, and management’s ERC.

We will continue to assess the risks of our compensation policies and programs going forward.

STOCKHOLDER COMMUNICATIONS

Stockholders and other interested parties may send communications to the Board, a committee of the Board, or individual directors in writing to c/o Corporate Secretary, Selective Insurance Group, Inc., 40 Wantage Avenue, Branchville, New Jersey 07890 or by e-mail to corporate.governance@Selective.com. The Corporate Secretary will review each communication received solely to determine if appropriate. The Board has determined that the following types of communication are not related to the Board’s duties and responsibilities and are not appropriate: spam and similar junk mail and mass mailings, unsolicited advertisements or invitations to conferences or promotional material, product complaints, resumes or other job inquiries, and surveys.

CODE OF CONDUCT

Selective has adopted a Code of Conduct that establishes business ethics principles that apply to all Selective personnel, including executive officers. The Code of Conduct is located on Selective’s website at www.selective.com/investors/corporate-governance. Any material amendment to or waiver from the provisions of the Code of Conduct that applies to Selective’s executive officers will be posted to Selective’s website.

2 The combined ratio is the property and casualty insurance industry standard measure of underwriting profitability. A combined ratio under 100% indicates that an insurance company is generating an underwriting profit and a combined ratio over 100% indicates that an insurance company is generating an underwriting loss.

INSIDER TRADING POLICY

Selective has adopted an Insider Trading Policy that applies to all employees, including officers, and directors of the Company and its subsidiaries. We believe that the Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations with respect to the purchase, sale and/or other dispositions of Selective's securities, as well as the applicable rules and regulations of Nasdaq. A copy of the Insider Trading Policy is filed as Exhibit 19 to our Annual Report on Form 10-K.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

This Compensation Discussion and Analysis provides our stockholders information about our 2024 compensation program for the following named executive officers (“NEOs”):

◾	John J. Marchioni, Chairman, President and CEO;

◾	Patrick S. Brennan, Executive Vice President and Chief Financial Officer*;

◾	Anthony D. Harnett, Senior Vice President, Chief Accounting Officer, and Former Interim Chief Financial Officer**;

◾	Joseph O. Eppers, Executive Vice President, Chief Investment Officer;

◾	Brenda M. Hall, Executive Vice President, Chief Operating Officer, Standard Lines; and

◾	Michael H. Lanza, Executive Vice President, General Counsel and Chief Compliance Officer.

* Mr. Brennan was appointed Executive Vice President and Chief Financial Officer effective October 1, 2024.

** Mr. Harnett ceased serving as Interim Chief Financial Officer and as a Rule 3b-7 “executive officer” on October 1, 2024, and continues to serve as Senior Vice President and Chief Accounting Officer.

Consideration of 2024 Say-on-Pay Advisory Vote Results

Since our initial say-on-pay proposal in 2011, our stockholders have overwhelmingly supported our compensation decisions. Our NEOs’ compensation was approved at the 2024 Annual Meeting of Stockholders by over 99% of votes cast. In determining our NEOs’ 2024 compensation, the Compensation and Human Capital Committee (“CHCC”) considered these results. Consequently, we did not materially change our 2024 compensation program and policies. We have continued to emphasize a well-calibrated and balanced combination of short-term and long-term incentive compensation, which we believe rewards our NEOs for delivering long-term stockholder value. We value our stockholders’ feedback and will continue to review and consider the results of our say-on-pay proposals.

2024 Corporate Performance Results

During 2024, we generated a GAAP ROE of 7.0% and a non-GAAP operating ROE3 of 7.1%, below our 12% target. Throughout 2024, we addressed the uncertain and ongoing loss trend environment by strengthening prior year casualty loss reserves, primarily in our general liability line of business, which caused our financial results to fall short of our expectations. Our 2024 combined ratio of 103.0% included 7.1 points of adverse prior year casualty reserve development. Compared to 2023, overall NPW increased by 12% and overall new business increased 8%. We achieved a 9.5% increase in overall renewal pure price.

3 Non-GAAP operating ROE is a non-GAAP financial measure and is calculated as follows:

Non-GAAP Operating ROE:
Non-GAAP Operating Income from the Performance Period
÷
Average Common Stockholders’ Equity over the Performance Period

GAAP COMBINED RATIO

Our after-tax net investment income was $363 million for 2024, an increase of 17% compared to 2023, driven by solid performance from the fixed income and alternative investment portfolios. Investment segment net investment income after-tax contributed 12.8 points of GAAP ROE in 2024. As of year-end 2024, 92% of our portfolio was invested in fixed income and short-term investments, with an average credit rating of “A+” and an effective duration of 4.0 years, offering a high degree of liquidity.  Risk assets, including our high-yield bond allocation within our fixed income securities portfolio, public equities, and limited partnership investments in private equity, private credit, and real asset strategies, represented 10.0% of our investment portfolio at year-end 2024.

In 2024, our annualized total shareholder return (“TSR”) was -4.6%, calculated by comparing the change in value of our common stock price and reinvested dividends. The table below shows our TSR compared to Standard & Poor’s (“S&P”) P&C Index annualized TSR and S&P’s 500 Index annualized TSR for the last one-, three-, five-, and ten-year periods:

Time Period	Selective Annualized TSR	S&P’s P&C Index Annualized TSR	S&P’s 500 Index Annualized TSR
One-Year Period	-4.6%	35.2%	24.8%
Three-Year Period	5.9%	21.3%	8.9%
Five-Year Period	9.0%	17.9%	14.5%
Ten-Year Period	14.8%	15.5%	13.1%

On November 22, 2024, AM Best Company reaffirmed our “A+ (Superior)” financial strength rating, the second highest of their 13 financial strength ratings, and our “stable” outlook. In taking this rating action, AM Best Company cited our balance sheet strength, strong operating performance, favorable business profile, and appropriate enterprise risk management.

Non-GAAP operating income differs from net income available to common stockholders by the exclusion of after-tax net realized and unrealized gains and losses on investments. This non-GAAP measure is used as an important financial measure by management, analysts, and investors because the timing of realized and unrealized investment gains and losses on securities in any given period is largely discretionary and including them could distort the analysis of trends. Non-GAAP operating ROE is not intended as a substitute for ROE that is based on net income available to common stockholders prepared in accordance with GAAP. Please refer to Selective’s Annual Report on Form 10-K for the year ended December 31, 2024 for a reconciliation of Non-GAAP operating ROE to its most directly comparable financial measure calculated and presented in accordance with GAAP.

On September 27, 2024, S&P reaffirmed our “A” rating with a “stable” outlook. In taking this rating action, S&P cited our (i) strong historical operating performance driven by positive renewal rates, enhanced underwriting tools, and detailed risk segmentation and (ii) focus on profitability through steady rate increases and targeted risk selection, aiding in retention of lower-risk, more-profitable accounts.

On June 26, 2024, Moody’s Investors Services (“Moody’s”) reaffirmed our “A2” rating and changed our rating outlook to “stable” from “positive.” In taking this rating action, Moody’s cited our (i) strong regional franchise focused on low-to-medium hazard and small-to-midsize commercial accounts, (ii) strong independent agency relationships, (iii) long record of underwriting profitability, and (iv) conservative investment portfolio. In addition, Moody’s cited our narrower market presence relative to national peers, contributing to the rating outlook change.

On May 14, 2024, Fitch Ratings reaffirmed our “A+” rating with a “stable” outlook. In taking this rating action, Fitch Ratings cited our (i) business profile as having favorable competitive positioning within our core standard lines businesses with strong independent agency relationships, (ii) continued profitable underwriting, (iii) strong capitalization, and (iv) very strong debt service.

We received the following business honors in 2024: The ACORD Standards Advancement Award and Aon’s Ward’s 50 P&C Top Performers for the sixth consecutive year.

2024 Progress on our Strategic Business Framework

In 2024, we remained focused on our Strategic Business Framework and advanced our five strategic imperatives. We leverage these strategic imperatives to maximize growth and profitability, position the Company for long-term success, and reward our stockholders with long-term value creation. We believe that the following imperatives enhance our competitive position:

Create a Highly Engaged Team

In 2024, we continued to focus on acquiring and retaining talent. We managed daily operations in a hybrid environment, with a focus on balancing personal responsibilities and workloads. To further create a highly engaged team:

◾	We focused on building greater efficiency in our talent acquisition process, expanding our talent pool, increasing leadership capabilities, and maintaining strong employee engagement and retention;

◾	Senior leaders engaged their teams to identify process and technology improvements to increase efficiency, develop action plans, and measure results;

◾	We completed success profiles for all critical roles and evaluated the readiness of successors for senior management positions;

◾	We reevaluated and redesigned our performance management process;

◾	We deployed an employee engagement survey and evaluated and communicated the results to employees; and

◾	We offered educational sessions, mentoring programs, and interviewing skills training to assist employees with their career development.

In 2024, we were (i) designated as a Great Place to Work CertifiedTM organization for the fifth consecutive year and (ii) recognized by Forbes as one of “America’s Best Mid-Size Employers” for the fourth time.

Align Resources for Profitable Growth

The year 2024 presented exceptional challenges for commercial lines and the broader industry, with social inflation and property catastrophe losses significantly impacting profitability. In response, we focused on obtaining appropriate rate adequacy and refining our underwriting and claims strategies.

A key initiative in our profitable growth strategy is geographic expansion. Since launching our expansion initiative in 2017, we have added thirteen states to our commercial lines footprint, including the following five states in 2024: Maine, Nevada, Oregon, Washington, and West Virginia. Performance in all these expansion states has met or exceeded expectations.

In personal lines, we continued to focus on writing new business in the mass affluent market and implementing pricing and underwriting actions to improve profitability.

In excess and surplus lines, we exceeded our growth and profitability goals with a focus on enhancing scalability, reducing policy issuance times, and enhancing service delivery and operational resilience.

We implemented a new digital claims payment process that reduces reliance on physical checks and should produce significant efficiencies and savings.

Deliver a Superior Omni-Channel Customer Experience

In 2024, we saw increased engagement and use of our MySelective customer portal for policy issuance, billing, and claims matters. Our technology investments and enhancements increased customer self-service and improved adjuster flows, and combined with other customer-focused initiatives, resulted in decreased call volumes.

Our Agency Paperless initiative has resulted in the electronic delivery of 98% of our commercial lines policies as of December 2024, producing substantial cost savings.

In 2024, to help mitigate water claims, we entered strategic partnerships and piloted several value-added services that detect and help remediate water leaks. Based on the pilot’s success, we have committed to increasing this program’s scale and extending it to electrical system monitoring and fire prevention devices.

In 2024, we identified an opportunity to optimize our expanding value-added Commercial Auto Telematics Program. We are combining data-driven insights of telematics with our unique approach to risk management fleet coaching, aimed at improving driver safety and reducing auto claim frequency.

Leverage Data and Analytics to Create Meaningful Insights

In 2024, we developed and integrated sophisticated tools to inform risk selection, pricing, and claims decisions, including:

◾	Refreshing models for claims recovery, fraud detection, and redesigning our general liability pricing model;

◾	Enhancing our loss reserving process through the development and update of models to understand and identify drivers of loss emergence and trends, and their impacts on claims development patterns to improve reserving;

◾	Migrating to a cloud-based modeling environment with integrated and enhanced tools, including automated machine learning capabilities that increase speed of model development; and

◾	Leveraging artificial intelligence to help improve our advanced analytics team’s programming efficiency through automated code completion and review.

Optimize Operational Effectiveness and Efficiency

We upgraded process automation, efficiency, security, and technology implementation, resulting in improved productivity, reduced lead times, enhanced data management, and increased operational effectiveness. In 2024, we established a Business Transformation Office, accountable for all activities associated with our ongoing adoption of a product-based operating model. We also completed a biennial security program assessment, providing robust details about our tools and processes, validating alignment with maturity plan targets, and exceeding industry averages in all categories.

In addition to our customary investment allocations, we allocated additional spending to target efficiency and scale throughout the organization, including:

◾	Automation of excess and surplus lines process improvements, commercial lines underwriting documentation, and renewal underwriting;

◾	Generative AI solutions to improve efficiency in software engineering and testing, Marketing, Corporate Communications, Claims, and Underwriting; and

◾	Process and workflow automation for tasks across our Flood, Finance, Claims, Contact Center, Personal Lines, and Legal operations.

CEO Pay for Performance

The following tables present (i) CEO compensation over the past five years (“CEO Total Compensation”), (ii) the dollar and percentage change from the prior year, and (iii) Selective’s cumulative TSR for the corresponding one-, three-, and five-year periods. The tables demonstrate the correlation between changes in Selective’s cumulative TSR and our CEO compensation, which generally reflects and is consistent with our philosophy of aligning compensation with the interests of stockholders and long-term performance.

Note: CEO Total Compensation is based on disclosed compensation for Mr. Marchioni in 2020–2024. Similar to the required Pay Versus Performance disclosure, the $100 baseline as of December 31, 2019, for the TSR calculation is not shown in the graph above. Similarly, 2019 CEO compensation is not shown in the graph above, but is referenced in the table below based on the comparison to 2020 CEO compensation.

* The value of “Indexed Total Shareholder Return (TSR)” at the end of each year shown above is based on the then-current value of an assumed $100 investment in Selective stock on December 31, 2019, and reflects changes in stock price and assumes that dividends paid to shareholders are reinvested in Selective stock.

	2020	2021	2022	2023	2024
CEO Total Compensation (Base Salary + Annual Cash Incentive Plan + Total Long-Term Incentive Program Compensation)	$4,800,608	$5,349,100	$5,716,622	$5,764,181	$6,221,568
$ Change from Prior Year	-$1,991,793(1)	+$548,492	+$367,522	+$47,559	+$457,387
% Change from Prior Year	-29.3%	+11.4%	+6.9%	+0.8%	+7.9%
One-Year TSR	+4.5%	+24.0%	+9.7%	+13.7%	-4.6%
Three-Year TSR	+18.9%	+40.2%	+42.0%	+54.5%	+18.9%
Five-Year TSR	+114.1%	+103.6%	+61.6%	+74.7%	+54.0%

(1) Mr. Marchioni was appointed CEO effective February 1, 2020. This decrease in compensation is compared to our former CEO’s compensation for 2019 and a result of the CEO transition.

Role and Function of the Compensation & Human Capital Committee (CHCC), the Compensation Consultant, and Management

The CHCC oversees executive compensation and retains an independent executive compensation consultant, Exequity LLP (the “Compensation Consultant”), to advise it on executive and director compensation matters. The Compensation Consultant (i) reviews our NEO compensation structure and amounts, (ii) prepares comprehensive competitive compensation analyses for our NEOs, (iii) provides counsel to the CHCC about award metrics, compensation components, amounts allocated to those components, and the total compensation opportunities for the CEO and the other NEOs, and (iv) attends CHCC meetings.

The Compensation Consultant has advised the CHCC since 2007. The Compensation Consultant advises the CHCC on executive and director compensation matters and does not provide any additional services to Selective. The CHCC determined that the Compensation Consultant has no conflicts of interest with Selective based on applicable SEC and Nasdaq rules.

The CHCC has full autonomy to make compensation decisions about the NEOs, incorporating information and advice from the Compensation Consultant. In 2024, Mr. Marchioni made recommendations to the CHCC regarding the other NEOs’ compensation, based on his assessment of their annual performance, contributions to Selective, and potential for advancement. Mr. Marchioni did not participate in the deliberations on his compensation.

In making its compensation decisions, the CHCC also considers (i) pre-established guidelines regarding award amounts, (ii) pay levels at companies with which we compete for business and executive talent (discussed below), (iii) Selective’s performance, (iv) executive retention issues, (v) internal compensation parity, and (vi) advancement in abilities, experience, and responsibilities. As part of their usual duties and responsibilities, the Executive Vice President, Chief Human Resources Officer, and certain other human resources officers provide the CHCC with information about the overall design of the executive compensation program and its components.

DESIGN CONSIDERATIONS OF SELECTIVE’S EXECUTIVE COMPENSATION PROGRAM

Selective’s Executive Compensation Program Objective and Philosophy

Our executive compensation program aims to attract, retain, and motivate executive talent to drive Selective’s success by creating stockholder value through profitable growth and effective risk management.

Our compensation program is designed to (i) promote and align both the short- and long-term interests of our NEOs with those of our stockholders, (ii) reward the achievement of our business objectives through the execution of our Strategic Business Plan Framework and its five strategic imperatives, and (iii) recognize each NEO’s achievements, motivating execution of duties and responsibilities in a manner not reasonably likely to have a material adverse effect on our operations or results. We aim to provide our highly talented and qualified NEOs with competitive total compensation, based on total value and a mix of short- and long-term cash and stock-based components, compared to the compensation paid by other property and casualty insurance companies and other companies with which we compete for executive talent.

When evaluating compensation for our CEO and other NEOs, the CHCC considers (i) our overall results compared to budget and projected industry results, (ii) performance relative to our ROE target, (iii) Selective’s underwriting profitability as measured by our combined ratios, (iv) our ability to profitably grow NPW, (v) our investment income performance compared to both budget and benchmark targets, and (vi) retention of top talent.

Consistent with our pay-for-performance philosophy, we link our annual incentive awards to pre-determined financial and strategic business objectives and individual contributions. We align our long-term compensation to the achievement of pre-determined specific performance measures that we believe impact the generation of long-term stockholder value.

Compensation Elements

Our executive compensation program generally consists of the following key elements selected to (i) address the market-based realities of attracting and retaining quality NEOs, and (ii) align the NEOs’ compensation with our stockholders’ interests:

◾	Base salary;

◾	Annual cash incentive plan (“ACIP”) payments; and

◾	Long-term incentive program (“LTIP”) awards in the form of performance-based restricted stock units and performance-based cash incentive units.

Compensation Best Practices

Our compensation program and practices feature the following best practices:

WHAT WE DO	WHAT WE DO NOT DO
We use fixed and variable compensation components.	We do not include excise tax gross-up provisions in employment agreements.
We align pay with performance, with compensation weighted toward performance-based equity and performance-based cash bonus awards to NEOs.	We do not re-price stock options.
We have stock ownership and retention requirements for our senior executives.	We do not grant stock options at less than fair market value.
We have double triggers for cash and equity award payments upon a change in control under employment agreements.	We do not pay dividends on unvested stock-based awards.
We have a recoupment policy that provides for the clawback of certain incentive-based compensation (see section entitled, “Recoupment of Awards” of this Proxy Statement for more information).	We have not included incentive compensation in pension calculations (accrual of additional pension benefits ceased in 2016).
We offer very limited perquisites to executive officers.	We do not permit hedging of Selective stock by directors, officers, or employees (see section entitled, “Policy on Hedging” of this Proxy Statement for more information).
The CHCC engages an independent compensation consultant.	We do not guarantee annual salary increases.

Benchmarking

When making compensation decisions, the CHCC believes it is important to have information from multiple sources about compensation practices at an array of publicly traded companies, focusing on property and casualty insurance holding companies. The CHCC believes that:

◾	Benchmarking provides the CHCC with relevant context to make appropriate compensation decisions that will help attract, retain, and motivate the key talent required to drive company performance and long-term stockholder value;

◾	Measuring our compensation against practices from two benchmark sources (see below for more details) helps ensure that the CHCC has an ample and robust assessment of our competitive compensation posture; and

◾	Considering multiple market references alleviates potential volatility inherent in a single-market data point and enhances the CHCC’s decisions by allowing it to rely on a more comprehensive set of market-competitive pay boundaries.

The CHCC reviewed with the Compensation Consultant the following benchmarking information in October 2023 for purposes of establishing 2024 compensation:

◾	Analyses of both the individual compensation elements and total compensation that we pay our NEOs compared to a peer group that consisted of companies with which we compete in the sale of products and services and for talent (“Proxy Peer Group”); and

◾	Data from a third-party vendor survey, the 2023 Property and Casualty Insurance Compensation Survey for our NEOs against a group consisting of 57 property and casualty insurance organizations, including Selective, with annual median direct written premiums of $4.3 billion and annual median revenues of $3.8 billion.

As part of the 2024 compensation process, in late 2023, the Compensation Consultant furnished the CHCC with the most recent NEO compensation information available from the following:

Proxy Peer Group*		Third-Party Vendor Survey
Arch Capital Group, Ltd.	Kemper Corporation	Property and Casualty Insurance Compensation Survey
Argo Group International Holdings, Ltd.	RLI Corporation
AXIS Capital Holdings Limited	The Hanover Insurance Group, Inc.
Cincinnati Financial Corporation	The Hartford Financial Services Group, Inc.
CNA Financial Corporation	United Fire Group, Inc.
Erie Indemnity Company	W. R. Berkley Corporation
Everest Re Group, Ltd.

* The Proxy Peer Group used in making 2024 compensation decisions was the same as the Proxy Peer Group used in 2023.

Information for the Proxy Peer Group companies was obtained from proxy statements and other SEC filings. This information includes data on compensation components and comparative analyses of the overall financial performance of the Proxy Peer Group. The Proxy Peer Group is comprised of companies that provide similar products, have a similar geographic market scope, and compete with us for executive talent. The Property and Casualty Insurance Compensation Survey provides supplemental data from organizations of various sizes. We also analyze data from across the property and casualty insurance industry because we strive to engage the best talent and recruit from organizations that are both smaller and larger than Selective.

In late 2024 and early 2025, to evaluate 2024 and 2025 pay decisions, including the ACIP payouts for 2024, the CHCC reviewed information (i) from the Proxy Peer Group (excluding Argo Group International Holdings, Ltd., which was acquired) and (ii) reported in the 2024 Property and Casualty Insurance Compensation Survey group consisting of 59 property and casualty insurance organizations, including Selective, with annual median direct written premiums of $4.4 billion and annual median revenues of $3.6 billion.

The CHCC reviewed compensation information from these two market reference sources in setting the NEOs’ total compensation (consisting of aggregate base salaries, ACIP payments, and LTIP awards) 15.9% below the combined benchmark median. The components comprising NEO total compensation for 2024 differed from market to varying degrees. Specifically, base salary was below the combined benchmark median by 4.0%. Driven by the challenging 2024 performance relative to annual financial and operational goals, ACIP awards were considerably lower for 2024 than for 2023 and were 33.6% below the combined benchmark median. The relative positioning of the combined base salary and ACIP awards resulted in annual total cash compensation that was 21.5% below the combined benchmark median. The grant date fair value of our 2024 LTIP awards was 2.6% below the combined benchmark median. The CHCC felt that each NEO’s compensation, on an absolute basis and in relation to market references, was appropriate considering their individual accomplishments and contributions, performance relative to 2024 financial, operational, and strategic goals, performance compared to projected industry performance, and our expense management. Mr. Harnett is excluded from this analysis given his prorated compensation in connection with his service as Interim Chief Financial Officer. Mr. Brennan was appointed Executive Vice President and Chief Financial Officer effective October 1, 2024. As such, his compensation is included and reflects his 2024 base salary rate and his Make-Whole and Retention Awards (defined below).

2024 ELEMENTS OF COMPENSATION AND ALLOCATION BETWEEN CURRENT AND LONG-TERM COMPENSATION

The table below shows the percentages of compensation for 2024 for the CEO and the other NEOs that are fixed compensation (i.e., base salary) versus variable compensation (i.e., ACIP and LTIP), and short-term incentive compensation (i.e., ACIP) versus long-term incentive compensation (i.e., LTIP).

As indicated in the table below, the 2024 compensation allocation aligns closely with our compensation philosophy, which is designed to motivate our NEOs to achieve short- and long-term corporate objectives consistent with our stockholders’ economic interests. We strive to balance pay incentive elements and performance time horizons.

	Fixed Compensation	Variable Compensation
NEOs	2024 Base Salary	2024 Short-Term (ACIP)	2024 Long-Term (LTIP)	2024 Total Variable (ACIP + LTIP)
John J. Marchioni	17%	19%	64%	83%
Patrick S. Brennan(1)	8%	37%(3)	55%(4)	92%
Anthony D. Harnett(2)	43%	33%	24%	57%
Joseph O. Eppers	29%	32%	39%	71%
Brenda M. Hall	29%	19%	52%	71%
Michael H. Lanza	41%	21%	38%	59%

(1) Mr. Brennan was appointed Executive Vice President and Chief Financial Officer effective October 1, 2024.

(2) Mr. Harnett ceased serving as Interim Chief Financial Officer on October 1, 2024, and continues to serve as Senior Vice President and Chief Accounting Officer.

(3) Reflects Mr. Brennan’s $500,000 Make-Whole ACIP Payment (defined below), and $220,000 Cash Make-Whole and Retention Award (defined below).

(4) Mr. Brennan did not participate in the LTIP in 2024; however, his employment agreement provided for the Equity Make-Whole and Retention Award (defined below).

The chart below reflects the allocation of 2024 compensation among LTIP, ACIP, and base salary for the CEO and the average for all other NEOs:

* Average percentages include Mr. Mr. Brennan’s Make-Whole ACIP Payment and Make-Whole and Retention Awards.

Base Salary

Our base salary compensation is intended to provide stable, competitive compensation while considering each NEO’s scope of responsibility, relevant background, training, and experience. In setting base salaries, the CHCC considers competitive market data for positions with comparable job content and overall market demand for each position. The CHCC generally believes base salaries should align with market trends for NEOs with similar responsibilities at comparable companies. When establishing the base salaries of our NEOs, the CHCC also considers:

◾	The functional role of the NEO’s position;

◾	The NEO’s level of responsibility;

◾	The NEO’s growth in the position, including skills and competencies;

◾	The NEO’s contribution and performance; and

◾	Selective’s ability to replace the NEO.

Based on these considerations and their individual accomplishments and contributions as described below in the section entitled, “2024 Compensation Actions for the CEO and other NEOs,” the CHCC increased the base salary rates of the following NEOs in early 2024 during our regular salary review process: Mr. Marchioni, 5.0%; Mr. Harnett, 86.9%; Mr. Eppers, 10.3%; Ms. Hall 4.7%; and Mr. Lanza, 1.4%. Mr. Harnett’s salary increase reflects the additional compensation associated with his appointment as Interim Chief Financial Officer. Mr. Eppers’ merit increase was in recognition of the strong investment segment performance under his leadership. The CHCC approved a base salary of $650,000 for Mr. Brennan in connection with his appointment as Chief Financial Officer, taking into consideration his prior experience and expected duties.

Annual Cash Incentive Program

Our ACIP is intended to link a meaningful portion of annual cash compensation to one or more pre-established annual short-term strategic and financial organizational performance goals. For 2024, all NEOs were eligible to participate in the ACIP; however, as discussed below, Mr. Brennan received the Make-Whole ACIP Payment for the 2024 performance year. Additionally, as described below, the ACIP calculation for Mr. Eppers, our Chief Investment Officer, is determined under an Investment Department ACIP framework that focuses primarily on investment-related criteria. ACIP awards are granted under the Selective Insurance Group, Inc. Cash Incentive Plan, As Amended and Restated as of May 1, 2014 (the “Cash Incentive Plan”).

2024 Corporate ACIP Measures

Our Corporate ACIP Measures (defined below) are established to encourage our NEOs to remain focused on particular financial and strategic objectives, even in the face of challenging circumstances in the performance year. The CHCC considers the level of achievement of the Corporate ACIP Measures when determining the ACIP payments to our NEOs. The CHCC has authority to adjust payouts as it deems appropriate in its discretion.

The Corporate ACIP plan has two components, financial and strategic (together, the “Corporate ACIP Measures”). The financial component is tied to Selective’s GAAP combined ratio for the performance year. The 50% target was set to a 95% combined ratio. The financial component pays 0% at a combined ratio over 100% and has a maximum 120% payout for a combined ratio of 88% or less. The strategic component opportunity ranges between 0% and 50% based on the achievement of the target of 13 specific measures tied to our strategic business framework, with a potential for an additional 5% if certain targets are exceeded.

The table below shows total potential Corporate ACIP payouts for NEOs at various combined ratio percentages, assuming all 13 strategic measures were fully met:

GAAP Combined Ratio (%)	Corporate ACIP Measures(1)
	Financial Measure (%)	Strategic Measures (%)	Total Opportunity (%)(2)
100.0	0.0	50	50.0
99.0	10.0	50	60.0
98.0	20.0	50	70.0
97.0	30.0	50	80.0
96.0	40.0	50	90.0
95.0	50.0	50	100.0
94.0	60.0	50	110.0
93.0	70.0	50	120.0
92.0	80.0	50	130.0
91.0	90.0	50	140.0
90.0	100.0	50	150.0
89.0	110.0	50	160.0
88.0	120.0	50	170.0

(1) Straight line interpolation applies to performance between designated goals.

(2) Reflects total opportunity based on degree of achievement of performance objectives not including the additional 5-point potential upside for exceeding commercial lines pure rate target on standard renewal business.

2024 Corporate ACIP Measure Results

The 2024 Corporate ACIP Measure results were based on our achievement of the financial metric of overall GAAP combined ratio and the strategic measures, as described in greater detail below.

Financial Performance Results

For 2024, our overall GAAP combined ratio was 103.0%, resulting in zero funding points for the financial performance component of the Corporate ACIP Measures.

Strategic Measures Performance Results

The table below reflects that we fully achieved 12 of the 13 2024 ACIP strategic measures for corporate functions (including exceeding one of the strategic measures described below), resulting in the strategic measures performance component of the Corporate ACIP Measures being funded at 50.0 points.

Area of Focus	Measure	Potential Value (in Points)	Actual Results (in Points)
Expense Management	Achieve designated expense targets for organizational functions.	6	6
Create a Highly Engaged Team	Address feedback on designated employee engagement drivers.	2	2
Profit Improvement	Achieve designated commercial lines pure rate target on standard renewal business.	6 (plus 5*)	9 (6 plus 3*)
	Achieve designated personal lines pure rate target on standard renewal business.	3	0
	Execute plan to file homeowners rating plans in designated states.	3	3
Growth	Achieve designated target for direct new standard commercial lines premiums.	4	4
	Achieve designated net renewal direct premium written budget for commercial lines.	4	4
	Execute project plan and achieve strategic milestones for excess and surplus lines business model.	4	4
	Achieve designated geographic expansion strategic milestones for Maine, West Virginia, Washington, Oregon, Nevada, Wyoming, Montana, and Kansas.	6	6
Optimize Operational Effectiveness & Efficiency	Deploy designated commercial lines and excess and surplus lines pilot product models, establish milestones and monitor processes.	3	3
	Create and execute plan to enroll designated agency population in digital policy delivery.	2	2
	Achieve designated efficiency and capacity targets through workflow optimization in claims, underwriting, and software engineering.	3	3
	Achieve milestones for enhancements to customer self-service site and achieve designated increase in bi-directional customer contact capability.	4	4

* Reflects additional five-point potential for exceeding commercial lines pure rate target on standard renewal business.

2024 Corporate ACIP Measure Results

For 2024, our combined Corporate ACIP Measures resulted in a total funding opportunity for Messrs. Marchioni, Harnett, and Lanza and Ms. Hall of zero points from the financial measure and 50 points from the strategic measures.

2024 Investment Department ACIP Measures

The Investment Department ACIP has three main components: corporate financial, investment financial, and investment strategic. The Investment Department ACIP corporate financial measure is the same financial measure as the Corporate ACIP, namely the GAAP combined ratio, and constitutes 25% of the calculation. The investment financial component constitutes 37.5% of the calculation and consists of after-tax net investment income and total return measures. The remaining 37.5% of the calculation consists of strategic initiatives significant for the success of the Investment Department’s results.

Corporate Financial Performance Results

As noted above under the 2024 Corporate ACIP Measure Results, this measure was not achieved and generated zero points.

Investment Financial Measure Performance Results

The table below reflects that all 2024 Investment Department ACIP financial measures were achieved (including exceeding four of the financial measures described below), resulting in 42.8 points.

Objective Description	Potential Value (in Points)	Potential Upside Value (in Points)	Actual Results (in Points)
Meet or exceed designated after-tax net investment income budget.	23.9	16.0	23.9
Meet or exceed limited partnership after-tax investment income budget.	4.2	2.8	4.3
Meet or exceed the designated weighted average benchmark return for designated portfolio.	4.7	3.1	7.8
Maintain designated internal rate of return of alternative investment portfolio.	2.3	1.6	3.9
Maintain designated public market equivalent spread of alternative investment portfolio.	2.3	1.6	2.9

Investment Strategic Measures Performance

The table below reflects that all strategic measures of the 2024 Investment Department ACIP were achieved (including exceeding three of the strategic measures described below), resulting in 44.3 points.

Area of Focus	Measure	Potential Value (in Points)	Potential Upside Value (in Points)	Actual Results (in Points)
Book Yield and Income Management	Achieve designated reinvestment rate on the internally managed fixed income portfolio relative to target.	3.5		3.5
	Achieve designated average reinvestment rate on the fixed income securities portfolio.	3.0	2.0	5.0
	Achieve designated fixed income portfolio book yield.	3.0	3.0	5.8
Portfolio Strategy and Optimization	Conduct strategic asset allocation and update applicable benchmarks and investment policy limits.	8.0		8.0
	Evaluate designated asset class, including sizing and implementation considerations.	3.0		3.0
	Analyze liquidity strategy and implement appropriate portfolio changes.	2.0		2.0
Risk Management	Conduct comprehensive review of portfolio risk management and analytics system.	9.0		9.0
Expense Management	Maintain controllable expense budget.	2.0		2.0
Optimize Operational Effectiveness & Efficiency	Enhance investment data warehouse.	2.0		2.0
	Identify and execute workflow automation opportunities using technology solutions.	2.0	2.0	4.0

2024 Investment Department ACIP Measure Results

The 2024 Investment Department ACIP financial and strategic measures resulted in a total funding opportunity for Mr. Eppers of zero points for the Corporate ACIP financial measure, 42.8 points for the Investment Department ACIP financial measures, and 44.3 points for the Investment Department ACIP strategic measures, for a combined total performance factor of 87.1 points.

2024 ACIP Payment Opportunities Awards for NEOs

The 2024 ACIP payment opportunities for the NEOs were based on competitive market levels and set as a percentage of each NEO’s annual base salary. The following table lists each NEO’s (i) 2024 minimum and maximum ACIP opportunities as a percentage of base salary rate, (ii) actual 2024 ACIP payment as a percentage of base salary rate, (iii) actual 2024 payment amount, and (iv) the percentage change in ACIP amount paid from 2023 to 2024:

NEO	Minimum 2024 ACIP Opportunity (as % of Base Salary Rate)	Maximum 2024 ACIP Opportunity(1) (as % of Base Salary Rate)	Actual 2024 ACIP Payment (as % of Base Salary)	Actual 2024 ACIP Payment	Change in ACIP Payment from 2023 to 2024
John J. Marchioni	0%	350%	115%	$1,200,000	-40.0%
Patrick S. Brennan(2)	N/A	N/A	77%(3)	$500,000	N/A
Anthony D. Harnett	0%	250%	79%	$500,000	48.8%
Joseph O. Eppers	0%	150%	113%	$500,000	11.1%
Brenda M. Hall	0%	150%	66%	$365,000	-40.2%
Michael H. Lanza	0%	150%	51%	$305,000	-40.2%

(1) Except with respect to Mr. Brennan, the CHCC established the NEOs’ ACIP opportunity ranges (as percentage of base salary rate) in January 2024, and the position ranges did not change from 2023. This equates to maximum potential payment amounts of $3,675,000 for Mr. Marchioni; $1,601,713 for Mr. Harnett; $675,000 for Mr. Eppers; $840,000 for Ms. Hall; and $892,500 for Mr. Lanza. Mr. Harnett’s ACIP opportunity range reflects his service as Interim Chief Financial Officer and transition period per his employment agreement.

(2) Under the terms of his employment agreement, Mr. Brennan received, a $500,000 Make-Whole ACIP Payment for the 2024 performance year.

(3) Mr. Brennan only received three months of base salary in 2024; however, for consistency with the presentation of the other NEOs, the percentage shown is based on his annualized base salary rate.

ELEMENTS OF LONG-TERM COMPENSATION

Design Elements

Our long-term incentive opportunities are intended to reward our NEOs and encourage their long-term retention. By aligning financial rewards with our stockholders’ economic interests, our NEOs are motivated to achieve our long-term strategic objectives and increase stockholder value. We use both cash and non-cash elements under our LTIP to deliver long-term compensation.

LTIP awards are typically granted in overlapping three-year cycles and are allocated between performance-based restricted stock units and performance-based cash incentive units. By granting performance-based restricted stock units and performance-based cash incentive units with three-year performance periods, we seek to align our NEOs’ economic interests with those of our stockholders and further support retention.

LTIP Award Grants

Performance Period	Restricted Stock Unit Performance Measures	Cash Incentive Unit Performance Measures
01/01/22 – 12/31/24	Generate a cumulative non-GAAP operating ROE of at least 12% (computed by excluding from the determination of average equity any unrealized gain or loss occurring after December 31, 2021), or achieve a 5% cumulative growth in policy count or statutory NPW at the end of the three-year performance period.	Cumulative TSR over the three-year performance period, and cumulative three-year statutory NPW growth and statutory operating return on policyholder surplus(1) relative to peer index.
01/01/23 – 12/31/25	Generate a cumulative non-GAAP operating ROE of at least 12% (computed by excluding from the determination of average equity any unrealized gain or loss occurring after December 31, 2022), or achieve a 5% cumulative growth in policy count or statutory NPW at the end of the three-year performance period.	Cumulative TSR over the three-year performance period, and cumulative three-year statutory NPW growth and statutory operating return on policyholder surplus relative to peer index.
01/01/24 – 12/31/26	Generate a cumulative non-GAAP operating ROE of at least 12% (computed by excluding from the determination of average equity any unrealized gain or loss occurring after December 31, 2023), or achieve a 5% cumulative growth in policy count or statutory NPW at the end of the three-year performance period.	Cumulative TSR over the three-year performance period, and cumulative three-year statutory NPW growth and statutory operating return on policyholder surplus relative to peer index.

(1) Statutory operating return on policyholder surplus is a profitability measurement calculated by dividing statutory operating income by the average policyholder surplus during the performance period.

In determining the amount of LTIP awards granted to the NEOs in 2024 (except for Mr. Brennan), the CHCC considered several factors, including: (i) each NEO’s performance during the previous year, including the achievement of departmental goals and other projects and endeavors accomplished throughout the year; (ii) each NEO’s total compensation in comparison to our Proxy Peer Group and Property and Casualty Insurance Compensation Survey data; and (iii) our desire for long-term retention of high-performing executives.

Performance-Based Restricted Stock Units

Approximately 75% of the total grant date fair value of each NEO’s LTIP award made in 2024 (except for Mr. Brennan) consisted of performance-based restricted stock units granted under the Selective Insurance Group, Inc. 2014 Omnibus Stock Plan (the “Omnibus Stock Plan”), subject to the following conditions:

◾	Three-year vesting period; and

◾	Achievement at the end of the three-year period beginning on January 1, 2024, and ending on December 31, 2026, of either (i) a cumulative non-GAAP operating ROE of at least 12% (computed by excluding from the determination of average equity any unrealized gain or loss occurring after December 31, 2023), or (ii) a cumulative 5% growth in policy count or statutory NPW.

Dividend equivalent units (“DEUs”) are credited on performance-based restricted stock units at the same time and same dividend rate paid to all Selective stockholders. Payments of DEUs, which are payable in shares of Selective common stock, remain subject to the same vesting conditions and performance measures as the underlying restricted stock units. DEUs are not paid unless and until the related restricted stock units vest. Using performance-based restricted stock units aligns this component of our NEOs’ compensation with overall corporate performance and stockholder interests.

Performance-Based Cash Incentive Units

The remaining approximate 25% of the total grant date fair value of each NEO’s LTIP award granted in 2024 (except for Mr. Brennan) consisted of performance-based cash incentive units granted under the Cash Incentive Plan, subject to, the following terms:

◾	Three-year performance period;

◾	The value of each cash incentive unit, initially awarded at $100 per unit, increases or decreases to reflect the TSR of Selective common stock over the three-year performance period for the award beginning on January 1, 2024, and ending on December 31, 2026; and

◾	The number of cash incentive units ultimately earned increases or decreases based on the performance criteria in the following table:

Matrix of Potential Performance-Based Cash Incentive Unit Payouts (as a % of Initial Award Value)
Cumulative 3-Year Statutory Net Premium Growth Relative to Peer Index	>=80%	100%	108%	117%	125%	133%	142%	150%
	70%	86%	100%	108%	117%	125%	133%	142%
	60%	72%	86%	100%	108%	117%	125%	133%
	50%	58%	72%	86%	100%	108%	117%	125%
	40%	44%	58%	72%	86%	100%	108%	117%
	30%	30%	44%	58%	72%	86%	100%	108%
	<=20%	0%	30%	44%	58%	72%	86%	100%
		<=20%	30%	40%	50%	60%	70%	>=80%
	Cumulative 3-Year Statutory Operating Return on Policyholder Surplus Relative to Peer Index

In establishing the 2024 peer group to compare performance and determine the ultimate number of performance-based cash incentive units earned (the “Cash Incentive Unit Peer Group”), the CHCC sought to include companies with similar premium volume, product mix, geographic operations, and independent insurance agents product distribution. The Cash Incentive Unit Peer Group used for 2024 was consistent with that used in 2023. The Cash Incentive Unit Peer Group differs from the Proxy Peer Group, as the Proxy Peer Group also includes companies with which we compete for executive talent. The Cash Incentive Unit Peer Group consists of the following companies:

Auto-Owners Insurance Group	Liberty Mutual Group Inc.
Cincinnati Financial Corporation	The Hanover Insurance Group, Inc.
CNA Financial Corporation	United Fire Group, Inc.
Donegal Insurance Group	Utica National Insurance Group
Erie Indemnity Company	Westfield Group

Timing of LTIP Awards

LTIP awards are generally granted each year after Selective releases year-end results.

2021 LTIP Award Grant Results

The following table summarizes the achievement of the performance metrics for the 2021 LTIP award grants and the corresponding payout in 2024:

Performance Metrics	Actual Performance Versus Performance Metrics	Percentage Achieved
2021 Grant Results
Restricted Stock Units Generate a cumulative non-GAAP operating ROE of at least 12% (computed by excluding from the determination of average equity any unrealized gain occurring after December 31, 2020), or achieve a 5% cumulative growth in policy count or statutory NPW at any calendar year-end during the performance period.	Achieved at least 12% cumulative non-GAAP operating ROE and 5% cumulative growth of NPW	100%

Cash Incentive Units(1)

Cumulative TSR over the three-year performance period, and cumulative three-year statutory NPW growth and statutory operating return on policyholder surplus relative to peer index for the period of January 1, 2021 to December 31, 2023.

	Achieved a TSR of 154.53%, a statutory operating return on policyholder surplus of 41%, and NPW growth of 49%(2)	150% of units at $154.53

(1) Cash incentive unit awards are denominated in units and granted at a target amount, with an initial value of $100. The number and final value of the cash incentive units ultimately earned by the NEOs are variable, depending on the level of achievement of the underlying performance metrics.

(2) Selective’s cumulative three-year statutory operating return on policyholder surplus of 41% positioned us in the 100th percentile of the Cash Incentive Unit Peer Group. The cumulative three-year statutory NPW growth of 49% placed us in the 100th percentile of the Cash Incentive Unit Peer Group, resulting in the earning of 150% of the cash incentive units initially granted. Please refer to the Matrix of Potential Performance-Based Cash Incentive Unit Payouts above.

2024 COMPENSATION ACTIONS FOR THE CEO AND OTHER NEOS

In making its 2024 base salary, ACIP, and LTIP compensation decisions for Mr. Marchioni and the other NEOs, the CHCC considered each NEO’s overall and individual accomplishments and contributions. In setting Mr. Brennan’s compensation, the CHCC also considered his prior experience, compensation forfeited from leaving his prior employer, and his duties as Chief Financial Officer. The required achievement of pre-determined financial and strategic goals limits our compensation program’s ACIP and LTIP components. We structure our reward programs to retain and motivate our best-performing employees and those in critical positions. In balancing our strategic results achieved with ongoing price competition, the CHCC made the following compensation decisions for 2024:

Mr. Marchioni’s:

◾	Base salary rate increased 5.0% from 2023 to reflect Mr. Marchioni’s strong performance in 2023 and to better align with peer benchmarks;

◾	ACIP payment for 2024 was 40% lower than his 2023 ACIP payment, driven primarily by the Company’s financial performance in 2024 versus 2023 due to adverse prior year casualty reserve development, as described in the “2024 Corporate Performance Results” section above;

◾	Grant date value of LTIP award granted in February 2024 was 44.0% higher than his award granted in February 2023 to better align the equity component of his pay mix with that of the Proxy Peer Group and to more closely align the magnitude of his total compensation with benchmark medians; and

◾	Total compensation, including salary paid, ACIP payment, and LTIP award, was 7.9% higher in 2024 than 2023.

As CEO, Mr. Marchioni was responsible for all financial, strategic, and investment goals. In making its 2024 compensation decisions for Mr. Marchioni, the CHCC considered our overall corporate performance, as previously detailed in this Compensation Discussion and Analysis under the “2024 Corporate Performance Results” section and a comprehensive written performance appraisal of the CEO completed by all members of the Board (other than Mr. Marchioni).

Based on the degree of achievement of the Corporate ACIP Measures and the factors noted above in the 2024 Corporate Performance Results, the CHCC determined that Mr. Marchioni’s 2024 ACIP payment would be 115% of base salary. This represents a 40% decline from his 2023 ACIP as a result of the Company’s financial performance, driven primarily by adverse prior year casualty reserve development, as described in the “2024 Corporate Performance Results” section above, and compares to his initial ACIP opportunity range of 0%-350% of base salary.

The CHCC determined that Mr. Marchioni’s ACIP payment was appropriate and consistent with Selective’s pay-for-performance philosophy and reinforced our long-standing history of linking pay and performance.

Our other NEOs were also critical in executing Selective’s 2024 strategic goals and delivering key accomplishments. In light of these accomplishments, the CHCC made the following compensation decisions for the other NEOs:

◾	Base salary rate increased 10.3% for Mr. Eppers, 4.7% for Ms. Hall, and 1.4% for Mr. Lanza, based on each NEO’s performance and ongoing competitiveness with relevant peer benchmarks. Mr. Eppers’ merit increase was in recognition of the strong investment segment performance under his leadership. In connection with his appointment as Chief Financial Officer, Mr. Brennan’s base salary rate was set at $650,000. Mr. Harnett’s base salary rate was set at $603,460 effective November 6, 2023, in connection with his appointment as Interim Chief Financial officer. As Mr. Harnett ceased to serve as Interim Chief Financial Officer upon Mr. Brennan’s appointment, Mr. Harnett’s base salary rate was reduced to $379,995, effective December 30, 2024, subsequent to his Interim Chief Financial Officer transition period, as provided for under the terms of his employment agreement;

◾	The ACIP payments for 2024, compared to the ACIP payments for 2023, (i) increased 48.8% for Mr. Harnett, primarily attributable to the increase in his ACIP percentage opportunity during his tenure as Interim Chief Financial Officer, (ii) increased 11.1% for Mr. Eppers due to the strong investment segment performance and resulting funding under the 2024 Investment Department ACIP, and (iii) decreased 40.2% for Ms. Hall and 40.2% for Mr. Lanza due to the decrease in Corporate ACIP funding, driven primarily by adverse prior year casualty reserve development, as described in the “2024 Corporate Performance Results” section above. As noted above, for the 2024 performance year, Mr. Brennan was entitled to receive a $500,000 Make-Whole ACIP Payment under the terms of his employment agreement;

◾	The grant date values of LTIP awards granted in February 2024, compared to LTIP awards granted in February 2023, increased 58.5% for Mr. Harnett, 72.5% for Mr. Eppers, and 54.8% for Ms. Hall. Such increases were made to better align the equity components of their respective pay mixes with those of the Proxy Peer Group and to more closely align the magnitude of their total compensation with benchmark medians. Mr. Lanza’s LTIP award was unchanged;

◾	Mr. Brennan received a $1,100,000 Equity Make-Whole and Retention Award; and

◾	Total compensation, including salary paid, ACIP payments, and LTIP awards, compared to 2023, increased 58.2% for Mr. Harnett (primarily attributable to his tenure as Interim Chief Financial Officer), 28.0% for Mr. Eppers, and 7.3% for Ms. Hall, and decreased 12.0% for Mr. Lanza. As Mr. Brennan’s appointment was effective October 1, 2024, no total compensation comparison can be made.

In making 2024 compensation decisions for Messrs. Brennan, Harnett, Eppers, and Lanza, and Ms. Hall, the CHCC considered the following for each NEO:

Mr. Brennan – As noted earlier, Mr. Brennan was appointed Executive Vice President and Chief Financial Officer effective October 1, 2024. As Executive Vice President and Chief Financial Officer, Mr. Brennan has (i) primary responsibility for all financial matters, including financial accounting, SEC and statutory financial reporting, investor relations, sustainability, tax, capital and capital management planning, treasury, billing, investments, enterprise risk management, reinsurance, financial planning, and contracts and procurement, and (ii) general management responsibility as an executive management team member. In determining Mr. Brennan’s compensation in connection with his hiring and appointment as Chief Financial Officer, the CHCC considered:

◾	His prior financial and insurance industry experience and expertise;

◾	The need to retain his current and future services;

◾	The compensation he would forfeit upon his departure from his prior employer; and

◾	His contributions during his three months of employment with the Company during 2024, including his successful transition of duties and responsibilities from the Interim Chief Financial Officer, participation and contributions in investor meetings, and oversight of the final preparations of the 2025 corporate budget.

Under his employment agreement, Mr. Brennan’s 2024 compensation consisted of (i) his pro-rated base salary, (ii) a $500,000 guaranteed annual cash incentive payment, in part as a make-whole payment for compensation forfeited for leaving his prior employer (the “Make-Whole ACIP Payment”), (iii) a $220,000 cash payment, representing the first of two make-whole and retention cash bonus payments (the “Cash Make-Whole and Retention Award”), with the second payment of $244,000 to be paid subject to and following his one-year anniversary of employment with the Company, and (iv) a make-whole grant of time-vested restricted stock units having a grant date fair value of $1,100,000 that vests on the third anniversary of the grant date of October 8, 2025, provided he remains employed with the Company on such date (the “Equity Make-Whole and Retention Award” and, together with the Cash Make-Whole and Retention Award, the “Make-Whole and Retention Awards”).

Mr. Harnett – As Senior Vice President and Chief Accounting Officer, and as Interim Chief Financial Officer through Mr. Brennan’s appointment as Chief Financial Officer effective October 1, 2024, Mr. Harnett had (i) primary responsibility for financial matters, including financial accounting, SEC and statutory financial reporting, investor relations, tax, capital and capital management planning, treasury, billing, financial planning, and contracts and procurement, and (ii) general management responsibility as an executive management team member. Mr. Harnett’s major contributions in 2024 included:

◾	Managing the accuracy and efficiency of the statutory and GAAP closing processes and related SEC and statutory reporting activities with a high degree of proficiency, including serving as chair of management’s Disclosure Committee;

◾	Managing the insurance departments’ financial examination process;

◾	Supporting our financial strength ratings through proactive engagement with rating agencies;

◾	Attending and participating in investor conferences and conference calls;

◾	Participating in the successful renewal of our casualty and property excess of loss reinsurance treaties and our catastrophe coverages;

◾	Enhancing our sustainability-related disclosures by issuing our third sustainability report and second Task Force on Climate-related Financial Disclosures, or TCFD report;

◾	Identifying and executing tax-related strategies, including tax credit investments;

◾	Monitoring, managing, and implementing enhancements to the annual expense budgeting and forecasting processes and implementing expense reduction initiatives to achieve our expense ratio target;

◾	Improving customer experience through the implementation of enhancements to billing processes, including bill redesign, new payment options, and promotion of an online payment center for distribution partners; and

◾	Assisting in the onboarding of Mr. Brennan as the new Chief Financial Officer and in the transitioning of the duties and responsibilities to Mr. Brennan.

Based on the degree of achievement of the Corporate ACIP Measures and the factors noted above, the CHCC approved Mr. Marchioni’s recommendation that Mr. Harnett’s 2024 ACIP payment be set at 78.8% of base salary. This compares to his initial ACIP payment opportunity range of 0%-250% of base salary.

Mr. Harnett’s ACIP payment for 2024 was 48.8% higher than his 2023 ACIP (primarily attributable to the increase in his ACIP percentage opportunity during his tenure as Interim Chief Financial Officer). We believe that his 2024 ACIP award aligns with our pay-for-performance philosophy, organizational performance, and goal of rewarding and retaining key performers in critical positions.

Mr. Eppers – As Executive Vice President, Chief Investment Officer, Mr. Eppers leads the Investment Department and develops and executes investment strategy and asset allocation, directs, and oversees the activities of outside investment managers, monitors portfolio quality and risk profile, and establishes and documents investment processes. He is responsible for achieving established strategic investment goals and target investment income and returns, while adhering to Selective’s investment policies. Mr. Eppers’ significant 2024 contributions were:

◾	Actively managed a diversified, high quality investment portfolio that supported Selective’s capital needs and long-term objectives;

◾	Maintained a stable risk profile amidst a complex and dynamic economic and market environment, and deployed investment strategies consistent with Selective’s risk tolerance;

◾	Achieved strong financial results, including:

◾	Increasing net investment income 17%, to $363 million;

◾	Delivering strong total return results that exceeded the portfolio benchmark;

◾	Increasing pre-tax book yield to 4.9%; and

◾	Generating a net investment income after-tax return on equity of 12.8%;

◾	Updated the strategic asset allocation strategy and liquidity framework of the investment portfolio;

◾	Enhanced the operational efficiency and reporting capabilities of the Investment Department;

◾	Provided executive and strategic leadership as chair of the Management Investment Committee; and

◾	Supported the oversight and management of the investment strategy and plan design options of the organization’s benefit plans.

Based on the degree of achievement of the 2024 Investment Department ACIP financial and strategic measures, the CHCC approved Mr. Marchioni’s recommendation that Mr. Eppers’ 2024 Investment Department ACIP payment be set at 112.7% of base salary. This compares to his initial ACIP payment opportunity range of 0%-150% of base salary.

Mr. Eppers’ 2024 Investment Department ACIP payment was 11.1% higher than his 2023 payment, driven by strong investment segment performance. This award aligns with our pay-for-performance philosophy, organizational performance, and goal of rewarding and retaining key performers in critical positions.

Ms. Hall – As Executive Vice President, Chief Operating Officer, Standard Lines, Ms. Hall has (i) primary responsibility for the overall results of our standard commercial and personal lines segments, (ii) general management responsibility as an executive management team member, and (iii) responsibility for oversight of insurance learning services and distribution strategies. Ms. Hall’s significant 2024 contributions were:

◾	Achieving standard commercial lines NPW growth of 11% and new business growth of 4% as compared to the prior year, average renewal pure price increases of 8.3%, and strong retention of 85%;

◾	Began writing standard commercial lines business in our newly opened geographic footprint states of Maine, Nevada, Oregon, Washington, and West Virginia;

◾	Executing agency engagement efforts to position Selective as a commercial lines market of choice for our distribution partners;

◾	Launching a new product organization focusing on product development, and delivery of key technology projects and enhancements;

◾	Supporting customer experience improvements providing digital enhancements, friction reduction, and value-added services for customers and distribution partners;

◾	Achieving standard personal lines NPW growth of 4% and Flood direct premiums written growth of 17%, and implementing appropriate pricing and underwriting actions to address personal lines profitability challenges; and

◾	Supporting initiatives to improve productivity, enhance data management, and increase operational effectiveness.

Based on the degree of achievement of the Corporate ACIP Measures and the factors noted above, the CHCC approved Mr. Marchioni’s recommendation that Ms. Hall’s 2024 ACIP payment be set at 65.6% of base salary. This compares to her initial ACIP payment opportunity range of 0%-150% of base salary.

Ms. Hall’s 2024 ACIP payment was 40.2% lower than her 2023 ACIP payment, driven primarily by the Company’s financial performance in 2024 versus 2023 due to adverse prior year casualty reserve development, as described in the “2024 Corporate Performance Results” section above. This award aligns with our pay-for-performance philosophy, organizational performance, and goal of rewarding and retaining key performers in critical positions.

Mr. Lanza – As Executive Vice President, General Counsel and Chief Compliance Officer, Mr. Lanza has had (i) primary responsibility for all legal, corporate governance, government affairs, state filings, internal audit, regulatory, compliance matters and corporate communications, and (ii) general management responsibility as an executive management team member. Mr. Lanza’s significant 2024 contributions were:

◾	Providing advice and support, in coordination with our Investor Relations and Finance functions, for the improvement of Selective’s external disclosure process, including SEC filings and press releases;

◾	Advising the Board and management on corporate governance, regulatory compliance, data, and information governance, and public disclosure matters;

◾	Providing significant counsel and leadership on government affairs and public policy matters and legislative and regulatory matters of significance to Selective and the industry, including litigation reform, risk-based pricing, artificial intelligence, flood insurance, and cybersecurity and privacy issues, and facilitating engagement with regulators, particularly in our new and projected expansion states;

◾	Providing timely and appropriate legal advice and leadership on all sustainability-related matters, including revisions and updates to internal and external disclosures and reporting, and advising management’s Sustainability Committee;

◾	Providing executive leadership and legal advice for high-exposure litigation matters and continued improvement of overall quality, appropriateness, and timeliness of legal advice for claims coverage and litigation matters; and

◾	Providing legal counsel and executive leadership on strategy, decisions, and execution of communication of corporate goals and human resources initiatives.

Based on the degree of achievement of the Corporate ACIP Measures and the factors noted above, the CHCC approved Mr. Marchioni’s recommendation that Mr. Lanza’s 2024 ACIP payment be set at 51.4% of base salary. This compares to his initial ACIP payment opportunity range of 0%-150% of base salary.

Mr. Lanza’s 2024 ACIP payment was 40.2% lower than his 2023 ACIP payment, driven primarily by the Company’s financial performance in 2024 versus 2023 due to adverse prior year casualty reserve development, as described in the “2024 Corporate Performance Results” section above. This award aligns with our pay-for-

performance philosophy, organizational performance, and goal of rewarding and retaining key performers in critical positions.

PERQUISITES

NEO perquisites in 2024 were limited to tax preparation services and executive physicals, which is consistent with prevailing industry practice. See footnote 4 to the Summary Compensation Table for perquisite details.

EXECUTIVE STOCK OWNERSHIP AND RETENTION REQUIREMENTS

Selective believes that stock ownership by management encourages the enhancement of stockholder value. Selective’s stock ownership guidelines are based on prevailing corporate governance practices and detailed in the Corporate Governance Guidelines.

The following table shows the common stock ownership guidelines for certain officers. Each officer must meet (and subsequently maintain) the current stock ownership guidelines within the later of (i) five years from attainment of the respective officer status, and (ii) three years from any change to these requirements (“Requirement Date”). Base salary increases during the five-year period will require the ultimate ownership requirements to increase when shares are valued on November 1 following such increase.

If, at the November 1 valuation date, an officer fails to meet their current stock ownership requirement as of their Requirement Date, the officer has until March 15 of the following year to cure the non-compliance. If an officer does not cure the non-compliance by March 15, the CHCC may determine to pay all or a portion of such officer’s next annual cash incentive plan award in shares of Selective common stock.

Position	Requirement
CEO or President	6 x base salary
CFO	4 x base salary
Executive Vice Presidents	3 x base salary
Senior Vice Presidents or equivalent job grade	1.5 x base salary

In calculating ownership under the guidelines:

◾	Shares of Selective common stock of which the officer is deemed to be the “beneficial owner” (as such term is defined under Section 16 of the Exchange Act), seventy-five percent (75%) of the awards of restricted stock or restricted stock units (including related dividend equivalent units) not yet vested, and shares of Selective common stock held in benefit plan investments (i.e., 401(k) plan) are counted; and

◾	Unexercised stock options are not counted.

In addition, officers are required to retain direct ownership of at least 75% of the shares acquired under an equity award granted under any Selective equity compensation plan or other written compensatory arrangements, net of taxes and transaction costs, unless the officer has met their applicable stock ownership requirement. Taxes and transaction costs include: (i) shares retained by Selective to satisfy tax withholding requirements attributable to awards; and (ii) shares the officer tenders to pay all or any portion of the exercise price of option grants. All of our officers have met or are on track to meet the required ownership guidelines.

POLICY ON HEDGING

Selective seeks to fully align the long-term financial interests of its officers, directors, and employees with the interests of Selective’s other stockholders. For this reason, Selective officers, directors, and employees are prohibited from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions that hedge, offset, or are designed to hedge or offset, any decrease in the market value or the full ownership risks and rewards of their direct or indirect Selective stock holdings.

RECOUPMENT OF AWARDS

Effective December 1, 2023, the Board, upon the CHCC’s recommendation, adopted a new compensation recoupment policy (the “Clawback Policy”) that superseded the prior policy. The Clawback Policy is effective for certain compensation received on or after October 2, 2023, and is consistent with the requirements of the SEC’s final compensation clawback rules under the Dodd-Frank Act and the Nasdaq listing standards. It requires recoupment of excess incentive compensation paid to our executive officers if the excess amounts were based on material noncompliance with any financial reporting requirement that causes an accounting restatement, regardless of fraud or misconduct.

RETIREMENT AND DEFERRED COMPENSATION PLANS

Selective Insurance Company of America (“SICA”), a wholly owned subsidiary of Selective, employs all our personnel, including the NEOs. We strive to provide a competitive retirement benefit program that allows us to attract and retain talent for the organization. We offer a defined contribution program, including a nonqualified defined contribution deferred compensation plan (the “Deferred Compensation Plan”) for certain officers and highly compensated employees, including the NEOs. This program is consistent with benefits provided by many of the companies with which we compete for executive talent.

SICA also has maintained a non-contributory defined benefit pension program consisting of a tax-qualified defined benefit pension plan, the Retirement Income Plan for Selective Insurance Company of America (the “Retirement Income Plan”), and a nonqualified supplemental pension plan for certain executives and employees, first employed on or before December 31, 2005. The accrual of benefits under the pension program ceased as of March 31, 2016. The “Pension Benefits” section of this Proxy Statement describes the pension program more fully. Because of their earlier hire dates, Messrs. Marchioni, Harnett, and Lanza and Ms. Hall participate in the pension program. Because of their later hire dates, Messrs. Brennan and Eppers are not eligible to participate in the pension program.

SICA offers a tax-qualified defined contribution plan named the Selective Insurance Retirement Savings Plan (the “Retirement Savings Plan”) for employees, including the NEOs, who meet eligibility requirements. Participants can contribute up to 50% of their eligible compensation to the Retirement Savings Plan, which was up to $23,000 in 2024. Under the Retirement Savings Plan, participant contributions are matched at 100% of the employee’s salary deferrals up to 3% of the employee’s eligible compensation, and at 50% of the employee’s salary deferrals above 3%, up to 6% of the employee’s eligible compensation, subject to limitations under the Code. Participants turning age 50 or older during the year, including all the NEOs, were eligible in 2024 to make additional catch-up salary deferral contributions of up to $7,500 to the Retirement Savings Plan under the Code.

In connection with the curtailment of the Retirement Income Plan, all eligible participants in the Retirement Savings Plan, including the NEOs, began receiving a non-elective contribution of 4% of base salary, after one year of service, to their accounts under the Retirement Savings Plan, subject to limitations under the Code.

Under the Deferred Compensation Plan, certain executives and employees, including the NEOs, may, subject to certain limitations, defer: (i) up to 50% of their base salary; (ii) up to 100% of their annual bonus (subject to certain limitations to provide for required tax withholding); and/or (iii) all or a percentage of such other compensation as otherwise designated by the administrator of the Deferred Compensation Plan. To compensate for the Code’s limitations on SICA’s matching contributions for the NEOs under the Retirement Savings Plan, SICA matched our NEOs’ contributions to the Deferred Compensation Plan in 2024 as follows: 100% of each NEO’s salary deferrals to the Retirement Savings Plan and the Deferred Compensation Plan up to 3% of the employee’s base salary, and 50% of the NEO’s salary deferrals to the Retirement Savings Plan and the Deferred Compensation Plan above 3%, up to 6% of the NEO’s base salary, less any matching contributions to the Retirement Savings Plan. To the extent provisions of the Code and the Retirement Savings Plan limit non-elective contributions to the Retirement Savings Plan, SICA makes non-elective contributions of 4% of base salary to participants’ Deferred Compensation Plan accounts. The “Nonqualified Deferred Compensation” section of this Proxy Statement includes additional information about the Deferred Compensation Plan.

SICA also maintains broad-based health and welfare benefit plans in which eligible employees, including the NEOs, participate.

EMPLOYMENT AGREEMENTS

SICA has entered into employment agreements with its key executive officers, including the NEOs. Each employment agreement provides for severance in the event of termination: (i) due to death or Disability; (ii) without “Cause”; (iii) due to resignation for “Good Reason” within two years following a “Change in Control” (as each capitalized term is defined in the applicable employment agreement); (iv) due to resignation of the NEO within two years of the company first imposing a requirement, without the consent of the NEO, that relocates the NEO’s business location more than 50 miles; and (v) for the CEO, a resignation at any time for Good Reason. The CHCC believes these agreements are important for the recruitment and retention of key executives, and its Compensation Consultant advised that the terms of the employment agreements, when executed, were market-competitive within our peer group. Furthermore, after or in connection with a change in control, uncertainty may arise among our key executives about their continued employment, possibly leading to their distraction or departure. The purpose of the employment agreements is to retain our key executives and reinforce and encourage their continued attention and dedication during the potentially critical period of a change in control.

The change in control provisions of the NEOs’ employment agreements concerning severance payments, outstanding awards under our stock and cash plans, and continued insurance coverages or coverage reimbursement, are triggered following the NEO’s employment termination without Cause or the resignation of the NEO for Good Reason within two years following a change in control. This double trigger ensures such a payout does not automatically occur upon a change in control only.

The employment agreements are described in the section entitled, “Employment Agreements and Potential Payments upon Termination or Change in Control” section of this Proxy Statement. This section includes information on multipliers used in calculating the severance payment and duration of reimbursement for the cost of certain benefit coverages provided to individual executives upon termination. We believe these multipliers are consistent with each NEO’s level and value of position to the organization. SICA’s current employment agreements do not contain excise tax gross-up provisions.

TAX TREATMENT AND ACCOUNTING

Code Section 162(m) generally disallows a federal income tax deduction to public companies for annual compensation over $1 million (per individual) paid to their chief executive officer, chief financial officer, and certain other NEOs. In considering the goals of our executive compensation program in making its compensation decisions, the CHCC retains the flexibility to award compensation it believes to be in Selective’s best long-term interests, even if the awards may not be fully deductible under Code Section 162(m).

GAAP requires compensation expense to be measured on the income statement for all stock-based payments at grant date fair value for equity instruments (including restricted stock unit awards) and at market value on the date of vesting for liability instruments (including cash incentive unit awards). The CHCC has considered the impact of GAAP on our use of stock-based compensation as a retention tool. The CHCC has determined that the current estimated costs of using stock-based compensation relative to the benefits they provide are appropriate and do not warrant any change to our current incentive framework.

We have designed our compensation programs and awards to executive officers to be exempt from or, where applicable, comply with the provisions of Section 409A of the Code. For example, if the executives are “specified employees” under Section 409A of the Code, any payments of deferred compensation under our nonqualified deferred compensation plans that are triggered by the executive officer’s separation from service are not payable before the first day of the seventh month after the executive’s date of separation from service.

COMPENSATION COMMITTEE REPORT

The Compensation and Human Capital Committee establishes general executive compensation policies and establishes the salaries and bonuses of Selective’s named executive officers, including the Chief Executive Officer. The Compensation and Human Capital Committee (i) has reviewed and discussed the Compensation Discussion and Analysis with management, and (ii) based on this review and discussion, recommended to the Board, and the Board approved, the inclusion of the Compensation Discussion and Analysis in this Proxy Statement.

Submitted by the Compensation and Human Capital Committee of the Board,

Philip H. Urban*, Chairperson	Stephen C. Mills
Ainar D. Aijala, Jr.	Cynthia S. Nicholson
Lisa Rojas Bacus

* Mr. Urban is not standing for reelection at the Annual Meeting and, therefore, will no longer serve on the Board following the Annual Meeting.

The Compensation Committee Report does not constitute soliciting material, and it shall not be deemed to be filed or incorporated by reference into any other Selective filing under the Securities Act of 1933, as amended (“Securities Act”), or the Exchange Act, except to the extent that Selective specifically incorporates the Compensation Committee Report by reference therein.

POLICIES AND PRACTICES RELATED TO THE GRANT OF CERTAIN EQUITY AWARDS CLOSE IN TIME TO THE RELEASE OF MATERIAL NON-PUBLIC INFORMATION

In response to Item 402(x)(1) of Regulation S-K, Selective does not currently grant new awards of stock options, stock appreciation rights, or similar option-like instruments. Selective, however, maintains a Policy on Granting Equity and Cash Incentive Unit Awards specifying that Selective will grant LTIP awards, other than new hire awards and interim promotion and retention awards, at a meeting of the CHCC held following the release of the Company’s fourth quarter and year-end earnings results. Under the policy, LTIP awards to Section 16 “officers” must be approved by the CHCC at a meeting or by unanimous written consent. The grant date of any LTIP award approved at a meeting, or by unanimous consent, of the CHCC will be the date of such meeting or unanimous written consent.

SUMMARY COMPENSATION TABLE

The following Summary Compensation Table reflects the compensation earned by or paid to the NEOs during 2024, 2023, and 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
John J. Marchioni President and Chief Executive Officer	2024 2023 2022	1,042,308 1,000,000 988,462		3,979,260 2,764,181 2,628,160	1,200,000 2,000,000 2,100,000	– 130,795 –	93,096 88,850 93,565	6,314,664 5,983,826 5,810,187
Patrick S. Brennan EVP, Chief Financial Officer	2024	160,000	220,000(5)	1,052,548(6)	500,000	–	–	1,932,548
Anthony D. Harnett SVP, Chief Accounting Officer and Former Interim Chief Financial Officer	2024 2023	634,958 381,842	– 20,052(7)	354,292 223,495	500,000 335,967	– 38,804	54,644 32,325	1,543,895 1,032,485
Joseph O. Eppers EVP, Chief Investment Officer	2024	443,538		592,386	500,000	–	38,801	1,574,725
Brenda M. Hall EVP, Chief Operating Officer, Standard Lines	2024 2023 2022	556,154 529,615 490,769		984,851 636,374 580,954	365,000 610,000 610,000	– 32,328 –	51,523 52,192 46,915	1,957,528 1,860,510 1,728,638
Michael H. Lanza EVP, General Counsel and Chief Compliance Officer	2024 2023 2022	593,769 585,923 578,462		550,068 550,077 525,097	305,000 510,000 530,000	– 78,462 –	53,807 52,803 57,169	1,502,644 1,777,265 1,690,728

(1) This column reflects the aggregate grant date fair value of the 2024, 2023, and 2022 grants of performance-based restricted stock unit awards and 2024, 2023, and 2022 grants of performance-based cash incentive unit awards and, for Mr. Brennan, his Equity Make-Whole and Retention Award. The grants of performance-based restricted stock units generally vest three years from the date of grant, conditioned on the attainment of certain predetermined performance goals. Grants of performance-based cash incentive unit awards generally vest at the payment date, which is as soon as practicable in the calendar year following the end of the calendar year coincident with the end of the three-year performance period. The value of each cash incentive unit initially awarded increases or decreases to reflect TSR on Selective common stock over the three-year performance period for the award. For the 2024, 2023, and 2022 performance-based cash incentive unit awards, the number of cash incentive units ultimately earned increases or decreases based on (i) cumulative three-year statutory NPW growth relative to the Cash Incentive Unit Peer Group, and (ii) cumulative three-year statutory operating return on policyholder surplus relative to the Cash Incentive Unit Peer Group. Restricted stock unit and cash incentive unit awards are generally subject to forfeiture should the grantee resign or be terminated for cause prior to vesting. However, restricted stock unit and cash incentive unit awards granted to Messrs. Marchioni and Lanza will vest upon attainment of the performance condition only, as they have attained their early retirement ages.

The grant date fair values for the performance-based restricted stock unit and performance-based cash incentive unit awards granted to the NEOs are as follows:

Name	Year	Performance-Based Restricted Stock Units ($)	Performance-Based Cash Incentive Units ($)
John J. Marchioni	2024 2023 2022	2,979,260 2,064,181 1,953,160	1,000,000 700,000 675,000
Patrick S. Brennan	2024	N/A	N/A
Anthony D. Harnett	2024 2023	262,992 166,195	91,300 57,300
Joseph O. Eppers	2024	442,386	150,000
Brenda M. Hall	2024 2023 2022	734,851 473,874 430,954	250,000 162,500 150,000
Michael H. Lanza	2024 2023 2022	412,568 412,577 393,797	137,500 137,500 131,300

The aggregate grant date fair value reported in this column assumes the following: (i) the predetermined performance goals for the restricted stock unit grants are probable of being attained; (ii) initial per unit values for the cash incentive unit awards of $100; and (iii) a 100% peer group unit multiplier for cash incentive unit awards. For further discussion of the fair value calculation of the awards in this column, please refer to Note 16. “Share-Based Payments” to the consolidated financial statements in our 2024 Annual Report. The maximum value assuming the highest level of performance conditions for the performance-based restricted stock units are consistent with the amounts above. Although the maximum number of performance-based cash incentive units potentially issuable is 150% of the original grant for the 2022, 2023, and 2024 grants, the ultimate maximum value of the 2022, 2023, and 2024 grants cannot be determined at this time because the initial value of each unit is adjusted based on the TSR of Selective common stock over the grant’s three-year performance period. Mr. Brennan was not granted performance-based restricted stock unit or performance-based cash incentive unit awards in 2024, as he received the Equity Make-Whole and Retention Award.

(2) Amounts in this column are ACIP awards to the NEOs earned in 2024 and paid in 2025, earned in 2023 and paid in 2024, and earned in 2022 and paid in 2023. These awards were granted under the Cash Incentive Plan.

(3) Amounts in this column reflect the actuarial increase in the present value of each NEO’s pension benefits under all defined benefit pension plans of SICA, determined using the same interest rate and mortality assumptions as those used for financial statement reporting purposes. There were no changes to the benefit formulas under the defined pension benefit plans in 2024, as the plans were amended to cease further accruals effective as of March 31, 2016. The decreases in pension values excluded from this column are primarily attributable to an increase in the discount rate used to calculate the present value. These decreases are partially offset by aging and a mortality assumption update. The decreases in present value of the accumulated benefit for the qualified Retirement Income Plan were as follows: Mr. Marchioni, $(26,967); Mr. Harnett, $(26,218); Ms. Hall, $(22,013); and Mr. Lanza, $(7,734). The decreases in present value of the accumulated benefit for the nonqualified Retirement Income Plan were as follows: Mr. Marchioni, $(43,681); Mr. Harnett, $(154); Ms. Hall, $(948); and Mr. Lanza, $(7,388). Based on Messrs. Brennan’s and Eppers’ hire dates, they are not eligible to participate in SICA’s defined benefit pension plans. There were no above-market or preferential earnings on deferred compensation under SICA’s nonqualified deferred compensation program.

(4) For 2024, amounts in this column for each NEO (other than Mr. Brennan) reflect the following (amounts in this footnote may not exactly match the figures in the Summary Compensation Table due to rounding):

◾	Mr. Marchioni: $31,379 of company matching contributions and $27,892 of non-elective contributions to his Deferred Compensation Plan account, $15,525 of company matching contributions and $13,800 of non-elective contributions to his 401(k) plan account, and $4,500 for tax preparation services.

◾	Mr. Harnett: $13,048 of company matching contributions and $11,598 of non-elective contributions to his Deferred Compensation Plan account, $15,525 of company matching contributions and $13,800 of non-elective contributions to his 401(k) plan account, and $673 in connection with a service award.

◾	Mr. Eppers: $4,434 of company matching contributions and $3,942 of non-elective contributions to his Deferred Compensation Plan account, $15,525 of company matching contributions and $13,800 of non-elective contributions to his 401(k) plan account, and $1,100 for tax preparation services.

◾	Ms. Hall: $9,502 of company matching contributions and $8,446 of non-elective contributions to her Deferred Compensation Plan account, $15,525 of company matching contributions and $13,800 of non-elective contributions to her 401(k) plan account, $1,250 for tax preparation services, and $3,000 for the executive physical examination service.

◾	Mr. Lanza: $11,195 of company matching contributions and $9,951 of non-elective contributions to his Deferred Compensation Plan account, $15,525 of company matching contributions and $13,800 of non-elective contributions to his 401(k) plan account, $3,000 for tax preparation services, and $336 in connection with a 20-year service award.

(5) Amount reflects Mr. Brennan’s Cash Make-Whole and Retention Award.

(6) Amount reflects Mr. Brennan’s Equity Make-Whole and Retention Award.

(7) Amount reflects a cash bonus for services rendered in connection with Mr. Harnett’s transition to Interim Chief Financial Officer.

GRANTS OF PLAN-BASED AWARDS

The following table shows the grants of plan-based awards to our NEOs in 2024:

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)				All other stock awards: number of shares of stock or units (#)	Grant Date Fair Value of Cash Incentive Unit and Restricted Stock Units Awards ($)(4)
					Cash Incentive Unit Awards(3)			Restricted Stock Unit Awards (#)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Maximum (#)
John J. Marchioni	2/2/2024							30,185		2,979,260
	2/2/2024				4,400	10,000	15,000			1,000,000
		0		3,675,000
Patrick S. Brennan	10/8/2024								12,036(5)	1,052,548
		-	500,000(6)	-
Anthony D. Harnett	2/2/2024							2,755		262,992
	2/2/2024				402	913	1,370			91,300
		0		1,601,713
Joseph O. Eppers	2/2/2024							4,528		442,386
	2/2/2024				660	1,500	2,250			150,000
		0		675,000
Brenda M. Hall	2/2/2024							7,547		734,851
	2/2/2024				1,100	2,500	3,750			250,000
		0		840,000
Michael H. Lanza	2/2/2024							4,151		412,568
	2/2/2024				605	1,375	2,063			137,500
		0		892,500

(1) Except with respect to Mr. Brennan, amounts represent minimum and maximum potential ACIP awards under the Cash Incentive Plan for 2024 based on 2024 base salary rates. Maximum awards reflect the maximum ACIP award established by the CHCC. Actual payouts of the above-referenced awards are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. For information regarding the ACIP, see the section of the Compensation Discussion and Analysis entitled, “Annual Cash Incentive Program.”

(2) Performance-based cash incentive unit awards were granted under the Cash Incentive Plan, and performance-based restricted stock unit awards were granted under the Omnibus Stock Plan. For a description of the material terms of such awards, see the section of the Compensation Discussion and Analysis entitled, “Elements of Long-Term Compensation.”

(3) The number of performance-based cash incentive units paid can range from 0%-150%, and therefore, the amount payable could be $0. The threshold selected represents performance compared to the 30th percentile of the Cash Incentive Unit Peer Group, the target represents performance compared to the 50th percentile of the Cash Incentive Unit Peer Group, and the maximum represents performance greater than or equal to the 80th percentile of the Cash Incentive Unit Peer Group.

(4) The grant date fair value reported in this column assumes the following: (i) the predetermined performance goals for the restricted stock unit grants are probable of being attained; (ii) initial per unit values for the cash incentive unit awards of $100; and (iii) a 100% peer group unit multiplier for cash incentive unit awards. For further discussion of the fair value calculation of the awards in this column, please refer to Note 16. “Share-Based Payments” to the consolidated financial statements in our 2024 Annual Report. For Mr. Brennan, this amount reflects the grant date fair value of his Equity Make-Whole and Retention Award.

(5) Amount reflects Mr. Brennan’s Equity Make-Whole and Retention Award.

(6) Reflects Mr. Brennan’s Make-Whole ACIP Payment for the 2024 performance year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table shows the unvested stock awards of our NEOs as of December 31, 2024:

Stock Awards
Name	No. of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: No. of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(8)
John J. Marchioni	34,075(2)	3,759,379(3)	7,000(4) 21,276(5) 10,000(6) 30,631(7)	1,138,539 1,989,705 1,416,081 2,864,620
Patrick S. Brennan	12,036(9)	1,125,607(9)	-	-
Anthony D. Harnett	2,777(2)	306,384(3)	573(4) 1,742(5) 913(6) 2,796(7)	93,198 162,878 129,288 261,455
Joseph O. Eppers	3,219(2)	355,203(3)	875(4) 2,660(5) 1,500(6) 4,595(7)	142,317 248,785 212,412 429,717
Brenda M. Hall	7,573(2)	835,504(3)	1,625(4) 4,939(5) 2,500(6) 7,659(7)	264,304 461,920 354,020 716,226
Michael H. Lanza	6,627(2)	731,131(3)	1,375(4) 4,180(5) 1,375(6) 4,212(7)	223,642 390,907 194,711 393,939

(1) In the event of a termination of employment on or after an individual attains Early Retirement Age, as defined under the 2022, 2023, and 2024 restricted stock unit award agreements (the “Award Early Retirement Age”), holders of performance-based restricted stock unit awards granted in 2022, 2023, and 2024 are vested in such awards subject only to the attainment of applicable performance measures. The respective dates upon which each NEO attained, or is anticipated to attain, their Award Early Retirement Age are as follows: Mr. Marchioni, May 28, 2024; Mr. Brennan, October 1, 2034; Mr. Harnett, December 1, 2027; Mr. Eppers, March 2, 2025; Ms. Hall, May 28, 2025; and Mr. Lanza, December 16, 2016.

(2) Reflects number of performance-based restricted stock units initially granted on February 7, 2022, and the related accrued DEUs, which were vested and paid on February 7, 2025. Also reflects number of performance-based cash incentive units initially granted on February 7, 2022, to the NEOs for the three-year performance period ended December 31, 2024, which vested on February 7, 2025. In the event of a termination of employment on or after an individual’s Award Early Retirement Age, holders of such awards are vested in such awards, with the initial number of units and the value of each unit subject to adjustment, based on the attainment of specified performance measures. Award Early Retirement Age dates for the NEOs are set forth in footnote 1. Settlement of the 2022 cash incentive unit awards will be made as soon as practicable in the 2025 calendar year, following the determination of the attainment of the applicable performance measures. The amounts reflected in this column are attributable to the number of performance-based restricted stock units and related accrued DEUs as follows: Mr. Marchioni, 27,325; Mr. Harnett, 2,227; Mr. Eppers, 2,581; Ms. Hall, 6,073; and Mr. Lanza, 5,314. The amounts reflected in this column are attributable to the number of performance-based cash incentive units as follows: Mr. Marchioni, 6,750; Mr. Harnett, 550; Mr. Eppers, 638; Ms. Hall, 1,500; and Mr. Lanza, 1,313.

(3) Reflects a $93.52 per unit value and a $118.91 per unit value for the restricted stock units and cash incentive units, respectively, granted on February 7, 2022. The amounts assume maximum performance level for the cash incentive units.

(4) Reflects number of performance-based cash incentive units initially granted on February 6, 2023, to the NEOs for the three-year performance period ending December 31, 2025, which generally will vest on February 6, 2026, following the determination of the attainment of the applicable performance measures. In the event of a termination of employment on or after an individual’s Award Early Retirement Age, holders of such awards are vested in such awards, with the initial number of units and the value of each unit subject to adjustment, based on the attainment of specified performance measures. Award Early Retirement Age dates for the NEOs are set forth in footnote 1. Settlement of the 2023 cash incentive unit awards will be made as soon as practicable in the 2026 calendar year, following the determination of the attainment of the applicable performance measures.

(5) Reflects number of performance-based restricted stock units initially granted on February 6, 2023, and the related accrued DEUs for which the applicable performance measures will be evaluated as of December 31, 2025, which generally will vest and be payable on February 6, 2026.

(6) Reflects number of performance-based cash incentive units initially granted on February 2, 2024, to the NEOs for the three-year performance period ending December 31, 2026, which generally will vest on February 2, 2027, following the determination of the attainment of the applicable performance measures. In the event of a termination of employment on or after an individual’s Award Early Retirement Age, holders of such awards are vested in such awards, with the initial number of units and the value of each unit subject to adjustment, based on the attainment of specified performance measures. Award Early Retirement Age dates for the NEOs are set forth in footnote 1. Settlement of the 2024 cash incentive unit awards will be made as soon as practicable in the 2027 calendar year, following the determination of the attainment of the applicable performance measures.

(7) Reflects number of performance-based restricted stock units initially granted on February 2, 2024, and the related accrued DEUs: (i) for which the attainment of the applicable performance measures will be calculated at the end of the performance period on December 31, 2026; and (ii) that generally will vest and be payable on February 2, 2027, subject to the attainment of the applicable performance measures.

(8) The amounts in this column reflect: (i) a $108.4323 per unit value for the February 6, 2023 cash incentive unit grant, and a $94.4054 per unit value for the February 2, 2024 cash incentive unit grant based on the TSR of Selective common stock at December 31, 2024; and (ii) an $93.52 per unit value for the February 6, 2023 and February 2, 2024 restricted stock unit grants. The amounts assume maximum performance for the cash incentive units.

(9) Amount reflects Mr. Brennan’s Equity Make-Whole and Retention Award, which will vest on the third anniversary of the grant date of October 8, 2024.

OPTION EXERCISES AND STOCK VESTED

The following table shows the stock vesting of awards by our NEOs in 2024:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
John J. Marchioni	34,678	3,833,129
Patrick S. Brennan	-	-
Anthony D. Harnett	2,995	331,071
Joseph O. Eppers	4,021	444,490
Brenda M. Hall	7,881	871,171
Michael H. Lanza	7,881	871,171

(1) Amounts in this column include the number of performance-based restricted stock units and related accrued DEUs that vested in 2024, and performance-based cash incentive units paid in 2024. The amounts reflected in this column are attributable to the number of performance-based restricted stock units and related accrued DEUs as follows: Mr. Marchioni, 26,428; Mr. Harnett, 2,283; Mr. Eppers, 3,064; Ms. Hall, 6,006; and Mr. Lanza, 6,006. The amounts reflected in this column are attributable to the number of performance-based cash incentive units as follows: Mr. Marchioni, 8,250; Mr. Harnett, 712; Mr. Eppers, 957; Ms. Hall, 1,875; and Mr. Lanza, 1,875.

(2) Amounts in this column include the value of performance-based restricted stock units and related accrued DEUs that vested in 2024, and the amount paid for performance-based cash incentive units in 2024. The amounts reflected in this column are attributable to the number of performance-based restricted stock units and related accrued DEUs as follows: Mr. Marchioni, 2,558,256; Mr. Harnett, 220,968; Mr. Eppers, 296,605; Ms. Hall, 581,427; and Mr. Lanza, 581,427. The amounts reflected in the table attributable to performance-based cash incentive units are as follows: Mr. Marchioni, 1,274,873; Mr. Harnett, 110,103; Mr. Eppers, 147,885; Ms. Hall, 289,744; and Mr. Lanza, 289,744.

PENSION BENEFITS

SICA maintains a tax-qualified, non-contributory defined benefit pension plan, the Retirement Income Plan. Many SICA employees, including Mr. Marchioni, Mr. Harnett, Ms. Hall, and Mr. Lanza, and certain former employees whose employment commenced on or before December 31, 2005, are eligible to receive benefits under the Retirement Income Plan. SICA also maintains the unfunded Selective Insurance Supplemental Pension Plan (“SERP”) to provide supplemental benefits to certain executives and other participants in the Retirement Income Plan equal to the difference between: (i) the benefits payable to these participants under the Retirement Income Plan, calculated without regard to Code limitations on annual amounts payable under the Retirement Income Plan; and (ii) the actual benefits payable to these participants under the Retirement Income Plan.

Benefits under the Retirement Income Plan and SERP were curtailed in the first quarter of 2013, when both plans were amended to cease accrual of additional benefits for all participants as of March 31, 2016. Participants as of March 31, 2016, remain entitled to the benefits already earned but have not earned additional benefits since that date.

The Retirement Income Plan was amended as of July 1, 2002, to provide for different calculations based on age and company service as of that date. Monthly benefits payable at normal retirement age under the Retirement Income Plan and the SERP for the NEOs are computed as follows. Defined terms used in this section, but not defined in this Proxy Statement, have the meanings given to them in the Retirement Income Plan.

1.	If a participant: (i) completed at least five years of Vesting Service on or before July 1, 2002; and (ii) the sum of a participant’s age and Vesting Service is 55 or more on or before July 1, 2002, a participant’s benefit is equal to the sum of: (a) 2% of Average Monthly Compensation (base salary), less 1 3/7% of Primary Social Security benefit multiplied by the number of years of Benefit Service through June 30, 2002 (up to 35 years) reduced by the monthly amount, if any, of retirement annuity payable under the group annuity contract issued by AXA Equitable Life Insurance Company that was purchased under a prior terminated defined benefit pension plan, based on Benefit Service as of June 30, 2002, but including compensation earned after such date; and (b) 1.2% of Average Monthly Compensation multiplied by the number of years of Benefit Service after June 30, 2002.

2.	If a participant first became eligible for the plan before July 1, 2002, but did not qualify for 1 above, the participant’s benefit is equal to the greater of: (i) the benefit accrued as of June 30, 2002 equal to 2% of Average Monthly Compensation less 1 3/7% of Primary Social Security Benefit multiplied by years of Benefit Service reduced by the monthly amount, if any, of retirement annuity payable under the group annuity contract issued by AXA Equitable Life Insurance Company that was purchased under a prior terminated defined benefit pension plan, based on Benefit Service as of June 30, 2002, but including compensation earned after such date for purposes of determining the participant’s Average Monthly compensation; and (ii) 1.2% of Average Monthly Compensation multiplied by years of Benefit Service.

3.	If a participant first became a participant in the plan after July 1, 2002, the benefit is equal to 1.2% of Average Monthly Compensation multiplied by years of Benefit Service.

The earliest retirement age is 55 with 10 years of service or the attainment of 70 points (age plus years of service). If a participant chooses to begin receiving benefits before their 65th birthday, the amount of the monthly benefit will be reduced as follows:

◾	By 1/180th for each complete calendar month for the first 60 months by which the first early retirement benefit payment precedes the attainment of Normal Retirement Age (age 65);

◾	By 1/360th for each complete calendar month for the next 60 months by which the first early retirement benefit payments precede Normal Retirement Age; and

◾	By 40% plus 1/600th per month for each month before age 55.

At retirement, participants receive monthly pension payments. There are four optional forms of payments that can be chosen as alternatives to the normal form of payment, which for a married participant is an automatic 50% joint and surviving spouse annuity, and for an unmarried participant is a single life annuity.

The following table shows information regarding the pension benefits of our NEOs. Based on Mr. Brennan’s hire date of October 1, 2024, and Mr. Eppers’ hire date of March 2, 2015, they are not eligible to participate in the Retirement Income Plan or the SERP:

Name(1)	Plan Name	Number of Years Credited Service (#)(2)	Present Value of Accumulated Benefit ($)(3)	Payments During Last Fiscal Year ($)
John J. Marchioni	Retirement Income Plan	17.25	378,275	–
	SERP	17.25	612,722	–
Anthony D. Harnett	Retirement Income Plan	15.58	273,152	–
	SERP	15.58	1,609	–
Brenda M. Hall	Retirement Income Plan	13.42	271,488	–
	SERP	13.42	11,685	–
Michael H. Lanza	Retirement Income Plan	10.67	352,614	–
	SERP	10.67	336,798	–

(1) Messrs. Marchioni, Harnett, and Lanza and Ms. Hall have attained their early retirement ages under the terms of the Retirement Income Plan and the SERP.

(2) The Retirement Income Plan imposes a one-year waiting period for plan participation, which year is not included in years of credited service.

(3) Present value as of December 31, 2024, is calculated based on Normal Retirement Age of 65 using a 5.69% discount rate. For further discussion, see Note 15. “Retirement Plans” to the consolidated financial statements in our 2024 Annual Report.

NONQUALIFIED DEFERRED COMPENSATION

The Deferred Compensation Plan allows participants to defer receipt of up to 50% of base salary and up to 100% of their annual bonus (subject to certain limitations to provide for required tax withholding). Participant accounts are credited with a notional rate of return (positive or negative) based on the performance of investment options selected by the participants from a menu of notional investment options. Participants can elect to schedule in-service withdrawals or withdrawals upon separation from service.

SICA makes matching contributions to a participant’s Deferred Compensation Plan account to supplement matching contributions under the Retirement Savings Plan. For 2024, such matching contributions consisted of 100% of the first 3% of base salary and 50% of the next 3% of base salary deferred to the Retirement Savings Plan and the Deferred Compensation Plan together, minus any matching contribution made to a participant’s Retirement Savings Plan account. Effective January 1, 2010, the Deferred Compensation Plan was amended for participants ineligible to participate in the Retirement Income Plan to provide a non-elective contribution to the extent not made to a participant’s Retirement Savings Plan account due to limitations under the Code and the Retirement Savings Plan. The non-elective contribution to the Deferred Compensation Plan is equal to 4% of a participant’s base salary, minus any non-elective contribution made to the Retirement Savings Plan. In conjunction with the amendment of the Retirement Income Plan and the SERP to cease accrual of further benefits under those plans effective as of March 31, 2016, all participants affected by the curtailment, including the NEOs, became eligible for the non-elective contribution effected on April 5, 2013.

The following table shows information regarding nonqualified deferred compensation of our NEOs:

Name	Executive Contributions in 2024 ($)(1)	Company Contributions in 2024 ($)(2)	Aggregate Earnings in 2024 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2024 ($)(4)
John J. Marchioni	43,308	56,950	257,395	–	1,966,677
Patrick S. Brennan	–	–	–	–	–
Anthony D. Harnett	52,768	4,407	12,260	(74,072)	218,754
Joseph O. Eppers	45,542	6,525	49,912	–	277,518
Brenda M. Hall	89,885	16,967	145,645	–	973,411
Michael H. Lanza	67,599	21,753	190,378	–	1,389,660

(1) Amounts in this column are attributable to (i) 2024 salaries deferred by Messrs. Marchioni, Harnett, Eppers, and Lanza and Ms. Hall, which are included in the Salary column of the Summary Compensation Table; and (ii) 2023 ACIP awards credited in 2024 deferred by Messrs. Eppers and Lanza and Ms. Hall, which are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2) Amounts in this column are included in the All Other Compensation column of the Summary Compensation Table for the year in which it was paid.

(3) Amounts in this column are not included in the Summary Compensation Table because such earnings or losses were not above-market or preferential.

(4) The following amounts represent NEO and SICA contributions to the Deferred Compensation Plan that were reported as compensation in the Summary Compensation Table for fiscal 2024 and previous fiscal years, commencing with fiscal year 2009 for Mr. Lanza: $706,058; fiscal year 2010 for Mr. Marchioni: $932,625; fiscal year 2021 for Ms. Hall $194,106; fiscal year 2023 for Mr. Harnett $90,275; and fiscal year 2024 for Mr. Eppers $52,068.

The All Other Compensation column of the Summary Compensation Table includes company matching contributions under the Deferred Compensation Plan added to the NEOs account in 2025 with respect to compensation earned in plan-year 2024.

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS UPON
TERMINATION OR CHANGE IN CONTROL

SICA entered into employment agreements or amended employment agreements, as applicable, with: (i) Mr. Marchioni, commencing as of February 1, 2020, in connection with his appointment as President and Chief Executive Officer; (ii) Mr. Brennan, commencing as of October 1, 2024, in connection with his appointment as Executive Vice President and Chief Financial Officer; (iii) Mr. Harnett, commencing as of November 1, 2023, in connection with his appointment as Interim Chief Financial Officer; (iv) Mr. Eppers, commencing as of February 28, 2022, in connection with his promotion to Executive Vice President; (v) Ms. Hall, commencing as of September 30, 2019, in connection with her promotion to Executive Vice President; and (vi) Mr. Lanza, commencing as of March 2, 2020, to conform his agreement to SICA’s current terms (collectively, the “Employment Agreements”).

The following tables summarize the principal provisions of the Employment Agreements.

Term	Initial three-year term, automatically renewed for additional one-year periods unless terminated by either party with written notice.(1)
Compensation	Base salary.(2)
Benefits	Eligible to participate in cash incentive compensation plan, stock plan, 401(k) plan, and any other stock option, stock appreciation right, stock bonus, pension (based on date of hire), group insurance, retirement, profit sharing, medical, disability, accident, life insurance, relocation plan or policy, or any other plan, program, policy or arrangement of Selective or SICA intended to benefit SICA’s employees generally.
Vacation and Reimbursements	Vacation time and reimbursements for ordinary travel and entertainment expenses per SICA’s policies.
Perquisites	Suitable offices, administrative and other services, and other perquisites to which other SICA executives are generally entitled.
Severance and Benefits on Termination without Change in Control

◾             For Cause or Resignation by NEO other than for Good Reason: Salary and benefits accrued through termination date.

◾             Death or Disability: Multiple(3) of: (i) NEO’s salary; plus (ii) average of three most recent annual cash incentive payments; provided that any such severance payments be reduced by life or disability insurance payments under policies with respect to which SICA paid premiums, paid in 12 equal installments.

◾             Without Cause by SICA, Relocation of Office over 50 Miles (without NEO’s consent), Resignation for Good Reason by CEO:

◾          Multiple(3) of: (i) NEOs salary; plus (ii) average of three most recent annual cash incentive payments paid in 12 equal installments.

◾          Partial reimbursement for the cost of medical, dental, and vision insurance coverage in effect for NEO and dependents until the earlier of specified period of months(4) following termination or commencement of equivalent benefits from a new employer.

◾             Stock Awards: Except for termination for Cause or resignation by the NEO other than for Good Reason, immediate vesting and possible extended exercise period, as applicable, for any previously granted stock options, stock appreciation rights, cash incentive units, restricted stock, restricted stock units, and stock bonuses.

Severance and Benefits on Termination after Change in Control

For termination without Cause or resignation for Good Reason for: (i) CEO at any time; or (ii) other NEO within two years following a Change in Control (as defined in the Employment Agreement), NEO is entitled to:

◾             Severance payment equal to multiple(5) of the greater of: (i) NEO’s salary plus target annual cash incentive payment; or (ii) NEO’s salary plus the average of NEO’s annual cash incentive payments for the three calendar years prior to the calendar year in which the termination occurs, paid in lump sum.

◾             Partial reimbursement for the cost of medical, dental, and vision insurance coverage in effect for NEO and dependents until the earlier of a period of months(6) following termination or commencement of equivalent benefits from a new employer.

◾             Stock awards, same as above, except that the initial number of cash incentive units is multiplied by 150%.

Release; Confidentiality and Non-Solicitation

◾             Receipt of severance payments and benefits conditioned upon:

◾          Entry into release of claims; and

◾          No disclosure of confidential or proprietary information, or solicitation of employees to leave Selective or its subsidiaries for a period of two years following the termination of the Employment Agreement, and assignment of intellectual property rights.

(1) The initial three-year term ended or will end as follows:

NEO	Date
John J. Marchioni	January 31, 2023
Patrick S. Brennan	October 1, 2027
Anthony D. Harnett	November 1, 2026
Joseph O. Eppers	February 28, 2025
Brenda M. Hall	September 30, 2022
Michael H. Lanza	March 2, 2023

(2) The annual base salary rates for the NEOs, as of February 24, 2024, were as follows: Mr. Marchioni, $1,050,000; Mr. Brennan, $650,000; Mr. Harnett, $640,685; Mr. Eppers, $450,000; Ms. Hall, $560,000; and Mr. Lanza, $595,000. Effective December 30, 2024, Mr. Harnett’s annual base salary rate was decreased to $379,995 in connection with him no longer serving as Interim Chief Financial Officer.

(3) For Mr. Marchioni, the multiple is two, and for Messrs. Brennan, Harnett, Eppers, and Lanza and Ms. Hall the multiple is 1.5.

(4) For Mr. Marchioni, the period is 24 months, and for Messrs. Brennan, Harnett, Eppers, and Lanza and Ms. Hall, the period is 18 months.

(5) For Mr. Marchioni, the multiple is 2.99. For Messrs. Brennan, Harnett, Eppers, and Lanza and Ms. Hall, the calculation for the severance payment is 1.5 times the sum of the NEO’s salary and the average of the NEO’s annual cash incentive payments for the three calendar years prior to the calendar year in which the termination occurs.

(6) For Mr. Marchioni, the period is 36 months, and for Messrs. Brennan, Harnett, Eppers, and Lanza and Ms. Hall, the period is 18 months.

The following table shows information regarding payments and benefits to which our NEOs would be entitled under the terms of their respective Employment Agreements and the scenarios shown as of December 31, 2024:

Name	Resignation(1) or Termination For Cause ($)	Retirement ($)(2)	Death or Disability ($)(3)	Termination without Cause or Resignation with Good Reason ($)(4)	Termination Following Change in Control ($)(5)
John J. Marchioni	–	9,915,462	16,282,129	16,332,415	22,232,002
Patrick S. Brennan	–	1,125,607	2,100,607	2,138,296	2,138,296
Anthony D. Harnett	–	846,341	2,198,288	2,235,977	2,284,963
Joseph O. Eppers	–	1,232,259	2,557,259	2,596,172	2,701,976
Brenda M. Hall	–	2,336,684	4,091,684	4,129,373	4,369,663
Michael H. Lanza	–	1,716,814	3,419,314	3,457,003	3,694,518

(1) Other than a resignation for Good Reason.

(2) This column includes the value of earned and unearned performance-based restricted stock units granted under the Omnibus Stock Plan and any related accrued DEUs. These performance-based awards would normally vest upon: (i) achievement of early or normal retirement eligibility or continuation in service through the end of the applicable performance period; and (ii) the achievement of the specified performance goals applicable to each such award and be payable following the end of the applicable three-year performance period. As each of Messrs. Marchioni and Lanza have attained their early retirement ages, their respective restricted stock unit awards have vested, but their ultimate payment value will only be determined upon achievement of each award’s applicable performance condition. This column also includes the value of performance-based cash incentive units awarded under the Cash Incentive Plan to the NEOs. The value of such awards is calculated using: (i) the target 100% unit multiplier for the number of cash incentive units granted; and (ii) the per unit value at December 31, 2024. Under the Cash Incentive Plan, the NEOs’ awards would fully vest upon achievement of early or normal retirement eligibility or continuation in service through the end of the payment date and be payable following the end of the applicable three-year performance period. As each of Messrs. Marchioni and Lanza have attained their early retirement ages, their respective cash incentive unit awards have vested, but their ultimate payment value will only be determined upon achievement of each award’s applicable performance conditions.

(3) This column includes the value of unvested performance-based restricted stock units granted under the Omnibus Stock Plan and any related accrued DEUs. In the event of total disability, these performance-based awards would normally vest for all the NEOs upon the achievement of the specified performance goals applicable to each such award and be payable following the end of the applicable three-year performance period. In the event of death, these performance-based awards are immediately vested and payable for all the NEOs. This column also includes the value of performance-based cash incentive units awarded under the Cash Incentive Plan to the NEOs. The value of such awards is calculated using: (i) the target 100% unit multiplier for the number of cash incentive units granted; and (ii) the per unit value at December 31, 2024. Under the Cash Incentive Plan, in the event of death or total disability, the NEOs’ awards would fully vest and be payable following the end of the applicable three-year performance period. This column also includes the cash severance payment provided for in each NEO’s Employment Agreement.

(4) This column includes the value of unvested performance-based restricted stock units granted under the Omnibus Stock Plan and any related accrued DEUs. These performance-based awards would normally vest upon: (i) a termination without Cause or resignation for Good Reason; and (ii) the achievement of the specified performance goals applicable to each such award and be payable following the end of the applicable three-year performance period. This column also includes the value of performance-based cash incentive units awarded under the Cash Incentive Plan to the NEOs. The value is calculated using: (i) the target 100% unit multiplier for the number of cash incentive units granted; and (ii) the per unit value at December 31, 2024. The cash incentive unit awards would fully vest and be payable following the end of the applicable three-year performance period. This column also includes the cash severance payment and the value of applicable medical, dental, and vision coverages, as provided for in each respective NEO’s Employment Agreement.

(5) This column includes the value of unvested performance-based restricted stock units granted under the Omnibus Stock Plan, and any related accrued DEUs, which would immediately vest and be payable upon a termination of employment within two years following a change in control. This column also includes the value of performance-based cash incentive units awarded under the Cash Incentive Plan to the NEOs, all of which would vest upon a termination of employment within two years following a change in control. The value of such awards is calculated using: (i) a 150% per unit multiplier; and (ii) the per unit value at December 31, 2024. This column also includes the cash severance payment and the value of applicable medical, dental, and vision coverages, as provided for in each NEO’s Employment Agreement.

CEO PAY RATIO

Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Item 402(u) of Regulation S-K requires us to provide the ratio of the annual total compensation of our CEO, Mr. Marchioni, to that of our median employee. The assumptions, estimates, and methodologies that we used for this pay ratio disclosure may differ from those used by other companies. As a result, the following information may not be directly comparable to the information provided by other companies in our peer group or otherwise. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

SEC rules require us to identify a new median employee at least once every three years. During 2024, there were no changes to our employee population or our employee compensation arrangements that we believed would significantly impact our pay ratio disclosure. Accordingly, our median employee remained unchanged from 2023, at which time we had identified the median employee by tabulating 2023 W-2 Medicare Wages on December 31, 2023. In our analysis, we included all employees employed by us on December 31, 2023, whether employed full-time, part-time, or seasonally, excluding the CEO. We did not make any adjustments or annualize compensation for employees we did not employ for all of 2023. We believe using W-2 Medicare Wages is a simple and consistent methodology that we can easily replicate in future years. This methodology is consistent with our approach for identifying the previous median employee.

Mr. Marchioni’s 2024 total compensation was $6,314,664 (reflected in the Summary Compensation Table), and our median employee’s 2024 total compensation was $136,133. Mr. Marchioni’s 2024 total compensation was approximately 46 times that of our median employee.

PAY VERSUS PERFORMANCE

The table below discloses “Compensation Actually Paid” (“CAP”), calculated under SEC rules, for (i) Selective’s principal executive officer (“PEO”) and (ii) Selective’s NEOs other than the PEO, on an average basis, as well as certain financial performance measures for Selective for the past five fiscal years. Consistent with SEC rules, Selective has identified GAAP Combined Ratio as its “Company-Selected Measure,” an accepted insurance industry standard of profitability. Selective believes that this measure represents the most important financial performance measure used to link CAP to company performance. GAAP Combined Ratio is a key component of Selective’s compensation program, as described in our Compensation Discussion and Analysis section above.

Pay Versus Performance Table

							Value of Initial Fixed $100 Investment Based On:
Fiscal Year (a)	Summary Compensation Table (“SCT”) Total for PEO ($)(1) (b1)	SCT Table Total for PEO ($)(1) (b2)	CAP to PEO ($)(1)(2)(3) (c1)	CAP to PEO ($)(1)(2)(4) (c2)	Average SCT Total for Non- PEO NEOs ($)(5) (d)	Average CAP to Non-PEO NEOs ($)(2)(5)(6) (e)	Total Share- Holder Return ($)(7) (f)	Peer Group Total Share- holder Return ($)(7) (g)	Net Income ($) (In Thousands) (h)	GAAP Combined Ratio (%) (i)
2024	6,314,664	–	5,813,139	–	1,702,268	1,648,875	154.01	161.18	207,012	103.0
2023	5,983,826	–	7,598,807	–	1,603,837	992,458	161.42	123.18	365,238	96.5
2022	5,810,187	–	7,100,961	–	1,958,112	2,282,919	142.03	108.70	224,886	95.1
2021	5,435,625	–	7,471,943	–	1,889,803	2,490,130	129.52	101.26	403,837	92.8
2020	5,130,406	5,370,502	5,319,126	5,606,083	2,196,253	2,287,992	104.46	90.45	246,355	94.9

(1) The dollar amounts reported in columns (b1) and (b2) are the amounts of total compensation reported for the Company’s PEO for each corresponding fiscal year in the “Total” column of the SCT. Mr. Marchioni served as PEO during 2024, 2023, 2022 and 2021. During 2020, Gregory E. Murphy served as PEO until January 31, 2020, after which time Mr. Marchioni was appointed as PEO. Mr. Murphy served as our Executive Chairman from February 1, 2020 through December 31, 2020. Consistent with SEC rules, we have included Mr. Murphy’s total 2020 compensation, including his compensation for service as Executive Chairman from February 1, 2020 through December 31, 2020, as reflected in Mr. Murphy’s total compensation amount set forth in columns (b2) and (c2). No relationship can be drawn between PEO (c2) and performance measures because Mr. Murphy was only a PEO for one month of the reported disclosure period.

(2) Consistent with SEC rules, we made the following adjustments to the SCT totals for NEOs to calculate CAP amounts:

◾	Deducted the actuarial increase in the present value of each applicable NEO’s pension benefits under SICA’s defined benefit pension plans, which represented changes in pension values primarily attributable to an increase in the discount rate used to calculate present value and the use of the most-recently released mortality tables. See tables below for quantitative detail for the PEOs and non-PEO NEOs.

◾	Added changes in pension values attributable to current years’ service and any change in pension value attributable to plan amendments made during each fiscal year. Our pension plan is closed to new entrants and existing participants ceased accruing benefits after March 31, 2016. There were no amendments to the pension plan in each fiscal year that changed that pension value.

◾	Deducted the grant date fair values for the performance-based restricted stock unit (“RSU”) and performance-based cash incentive unit (“CIU”) awards granted to the NEOs. See tables below for quantitative detail for the PEOs and non-PEO NEOs.

◾	Added the fair values of performance-based RSU (and related accrued dividend equivalent units) and performance-based CIU awards granted to the NEOs in each year, valued as of each fiscal year end. See tables below for quantitative detail for the PEO and non-PEO NEOs.

◾	Added the year-over-year change in fair value of the prior years’ unvested performance-based RSU (and related accrued dividend equivalent units) and performance-based CIU awards, and the awards that vested during each fiscal year. See tables below for quantitative detail for the PEO and non-PEO NEOs.

Additionally, assumptions made in the valuation of the 2024, 2023, 2022, 2021, and 2020 grants of performance-based RSU awards, and the 2024, 2023, 2022, 2021, and 2020 grants of performance-based CIU awards that differ materially from those disclosed as of the grant date of such awards include adjustment of:

◾	Selective’s common stock price per share and reinvested dividends to reflect the measurement date value (instead of the common stock price per share and reinvested dividends at grant date). Measurement date represents each fiscal year end or the date of vesting for those awards that vested in each fiscal year.

◾	Per unit values for the performance-based CIU awards for the TSR value at the measurement date (instead of using the initial per unit value of $100).

◾	The peer group multiplier for CIU awards to reflect the Monte Carlo valuation received at the measurement date, recorded on a one-quarter lag (instead of using the initial peer group multiplier of 100%).

(3) The following table reconciles SCT Total for PEO (b1) to Total CAP to PEO (c1):

PEO (c1):	Fiscal Year 2024	Fiscal Year 2023	Fiscal Year 2022	Fiscal Year 2021	Fiscal Year 2020
SCT Total ($) (A)	6,314,664	5,983,826	5,810,187	5,435,625	5,130,406
Deducted from SCT: Pension Value and Nonqualified Deferred Compensation Earnings ($) (B)	–	130,795	–	–	239,169
Added to CAP: Pension Value Attributable to Fiscal Years’ Service and Plan Amendments ($) (C)	–	–	–	–	–
Deducted from SCT: Grant Date Fair Value of Awards ($) (D)	3,979,260	2,764,181	2,628,160	2,124,100	1,648,685
Added to CAP: Fair Value of Awards Granted in Fiscal Year ($)(a) (E)	4,044,688	3,264,588	3,420,746	3,075,273	1,810,867
Added to CAP: Change in Fair Value of Prior Years’ Unvested Awards ($)(a) (F)	(496,125)	1,001,299	584,812	1,093,366	244,246
Added to CAP: Change in Fair Value of Prior Years’ Awards that Vested in Fiscal Year ($)(a) (G)	(70,828)	244,070	(86,623)	(8,221)	21,461
Total CAP (A - B + C - D + E + F + G)	5,813,139	7,598,807	7,100,961	7,471,943	5,319,126

(a) The table below shows information on performance-based RSU awards and performance-based CIU awards previously granted to PEO (c1).

PEO (c1):
Fiscal Year	Fair Value of Equity Awards Granted in Fiscal Year at Fiscal Year End ($)	Change in Fair Value of Prior Years’ Awards Unvested ($)	Change in Fair Value of Prior Years’ Awards that Vested in Fiscal Year ($)	Equity Fair Value Included in Compensation Actually Paid ($)
2024
RSUs	2,864,620	(186,201)	(70,828)	2,607,591
CIUs	1,180,068	(309,924)	–	870,144
Total	4,044,688	(496,125)	(70,828)	3,477,735
2023
RSUs	2,071,218	696,533	244,070	3,011,821
CIUs	1,193,370	304,766	–	1,498,136
Total	3,264,588	1,001,299	244,070	4,509,957
2022
RSUs	2,310,409	406,192	(86,623)	2,629,977
CIUs	1,110,337	178,620	–	1,288,957
Total	3,420,746	584,812	(86,623)	3,918,934

2021
RSUs	2,052,416	598,684	(36,748)	2,614,352
CIUs	1,022,857	494,682	28,527	1,546,066
Total	3,075,273	1,093,366	(8,221)	4,160,419
2020
RSUs	1,255,857	117,570	54,475	1,427,902
CIUs	555,010	126,676	(33,014)	648,673
Total	1,810,867	244,246	21,461	2,076,575

(4) The following table reconciles SCT Total for PEO (b2) to Total CAP to PEO (c2):

PEO (c2):	Fiscal Year 2024	Fiscal Year 2023	Fiscal Year 2022	Fiscal Year 2021	Fiscal Year 2020
SCT Total ($) (A)	n/a	n/a	n/a	n/a	5,370,502
Deducted from SCT: Pension Value and Nonqualified Deferred Compensation Earnings ($) (B)	n/a	n/a	n/a	n/a	380,329
Added to CAP: Pension Value Attributable to Fiscal Years’ Service and Plan Amendments ($) (C)	n/a	n/a	n/a	n/a	–
Deducted from SCT: Grant Date Fair Value of Awards ($) (D)	n/a	n/a	n/a	n/a	2,100,004
Added to CAP: Fair Value of Awards Granted in Fiscal Year ($)(a) (E)	n/a	n/a	n/a	n/a	2,284,638
Added to CAP: Change in Fair Value of Prior Years’ Unvested Awards ($)(a) (F)	n/a	n/a	n/a	n/a	395,669
Added to CAP: Change in Fair Value of Prior Years’ Awards that Vested in Fiscal ($)(a) (G)	n/a	n/a	n/a	n/a	35,607
Total CAP (A - B + C - D + E + F + G)	n/a	n/a	n/a	n/a	5,606,083

(a) The table below shows information on performance-based RSUs and performance-based CIUs previously granted to PEO (c2).

PEO (c2):
Fiscal Year	Fair Value of Equity Awards Granted in Fiscal Year at Fiscal Year End ($)	Change in Fair Value of Prior Years’ Awards Unvested ($)	Change in Fair Value of Prior Years’ Awards that Vested in Fiscal Year ($)	Equity Fair Value Included in Compensation Actually Paid ($)
2024
RSUs	n/a	n/a	n/a	n/a
CIUs	n/a	n/a	n/a	n/a
Total	n/a	n/a	n/a	n/a
2023
RSUs	n/a	n/a	n/a	n/a
CIUs	n/a	n/a	n/a	n/a
Total	n/a	n/a	n/a	n/a
2022
RSUs	n/a	n/a	n/a	n/a
CIUs	n/a	n/a	n/a	n/a
Total	n/a	n/a	n/a	n/a
2021
RSUs	n/a	n/a	n/a	n/a
CIUs	n/a	n/a	n/a	n/a
Total	n/a	n/a	n/a	n/a
2020
RSUs	1,599,049	190,096	90,788	1,879,933
CIUs	685,589	205,573	(55,181)	835,981
Total	2,284,638	395,669	35,607	2,715,914

(5) The dollar amounts reported in column (d) are the average amounts of total compensation reported for the Non-PEO NEOs for each corresponding fiscal year in the “Total” column of the SCT. For 2024, the Non-PEO NEOs were Messrs. Brennan, Harnett, Eppers, and Lanza and Ms. Hall. For 2023, the Non-PEO NEOs were Messrs.

Harnett, Lanza, Senia, and Wilcox and Ms. Hall. For 2022, 2021, and 2020, the Non-PEO NEOs were Messrs. Lanza, Senia, and Wilcox, and Ms. Hall.

(6) The following table reconciles Average SCT Total for Non-PEO NEOs (d) to Average CAP to Non-PEO NEOs (e):

Average for Non-PEO NEOs:	Fiscal Year 2024	Fiscal Year 2023	Fiscal Year 2022	Fiscal Year 2021	Fiscal Year 2020
SCT Total ($) (A)	1,702,268	1,603,837	1,958,112	1,889,803	2,196,253
Deducted from SCT: Pension Value and Nonqualified Deferred Compensation Earnings ($) (B)	–	29,919	–	–	101,198
Added to CAP: Pension Value Attributable to Fiscal Years’ Service and Plan Amendments ($) (C)	–	–	–	–	–
Deducted from SCT: Grant Date Fair Value of Awards ($) (D)	706,829	615,769	665,944	580,838	637,958
Added to CAP: Fair Value of Awards Granted in Fiscal Year ($)(a) (E)	722,054	437,329	863,214	835,690	698,107
Added to CAP: Change in Fair Value of Prior Years’ Unvested Awards ($)(a) (F)	(59,313)	132,153	158,607	348,738	120,014
Added to CAP: Change in Fair Value of Prior Years’ Awards that Vested in Fiscal Year ($)(a) (G)	(9,305)	62,458	(31,070)	(3,263)	12,774
Deducted from CAP: Fair Value at End of Prior Fiscal Year on Awards Granted in Prior Fiscal Years Not Meeting Vesting Conditions ($)(a) (H)	–	597,631(b)	–	–	–
Total CAP (A - B + C - D + E + F + G - H)	1,648,875(d)	992,458(c)	2,282,919	2,490,130	2,287,992

(a) The table below shows information on performance-based RSUs and performance-based CIUs previously granted to the Non-PEO NEOs.

	Average for Non-PEO NEOs:
Fiscal Year	Fair Value of Equity Awards Granted in Fiscal Year at Fiscal Year End ($)	Change in Fair Value of Prior Years’ Awards Unvested ($)	Change in Fair Value of Prior Years’ Awards that Vested in Fiscal Year ($)	Fair Value at End of Prior Fiscal Year on Awards Granted in Prior Fiscal Years Not Meeting Vesting Conditions ($)	Equity Fair Value Included in Compensation Actually Paid ($)
2024
RSUs	573,649	(21,576)	(9,305)	–	542,768
CIUs	148,405	(37,737)	–	–	110,668
Total	722,054	(59,313)	(9,305)	–	653,436
2023
RSUs	277,099	90,533	62,458	(399,002)	31,088
CIUs	160,230	41,620	–	(198,629)	3,221
Total	437,329	132,153	62,458	(597,631)	34,309
2022
RSUs	583,518	108,458	(31,070)	–	660,907
CIUs	279,695	50,149	–	–	329,844
Total	863,214	158,607	(31,070)	–	990,751
2021
RSUs	559,612	188,746	(14,317)	–	734,040
CIUs	276,078	159,992	11,054	–	447,124
Total	835,690	348,738	(3,263)	–	1,181,165
2020
RSUs	485,891	55,881	32,425	–	574,197
CIUs	212,216	64,133	(19,651)	–	256,698
Total	698,107	120,014	12,774	–	830,894

(b) Average includes a ($2,988,157) adjustment related to Mr. Wilcox’s forfeited 2021 and 2022 RSU and CIU awards.

(c) Average includes no fair value adjustment related to Mr. Wilcox’s forfeited 2023 RSU and CIU awards and a ($2,988,157) adjustment for his forfeited 2021 and 2022 RSU and CIU awards.

(d) Average includes no 2024 CIU award granted to Mr. Brennan and no fair value adjustment of prior years’ unvested awards related to Mr. Brennan, as there were none.

(7) We used our peer group for purposes of Item 201(e) of Regulation S-K to calculate peer group total shareholder return. The peer group is a select group of peer companies comprised of Nasdaq-listed companies in SIC Code 6330-6339, Fire, Marine, and Casualty Insurance provided to us by Research Data Group, Inc. The peer group was comprised of the same companies for the 2020-2022 data presented. In 2023, Skyward Specialty Insurance Group, Inc. was added to the peer group and Trean Insurance Group, Inc. and Unico American Corporation were removed from the peer group, as they were both delisted from Nasdaq. In 2024, FG Financial Group Inc. was removed from the peer group, following its merger with FG Group Holdings and resulting formation of Fundamental Global Inc.

Narrative Discussion of Relationship between CAP and Performance Measures

We believe that the Pay Versus Performance Table reflects an alignment of CAP with Selective’s performance of key financial performance measures. The information in the below charts further demonstrates that generally there is correlation among the CAP amounts set forth in columns (c1), (c2), and (e) and Selective’s TSR, net income, and GAAP combined ratio. As noted above, the amount set forth in column (c2) includes Mr. Murphy’s compensation for service as Executive Chairman from February 1, 2020 through December 31, 2020, in connection with Selective’s PEO leadership transition.

In addition to reviewing this discussion and the Pay Versus Performance Table above, we encourage you to read the Compensation Discussion and Analysis section of this Proxy Statement, which explains our executive compensation philosophy and programs and compensation decisions relating to 2024 compensation for our NEOs.

CAP versus Selective TSR

In each of 2023, 2022, 2021, and 2020, Selective’s TSR was positive and markedly outperformed the Peer Group TSR. However, in 2024, Selective’s TSR was negative and trailed the Peer Group TSR. The relationship between CAP to PEO (c1) and Average CAP to Non-PEO NEOs to Selective’s TSR was largely correlated, as both CAP to PEO (c1) and Average CAP to Non-PEO NEOs increased from 2020 to 2021, as Selective’s TSR increased. However, from 2021 to 2022, CAP to PEO (c1) and Average CAP to Non-PEO NEOs decreased, while Selective’s TSR increased. From 2022 to 2023, CAP to PEO (c1) increased as TSR also increased, but Average CAP to Non-PEO NEOs decreased primarily due to Mr. Wilcox’s departure-related forfeiture in 2023 of outstanding long-term incentive compensation awards. From 2023 to 2024, CAP to PEO (c1) decreased as TSR also decreased. Average CAP to Non-PEO NEOs was higher in 2024 compared to 2023, primarily because the 2023 Average CAP to Non-PEO NEOs reflected Mr. Wilcox’s forfeiture of outstanding long-term incentive compensation awards referenced above.

CAP versus Selective Net Income

The relationship between CAP to PEO (c1) and Average CAP to Non-PEO NEOs to Selective’s net income was reasonably correlated for 2020 through 2024. CAP to PEO (c1) and Average CAP to Non-PEO NEOs increased as net income increased from 2020 to 2021. CAP to PEO (c1) and Average CAP to Non-PEO NEOs decreased as net income decreased from 2021 to 2022. From 2022 to 2023, CAP to PEO (c1) increased as net income increased, but Average CAP to Non-PEO NEOs decreased primarily due to Mr. Wilcox’s departure-related forfeiture in 2023 of outstanding long-term incentive compensation awards. From 2023 to 2024, CAP to PEO (c1) decreased as net income also decreased. Average CAP to Non-PEO NEOs was higher in 2024 compared to 2023, primarily because the 2023 Average CAP to Non-PEO NEOs reflected Mr. Wilcox’s forfeiture of outstanding long-term incentive compensation awards referenced above.

CAP versus Selective GAAP Combined Ratio

For each of 2023, 2022, 2021, and 2020 Selective generated strong GAAP combined ratio results. However, for 2024, the GAAP combined ratio was adversely impacted primarily by unfavorable prior year casualty reserve development. The relationship between CAP to PEO (c1) and Average CAP to Non-PEO NEOs to Selective’s GAAP combined ratio for 2020 through 2024 was reasonably correlated. CAP to PEO (c1) and Average CAP to Non-PEO NEOs increased as the GAAP combined ratio improved from 2020 to 2021. CAP to PEO (c1) and Average CAP to Non-PEO NEOs decreased for 2021 to 2022 as the GAAP combined ratio weakened. From 2022 to 2023, CAP to PEO (c1) increased modestly due to stock price appreciation as the GAAP combined ratio weakened marginally, while the Average CAP to Non-PEO NEOs decreased, in part due to Mr. Wilcox’s departure-related forfeiture in 2023 of outstanding long-term incentive compensation awards. From 2023 to 2024, CAP to PEO (c1) decreased as the combined ratio weakened. Average CAP to Non-PEO NEOs was higher in 2024 compared to 2023, primarily because the 2023 Average CAP to Non-PEO NEOs reflected Mr. Wilcox’s forfeiture of outstanding long-term incentive compensation awards referenced above.

Important Financial Performance Measures

The following unranked tabular list sets forth the most important performance measures used by Selective to link CAP for all NEOs to company performance for 2024:

GAAP Combined Ratio
Cumulative non-GAAP operating ROE* / cumulative statutory operating return on policyholders’ surplus
Cumulative policy count growth
Cumulative statutory net premiums written growth
Profitability improvement
Expense management and operational efficiency
Customer experience

* See the Compensation Discussion and Analysis section of this Proxy Statement for a discussion of non-GAAP operating ROE, which is a non-GAAP performance measure.

DIRECTOR COMPENSATION

We compensate non-employee directors for their Board service with a combination of cash and equity in amounts commensurate with their role and involvement, and consistent with peer company practices. In setting director compensation, we consider the significant amount of time and effort our directors expend fulfilling their duties, and the skill level required of members of our Board. We intend to compensate our non-employee directors competitively to attract and retain high-caliber directors and align their interests with those of our stockholders. Mr. Marchioni, our CEO, did not receive additional compensation for his service as a director in 2024.

The CHCC, which is comprised solely of independent directors, has the primary responsibility for reviewing and approving compensation for non-employee directors, including the following elements: retainer; meeting fees; committee member fees; committee chairperson fees; lead independent director fee; and equity compensation. In October 2023, the CHCC reviewed the form and amount of compensation paid to our non-employee directors for their Board service for 2024. The CHCC considered the results of an independent analysis completed by the Compensation Consultant, who reviewed non-employee director compensation trends and data from companies comprising the Proxy Peer Group that the CHCC uses in its review of executive compensation. After consulting with the Compensation Consultant, and in light of peer data, the CHCC determined not to make any changes to the Company’s non-employee director compensation program for 2024 compared to 2023, other than establishing an Annual Committee Chairperson Fee for the newly-created Risk Committee.

The following table summarizes the types and amounts of compensation paid to our non-employee directors in 2024:

Type of Compensation	Amount ($)
Annual Retainer Fee	100,000
Grant Date Fair Value of Annual Equity Award	110,000
Board Meeting Attendance	–
Annual Committee Member Retainer Fees*
First Committee	0
Second Committee	0
Third Committee	8,000
Annual Committee Chairperson Fees**
Audit Committee	35,000
CHCC	25,000
Corporate Governance and Nominating Committee	25,000
Finance and Investments Committee	35,000
Risk Committee	25,000
Lead Independent Director Fee	40,000
Expenses	Reasonable

* Directors do not receive annual committee member retainer fees for service on two standing committees. Any Director who serves on a third Board committee will be paid an annual retainer for that committee service. Non-standing committees and the Executive Committee have no annual committee member retainer fees or annual chairperson fees unless otherwise determined by the CHCC.

** A Director who receives an annual chairperson fee for a committee does not also receive an annual committee member retainer fee for such committee.

As the table above shows, in 2024, the non-employee directors received compensation in the forms of restricted stock units and cash for their director service. The CHCC annually reviews and approves the compensation for non-employee directors, including the Annual Retainer Fee. For 2024, non-employee directors had the election to receive up to 100% of their Annual Retainer Fee in shares of Selective common stock. Any remaining balance of the Annual Retainer Fee was paid in cash. Non-employee directors made this election before December 31, 2023. The Annual Retainer Fee was paid in one installment on the second business day following Selective’s 2024 Annual Meeting of Stockholders.

For 2024, the annual equity grant under Selective’s non-employee director compensation program was made entirely in restricted stock units granted under the Company’s 2024 Omnibus Stock Plan. Shares of Selective common stock paid to directors as a portion of their Annual Retainer Fee were issued under the Company’s 2024 Omnibus Stock Plan. Annual Committee Member Fees, Annual Committee Chairperson Fees, and the Lead Independent Director Fee were paid in cash as reflected in the table above.

The following table shows compensation earned by or paid to our non-employee directors during 2024 for 2024 service:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Ainar D. Aijala, Jr.	100,074	110,004	210,078
Lisa Rojas Bacus	100,000	110,004	210,004
Terrence W. Cavanaugh	100,074	110,004	210,078
Wole C. Coaxum	100,000	110,004	210,004
Robert Kelly Doherty	140,000	110,004	250,004
Thomas A. McCarthy	135,074	110,004	245,078
Stephen C. Mills	108,000	110,004	218,004
H. Elizabeth Mitchell	135,000	110,004	245,004
Cynthia S. Nicholson	125,000	110,004	235,004
Kate E. R. Sampson(3)	50,273	0	50,273
John S. Scheid	125,037	110,004	235,041
J. Brian Thebault(4)	33,333	0	33,333
Philip H. Urban(5)	125,005	110,004	235,009

(1) Information on the election by directors to receive shares of Selective common stock instead of cash for their 2024 annual retainer is included below under the heading “Annual Retainer Stock Election.”

(2) This column reflects the aggregate grant date fair value for the 2024 grants of restricted stock units to directors, based on a grant date fair value of $96.41 per share, calculated in accordance with ASC Topic 718. Information on unvested restricted stock units held by each director as of December 31, 2024, is set forth below under the heading “Unvested Restricted Stock Units.”

(3) Ms. Sampson was appointed to the Board effective July 1, 2024.

(4) Mr. Thebault did not stand for reelection at the 2024 Annual Meeting of Stockholders and, therefore, ceased to be a director on May 1, 2024.

(5) Mr. Urban is not standing for reelection at the Annual Meeting and, therefore, will no longer serve on the Board following the Annual Meeting.

Annual Retainer Stock Election

Directors elected to receive shares of Selective common stock for all, or a portion of, their 2024 Annual Retainer Fee as follows:

Name	Number of Shares	Payment Date Value of Stock ($)
Ainar D. Aijala, Jr.	1,038	100,074
Lisa Rojas Bacus	-	-
Terrence W. Cavanaugh	1,038	100,074
Wole C. Coaxum	-	-
Robert Kelly Doherty	-	-
Thomas A. McCarthy	1,038	100,074
Stephen C. Mills	-	-
H. Elizabeth Mitchell	-	-
Cynthia S. Nicholson	-	-
Kate E. R. Sampson	-	-
John S. Scheid	519	50,037
J. Brian Thebault	-	-
Philip H. Urban	695	67,005

Unvested Restricted Stock Units*

The aggregate number of unvested restricted stock units held by each director as of December 31, 2024, was as follows:

Name	Unvested Restricted Stock Units (#)
Ainar D. Aijala, Jr.	1,141
Lisa Rojas Bacus	1,141
Terrence W. Cavanaugh	1,141
Wole C. Coaxum	1,141
Robert Kelly Doherty	1,141
Thomas A. McCarthy	1,141
Stephen C. Mills	1,141
H. Elizabeth Mitchell	1,141
Cynthia S. Nicholson	1,141
Kate E. R. Sampson	-
John S. Scheid	1,141
J. Brian Thebault	-
Philip H. Urban	1,141

* No directors held any outstanding stock options as of December 31, 2024.

Director Stock Ownership and Retention Requirements

Selective believes that stock ownership by directors encourages the enhancement of stockholder value. Selective’s stock ownership guidelines, based on prevailing corporate governance practices, are detailed in the Corporate Governance Guidelines.

Each non-employee director must own five times the amount of their annual retainer within five years of their first election to the Board. The following count toward satisfying the guidelines: (i) shares of Selective common stock of which the director is deemed to be the “beneficial owner” (as such term is defined under Section 16 of the Exchange Act); (ii) awards of restricted stock and restricted stock units (including related dividend equivalent units) not yet vested; (iii) shares of Selective common stock held in benefit plan investments (i.e., 401(k) Plan); and (iv) deferred shares of Selective common stock held in accounts of directors. Unexercised stock options are not counted. All our directors have met, or are on track to meet, the required ownership guidelines.

INFORMATION ABOUT PROPOSAL 2

The Dodd-Frank Act requires our Board to provide Selective’s stockholders the opportunity to vote annually to approve, on an advisory (non-binding) basis, the compensation of our named executive officers disclosed according to the SEC’s compensation disclosure rules (also referred to as say-on-pay). Although the vote is non-binding, the Board and the CHCC value our stockholders’ opinions and will consider the outcome of this vote when making future compensation decisions for named executive officers. In 2024, our stockholders overwhelmingly supported our compensation decisions, with over 99% of votes cast voting in favor of our say-on-pay proposal.

We urge stockholders to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses our compensation philosophy, policies, and procedures. The following resolution is being submitted to stockholders for approval at the Annual Meeting pursuant to Section 14A of the Exchange Act:

“RESOLVED, that the stockholders of Selective Insurance Group, Inc. (“Selective”) approve, on an advisory basis, the 2024 compensation of Selective’s named executive officers as such compensation is disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K or any successor thereto.”

If a majority of stockholders vote against this proposal, neither the Board nor the CHCC will be required to take any specific action because this vote is non-binding and advisory. Nonetheless, consistent with our record of stockholder responsiveness, the CHCC will consider our stockholders’ concerns and take them into account in future determinations concerning our executive compensation programs. The Board recommends you indicate your support for the compensation of our named executive officers as outlined in the above resolution.

Unless the Board modifies its policy on the frequency of holding say-on-pay votes, the next say-on-pay advisory vote will be held at our 2026 Annual Meeting of Stockholders. The next vote on the proposal regarding the frequency of the say-on-pay advisory vote (also referred to as “say-on-frequency”) is expected to occur at the 2029 Annual Meeting of Stockholders.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ADVISORY RESOLUTION APPROVING THE 2024 COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

INFORMATION ABOUT PROPOSAL 3

Ratification of Appointment of
Independent Registered Public Accounting Firm

The Audit Committee has appointed KPMG LLP to act as Selective’s independent registered public accounting firm for the fiscal year ending December 31, 2025. The Audit Committee monitors the independence of the independent registered public accounting firm and compliance with auditor partner rotation requirements. On the Audit Committee’s recommendation, the Board has approved the appointment and has directed that the appointment be submitted to Selective’s stockholders for ratification at the Annual Meeting.

Stockholder ratification of the appointment of KPMG LLP as Selective’s independent registered public accounting firm is not required. The Board, however, is submitting the appointment to our stockholders for ratification as a good corporate governance practice. If our stockholders do not ratify the appointment, the Audit Committee and the Board will reconsider whether to retain KPMG LLP or another firm, but they are under no obligation to engage a different auditing firm. Even if our stockholders ratify the appointment, the Audit Committee and the Board may direct the appointment of a different auditing firm at any time during the 2025 fiscal year if the Audit Committee and the Board determine that such a change would be in the best interests of Selective and our stockholders.

A representative of KPMG LLP will attend virtually and participate in the Annual Meeting. The representative will have an opportunity to make a statement and be available to respond to appropriate questions.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2025.

FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP, Selective’s independent registered public accounting firm, provided services in the following categories and amounts in 2024 and 2023:

Category	2024	2023
Audit Fees(1)	$2,195,000	$1,859,436
Audit-Related Fees(2)	$0	$65,000
Tax Fees(3)	$0	$6,295
All Other Fees(4)	$115,000	$110,500
TOTAL	$2,310,000	$2,041,231

(1) Audit Fees for 2024 include fees associated with the issuance of Form S-8 and Form S-3 consents.

(2) Audit-Related Fees for 2023 include fees associated with agreed upon procedures performed related to a catastrophe bond transaction and work paper access by state insurance examiners.

(3) Tax Fees for 2023 were for tax consulting services.

(4) All Other Fees for 2024 and 2023 consisted of amounts associated with independent actuarial reviews and reserve opinions. The Audit Committee has a pre-approval policy that requires pre-approval of audit, audit-related, and permitted non-audit services on an annual basis and authorizes the Audit Committee to delegate, to one or more of its members, pre-approval authority for permitted services. The Audit Committee delegated the authority to pre-approve audit, audit-related, and permitted non-audit services by KPMG LLP to the Audit Committee Chairperson, who is required to report any pre-approvals to the Audit Committee for ratification at its next meeting. In 2024, the Audit Committee pre-approved 100% of audit, audit-related, and permitted non-audit services, and concluded that KPMG LLP’s provision of such services was compatible with the maintenance of KPMG LLP’s independence in the conduct of its auditing functions.

AUDIT COMMITTEE REPORT

The Audit Committee oversees Selective’s financial reporting processes on behalf of the Board. Management has the primary responsibility for overseeing the preparation of the financial statements and the overall reporting processes, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee has:

◾	Periodically met with and held discussions with management regarding the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in Selective’s financial statements.

◾	Reviewed and discussed the audited financial statements for the year ended December 31, 2024, included in the Annual Report on Form 10-K and any amendments thereto, with management, which represented to the Audit Committee that: (i) the financial statements were prepared in accordance with U.S. generally accepted accounting principles; and (ii) management had reviewed Selective’s disclosure controls and procedures and believes those controls are effective.

◾	Reviewed and discussed with KPMG LLP, Selective’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements in accordance with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Selective’s accounting principles and such other matters as are required to be discussed with the Audit Committee under the requirements of the Public Company Accounting Oversight Board, including the Statement on Auditing Standards No. 1301, “Communications with Audit Committees” as adopted by the Public Company Accounting Oversight Board, as may be modified or supplemented.

◾	Received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with KPMG LLP its independence from Selective and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in Selective’s Annual Report on Form 10-K and any amendments thereto for the year ended December 31, 2024.

Submitted by the Audit Committee of the Board,

H. Elizabeth Mitchell, Chairperson	John S. Scheid
Terrence W. Cavanaugh	Philip H. Urban*
Robert Kelly Doherty

* Mr. Urban is not standing for reelection at the Annual Meeting and therefore will no longer serve on the Board following the Annual Meeting.

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Selective filing under the Securities Act or the Exchange Act, except to the extent that Selective specifically incorporates the Audit Committee Report by reference therein.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Proposals for Inclusion in 2025 Proxy Statement

From time to time, stockholders may present proposals for inclusion in the proxy statement and consideration at an annual meeting. Under SEC rules, in order to be included in the proxy statement for the 2025 Annual Meeting of Stockholders, stockholder proposals submitted under Exchange Act Rule 14a-8 must be received no later than November 26, 2025 by Selective’s Corporate Secretary at 40 Wantage Avenue, Branchville, New Jersey 07890.

Other Proposals and Nominations

Section 3.4 of our By-Laws establishes requirements for stockholders who intend to: (i) present a proposal outside of Rule 14a-8 under the Exchange Act; or (ii) nominate a person for election as a director of the Company. Under our By-Laws, stockholders must deliver notice to the Corporate Secretary, in proper written form and in accordance with the requirements of the By-Laws, not less than 120 days nor more than 150 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, notice for the 2026 Annual Meeting of Stockholders must be received by the Corporate Secretary not earlier than December 1, 2025 or after December 31, 2025. In addition, stockholders who intend to solicit proxies in support of director nominees other than Selective’s nominees must comply with the additional requirements of Rule 14a-19(b).

HOUSEHOLDING

As permitted by the rules of the SEC, we have adopted the procedure of “householding” whereby we deliver a single set of proxy materials to one address shared by two or more of our stockholders. This procedure can result in significant cost savings. We have delivered only one set of proxy materials to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date. We will promptly deliver, upon written or oral request, a separate copy of the proxy materials to any shareholder at the shared address to which a single copy of these documents was delivered.

Individual copies of the proxy and 2024 Annual Report can by requested by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or by calling 1-866-540-7095. If you are a stockholder and are currently sharing an address with another of our stockholders and wish to receive a separate copy of the proxy materials, have your future proxy materials householded, or your materials are currently householded and you would prefer to receive separate materials in the future, please make a request to change your householding status, as indicated above.

* * * * * * * *

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. ACCORDINGLY, YOU ARE URGED TO PROMPTLY VOTE YOUR SHARES BY: (1) COMPLETING, DATING, AND SIGNING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENCLOSED ENVELOPE; (2) CALLING THE TOLL-FREE TELEPHONE NUMBER LISTED ON THE PROXY CARD; OR (3) ACCESSING THE INTERNET WEB SITE LISTED ON THE PROXY CARD.

By Order of the Board of Directors:

Robyn P. Turner

Corporate Secretary

March 26, 2025

Branchville, New Jersey

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Against Abstain THE BOARD IS SUBJECT TO ANNUAL ELECTION BY THE STOCKHOLDERS. THE BOARD RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE FOLLOWING 12 NOMINATED DIRECTORS FOR A TERM OF ONE YEAR: THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE 2024 COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS DISCLOSED IN THE PROXY STATEMENT. THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2025. 1. ELECTION OF DIRECTORS Nominees: 1a. AINAR D. AIJALA, JR. 1b. LISA ROJAS BACUS 1c. TERRENCE W. CAVANAUGH 1d. WOLE C. COAXUM 1e. ROBERT KELLY DOHERTY 1f. JOHN J. MARCHIONI 1g. THOMAS A. MCCARTHY 1h. STEPHEN C. MILLS 1i. H. ELIZABETH MITCHELL 1j. CYNTHIA S. NICHOLSON 1l. JOHN S. SCHEID 1k. KATE E. R. SAMPSON Please sign exactly as your name(s) appear(s) on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy. 2. APPROVAL, ON AN ADVISORY BASIS, OF THE 2024 COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS 3. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS. For Against Abstain For Against Abstain SELECTIVE INSURANCE GROUP, INC. V63243-P24493 ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! SELECTIVE INSURANCE GROUP, INC. ATTN: ROBYN P. TURNER 40 WANTAGE AVENUE BRANCHVILLE, NJ 07890 VOTE BY INTERNET Before The Annual Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 29, 2025 for shares held directly and by 11:59 p.m. Eastern Time on April 28, 2025 for shares held in a Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Annual Meeting - Go to www.virtualshareholdermeeting.com/SIGI2025 You may attend the Annual Meeting via the Internet and vote during the Annual Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 29, 2025 for shares held directly and by 11:59 p.m. Eastern Time on April 28, 2025 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

V63244-P24493 TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD. Selective Insurance Group, Inc. This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 30, 2025. The shares of stock you hold in your account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted "FOR" each of the director nominees listed in Item 1, "FOR" Item 2, and "FOR" Item 3. By signing the proxy, you revoke all prior proxies and appoint Kate E. R. Sampson and John S. Scheid, and each of them with full power of substitution and to act alone, to vote these shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and any adjournments, postponements, or continuations thereof. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. SELECTIVE INSURANCE GROUP, INC. ANNUAL MEETING OF STOCKHOLDERS Wednesday, April 30, 2025 8:30 AM Eastern Time Live via webcast at www.virtualshareholdermeeting.com/SIGI2025